Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of September 9, 2011

among

HYATT HOTELS CORPORATION,

as Borrower,

CERTAIN SUBSIDIARIES OF THE BORROWER FROM TIME TO TIME PARTY HERETO,

as Guarantors,

THE LENDERS PARTIES HERETO,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

BANK OF AMERICA, N.A.,

as Syndication Agent,

WELLS FARGO SECURITIES, LLC,

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Joint Book Runners,

WELLS FARGO SECURITIES, LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

J.P. MORGAN SECURITIES LLC

and

DEUTSCHE BANK SECURITIES INC.,

as Co-Lead Arrangers,

and

JPMORGAN CHASE BANK, N.A.,

DEUTSCHE BANK SECURITIES, INC.,

and

SUNTRUST BANK,

as Co-Documentation Agents

TABLE OF CONTENTS

SECTION 1 DEFINITIONS		2
1.1	Definitions.	2
1.2	Computation of Time Periods.	29
1.3	Accounting Terms.	29
1.4	Exchange Rates; Currency Equivalents.	29
1.5	Redenomination of Certain Foreign Currencies and Computation of Dollar Amounts.	30

SECTION 2 CREDIT FACILITY		30
2.1	Revolving Loans.	30
2.2	Competitive Loan Subfacility.	33
2.3	Swingline Loan Subfacility.	35
2.4	Letter of Credit Subfacility.	37
2.5	Additional Loans.	41
2.6	Default Rate.	42
2.7	Extension and Conversion.	42
2.8	Prepayments.	43
2.9	Termination and Reduction of Commitments	44
2.10	Fees.	44
2.11	Computation of Interest and Fees.	45
2.12	Pro Rata Treatment and Payments.	46
2.13	Non-Receipt of Funds by the Administrative Agent.	48
2.14	Inability to Determine Interest Rate.	49
2.15	Illegality.	50
2.16	Requirements of Law.	51
2.17	Indemnity.	52
2.18	Taxes.	53
2.19	Indemnification; Nature of Issuing Lender’s Duties.	55
2.20	Replacement of Lenders.	57
2.21	Defaulting Lenders.	57
2.22	Funds Transfer Disbursements.	61
2.23	Foreign Borrower.	62

SECTION 3 REPRESENTATIONS AND WARRANTIES		63
3.1	Existing Indebtedness.	63
3.2	Financial Statements.	64
3.3	No Material Adverse Change.	64
3.4	Organization; Existence.	64
3.5	Authorization; Power; Enforceable Obligations.	64
3.6	Consent; Government Authorizations.	65
3.7	No Material Litigation.	65
3.8	No Default.	65
3.9	Taxes.	65

- i -

3.10	ERISA.	65
3.11	Governmental Regulations, Etc.	66
3.12	Subsidiaries.	67
3.13	Use of Proceeds.	67
3.14	Contractual Obligations; Compliance with Laws; No Conflicts.	67
3.15	Accuracy and Completeness of Information.	68
3.16	Environmental Matters.	68
3.17	Solvency.	69
3.18	Title to Property; Leases.	69
3.19	Insurance.	69
3.20	Licenses and Permits.	70
3.21	Anti-Terrorism Laws; OFAC.	70
3.22	Labor Matters.	70

SECTION 4 CONDITIONS		70
4.1	Conditions to Closing.	70
4.2	Conditions to All Extensions of Credit.	73

SECTION 5 AFFIRMATIVE COVENANTS		73
5.1	Financial Statements.	74
5.2	Certificates; Other Information.	75
5.3	Notices.	75
5.4	Maintenance of Existence; Compliance with Laws; Contractual Obligations.	76
5.5	Maintenance of Property; Insurance.	77
5.6	Inspection of Property; Books and Records; Discussions.	77
5.7	Use of Proceeds.	78
5.8	Additional Guarantors.	78
5.9	Financial Covenants.	78
5.10	Electronic Delivery of Certain Information.	78
5.11	Public/Private Information.	79

SECTION 6 NEGATIVE COVENANTS		79
6.1	Liens.	80
6.2	Nature of Business.	80
6.3	Mergers and Sale of Assets	80
6.4	Transactions with Affiliates.	81
6.5	Fiscal Year; Organizational Documents.	81
6.6	Restricted Payments.	81

SECTION 7 EVENTS OF DEFAULT		82
7.1	Events of Default.	82
7.2	Acceleration; Remedies.	84

SECTION 8 AGENCY PROVISIONS		85
8.1	Appointment and Authorization.	85
8.2	Wells Fargo as Lender.	86
8.3	Approvals of Lenders.	86

- ii -

8.4	Notice of Events of Default.	86
8.5	Administrative Agent’s Reliance.	87
8.6	Indemnification of Administrative Agent.	88
8.7	Lender Credit Decision, Etc.	88
8.8	Successor Administrative Agent.	89
8.9	Titled Agents.	90
8.10	Patriot Act Notice.	90

SECTION 9 GUARANTY		91
9.1	The Guaranty.	91
9.2	Bankruptcy.	91
9.3	Nature of Liability.	92
9.4	Independent Obligation.	93
9.5	Authorization.	93
9.6	Reliance.	93
9.7	Waiver.	93
9.8	Limitation on Enforcement.	94
9.9	Confirmation of Payment.	95
9.10	Guaranty Matters.	95

SECTION 10 MISCELLANEOUS		95
10.1	Amendments and Waivers.	95
10.2	Notices.	98
10.3	No Waiver; Cumulative Remedies.	100
10.4	Survival of Representations and Warranties.	100
10.5	Payment of Expenses and Taxes.	101
10.6	Successors and Assigns.	102
10.7	Adjustments; Set-off.	106
10.8	Table of Contents and Section Headings.	107
10.9	Counterparts.	107
10.10	Effectiveness.	107
10.11	Severability.	107
10.12	Integration.	107
10.13	GOVERNING LAW.	108
10.14	Consent to Jurisdiction and Service of Process.	108
10.15	Confidentiality.	108
10.16	Acknowledgments.	109
10.17	Waivers of Jury Trial.	110
10.18	Judgment Currency.	110
10.19	Nonliability of Administrative Agent and Lenders.	110
10.20	NO NOVATION.	111

- iii -

SCHEDULES

Schedule 1.1	Form of Account Designation Letter
Schedule 1.1(a)	Mandatory Cost Formulae
Schedule 1.1(b)	Form of Transfer Authorizer Designation Form
Schedule 1.1(c)	Existing Letters of Credit
Schedule 2.1(a)	Lenders and Commitments
Schedule 2.1(b)(i)	Form of Notice of Borrowing
Schedule 2.1(e)	Form of Revolving Note
Schedule 2.2(b)-1	Form of Competitive Bid Request
Schedule 2.2(b)-2	Form of Notice of Receipt of Competitive Bid Request
Schedule 2.2(c)	Form of Competitive Bid
Schedule 2.2(e)	Form of Competitive Bid Accept/Reject Letter
Schedule 2.3(d)	Form of Swingline Note
Schedule 2.7	Form of Notice of Extension/Conversion
Schedule 2.18	2.18 Certificate
Schedule 3.1	Indebtedness
Schedule 3.12	Subsidiaries
Schedule 3.19	Insurance
Schedule 3.22	Labor Matters
Schedule 4.1(d)	Form of Secretary’s Certificate
Schedule 5.2(a)	Form of Officer’s Compliance Certificate
Schedule 5.8	Form of Joinder Agreement
Schedule 6.1	Liens
Schedule 10.2	Notices
Schedule 10.6	Form of Assignment and Assumption

- iv -

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of September 9, 2011 (the “Credit Agreement”), is by and among HYATT HOTELS CORPORATION, a Delaware corporation (the “Borrower”), those Material Domestic Subsidiaries of the Borrower identified as “Guarantors” on the signature pages hereto and such other Subsidiaries of the Borrower as may from time to time become a party hereto (the “Guarantors”), the lenders named herein and such other lenders as may become a party hereto (collectively, the “Lenders” and individually, a “Lender”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”), BANK OF AMERICA, N.A., as Syndication Agent for the Lenders (in such capacity, the “Syndication Agent”), WELLS FARGO SECURITIES, LLC and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Joint Book Runners, WELLS FARGO SECURITIES, LLC, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, J.P. MORGAN SECURITIES LLC and DEUTSCHE BANK SECURITIES INC., as Co-Lead Arrangers, and JPMORGAN CHASE BANK, N.A., DEUTSCHE BANK SECURITIES, INC. and SUNTRUST BANK, as Co-Documentation Agents.

W I T N E S S E T H

WHEREAS, certain of the Lenders and other financial institutions have made available to Borrower a $1,130,000,000 revolving credit facility on the terms and conditions contained in that certain Credit Agreement dated as of June 29, 2005 by and among the Borrower, the guarantors party thereto, the lenders party thereto, Wells Fargo Bank, National Association, successor in interest to Wachovia Bank, National Association, as administrative agent, The Royal Bank of Scotland, plc, as syndication agent and JPMorgan Chase Bank, N.A., Bank of America, N.A. and BNP Paribas, as co-documentation agents (as amended, restated, modified or supplemented through the date hereof, the “Existing Facility”); and

WHEREAS, the Borrower, the Administrative Agent, the Lenders and the other parties hereto desire to amend and restate the terms of the Existing Facility to make available to the Borrower a $1,500,000,000 revolving credit facility on the terms and conditions hereinafter set forth.

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Existing Facility is amended and restated as follows:

SECTION 1

DEFINITIONS

1.1	Definitions.

As used in this Credit Agreement, the following terms shall have the meanings specified below unless the context otherwise requires:

“Account Designation Letter” means the Notice of Account Designation Letter dated the Closing Date from the Borrower to the Administrative Agent in substantially the form attached hereto as Schedule 1.1 designating the Borrower’s account (which account shall be located within the United States or any state or commonwealth thereof or the District of Columbia).

“Additional Loans” has the meaning set forth in Section 2.5.

“Administrative Agent” has the meaning set forth in the first paragraph hereof, together with any successors or assigns.

“Administrative Agent’s Office” shall mean, with respect to any currency, the Administrative Agent’s address and, as appropriate, account (which account shall be located within the United States or any state or commonwealth thereof or the District of Columbia) as set forth on Schedule 10.2 with respect to such currency, or such other address or account (which account shall be located within the United States or any state or commonwealth thereof or the District of Columbia) with respect to such currency as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means the Administrative Questionnaire completed by each Lender and delivered to the Administrative Agent in a form supplied by the Administrative Agent to the Lenders from time to time.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. In no event shall the Administrative Agent or any Lender be deemed to be an Affiliate of the Borrower.

“Aggregate Revolving Committed Amount” means the aggregate Dollar Amount of Commitments in effect from time to time, being initially ONE BILLION FIVE HUNDRED MILLION DOLLARS ($1,500,000,000) (as such amount may be increased as provided in Section 2.5 or reduced as provided in Section 2.9 from time to time).

“Alternate Base Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the greatest of (a) the Federal Funds Rate in effect on such day plus  1/2 of 1%, (b) the Prime Rate in effect on such day and (c) the LIBOR Rate for one-month deposits in Dollars as of that day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%. If for any reason the

Administrative Agent shall have reasonably determined (which determination shall be conclusive absent manifest error) that it is unable after due inquiry to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (a) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the applicable LIBOR Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Rate or the applicable LIBOR Rate, respectively.

“Alternate Base Rate Loans” means Loans that bear interest at an interest rate based on the Alternate Base Rate.

“Anti-Terrorism Laws” has the meaning set forth in Section 3.21.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of an Alternate Base Rate Loan, such Lender’s Foreign Currency LIBOR Lending Office in the case of a LIBOR Rate Loan denominated in a Foreign Currency, and such Lender’s U.S. LIBOR Lending Office in the case of a LIBOR Rate Loan denominated in Dollars.

“Applicable Percentage” means, the rate per annum set forth below opposite the applicable level then in effect, based upon the Debt Rating as set forth below (such grid immediately below hereinafter referred to as the “Debt Ratings Grid”), it being understood that the Applicable Percentage based upon the Debt Ratings Grid for (a) Revolving Loans that are Alternate Base Rate Loans shall be the percentage set forth under the column “Alternate Base Rate Margin for Revolving Loans”, (b) Revolving Loans that are LIBOR Rate Loans shall be the percentage set forth under the column “LIBOR Rate Margin for Revolving Loans and Letter of Credit Fee”, (c) the Letter of Credit Fee shall be the percentage set forth under the column “LIBOR Rate Margin for Revolving Loans and Letter of Credit Fee” and (d) the Facility Fee shall be the percentage set forth under the column “Facility Fee”:

Debt Ratings Grid

Level	Debt Ratings S&P/Moody’s	LIBOR Rate Margin for Revolving Loans and Letter of Credit Fee	Alternate Base Rate Margin for Revolving Loans	Facility Fee
I	A/A2 or higher	0.675%	0.000%	0.125%
II	A-/A3	0.850%	0.000%	0.150%
III	BBB+/Baa1	1.075%	0.075%	0.175%
IV	BBB/Baa2	1.175%	0.175%	0.200%
V	BBB-/Baa3	1.375%	0.375%	0.225%
VI	Less than	1.725%	0.725%	0.275%

Level	Debt Ratings S&P/Moody’s	LIBOR Rate Margin for Revolving Loans and Letter of Credit Fee	Alternate Base Rate Margin for Revolving Loans	Facility Fee
BBB-/Baa3

As used in this Credit Agreement, “Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (individually, a “Debt Rating” and collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided in the event of a split-rating, (i) in which the rating differential is one level, the higher of the two Debt Ratings will apply and (ii) in which the rating differential is more than one level, the average of the two Debt Ratings (or the higher of any two intermediate Debt Ratings) shall apply.

Notwithstanding the immediately preceeding paragraphs, during any period that the Borrower’s Leverage Ratio (x) is less than 2.50 to 1.00 but greater than or equal to 2.00 to 1.00, if the Applicable Percentage would be determined by reference to Level V or VI of the Debt Ratings Grid, then the Applicable Percentage shall be determined by reference to Level IV of the Debt Ratings Grid, (y) is less than 2.00 to 1.00, if the Applicable Percentage would be determined by reference to Level IV, V or VI of the Debt Ratings Grid, then the Applicable Percentage shall be determined by reference to Level III of the Debt Ratings Grid, or (z) is greater than 4.50 to 1.00, the Applicable Percentage for Revolving Loans that are LIBOR Rate Loans or Alternate Base Rate Loans, and the Letter of Credit Fee, determined in accordance with this definition shall be increased by 0.25%. This paragraph shall be subject to Section 2.11(c).

Notwithstanding anything in this definition of “Applicable Percentage” to the contrary, if, as of any date of determination, the Borrower does not have a Debt Rating from either S&P or Moody’s then in effect, the Applicable Percentage shall be determined based on (i) Level VI of the Debt Ratings Grid. The Applicable Percentage shall be determined based upon the Debt Rating then in effect and shall remain at such level until the first day of the month immediately following the date of any publicly announced change in the Debt Rating. As of the Closing Date, and thereafter until changed as provided above, the Applicable Percentage is determined based on Level IV of the Debt Ratings Grid.

“Applicable Time” means, with respect to any borrowings and payments in Foreign Currencies, the local times in the place of settlement for such Foreign Currencies as may be determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender; provided, however, “Approved Fund” shall not include any competitor of the Borrower or any Subsidiary in the hospitality or lodging industry.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.6(b)(iii)), and accepted by the Administrative Agent, substantially in the form of Schedule 10.6 or any other form approved by the Administrative Agent.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Borrower” has the meaning set forth in the first paragraph hereof, together with any successors or assigns.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina, New York, New York or Chicago, Illinois are authorized or required by law to close; provided, however, that (a) when used in connection with a rate determination, borrowing or payment in respect of a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks in London, England are not open for dealings in deposits of Dollars or Foreign Currencies, as applicable, in the London interbank market and (b) for purposes of Extensions of Credit or Letters of Credit denominated in a Foreign Currency, the term “Business Day” shall also exclude any day on which banks are not open for foreign exchange dealings between banks in the exchange of the home country of such Foreign Currency.

“Capital Lease” means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person (excluding hypothetical shares of stock of the Borrower issued to employees as part of a “phantom stock” compensation plan).

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lenders or the Lenders, as collateral for LOC Obligations or obligations of Lenders to fund participations in respect of LOC Obligations, cash or deposit account balances or, if the Administrative Agent and the Issuing Lenders shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Lenders. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means (a) any Person or two or more Persons acting in concert (other than (A) any Pritzker Affiliate, (B) Madrone GHC, LLC or its Affiliates and (C) Affiliates of The Goldman Sachs Group, Inc.) shall have acquired “beneficial ownership,” directly or indirectly, of, or shall have acquired by contract or otherwise, Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 35% or more of the combined voting power of all Voting Stock of the Borrower, or (b) Continuing Directors shall cease for any reason to constitute a majority of the members of the board of directors of the Borrower then in office. As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Securities Act of 1934.

“Closing Date” means the date hereof.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the regulations promulgated thereunder. References to sections of the Code shall be construed also to refer to any successor sections.

“Commitment” means the Revolving Commitment, the LOC Commitment and the Swingline Commitment, individually or collectively, as appropriate.

“Commitment Percentage” means, for each Lender, a fraction (expressed as a decimal) the numerator of which is the Commitment of such Lender at such time and the denominator of which is the Aggregate Revolving Committed Amount at such time. The initial Commitment Percentages are set out on Schedule 2.1(a).

“Commitment Period” means the period from and including the Closing Date to but not including the earlier of (a) the Maturity Date, or (b) the date on which the Commitments terminate in accordance with the provisions of this Credit Agreement.

“Competitive Bid” means an offer by a Lender to make a Competitive Loan pursuant to the terms of Section 2.2.

“Competitive Bid Rate” means, as to any Competitive Bid made by a Lender in accordance with the provisions of Section 2.2, the fixed rate of interest offered by the Lender making the Competitive Bid.

“Competitive Bid Request” means a request by the Borrower for Competitive Bids in accordance with the provisions of Section 2.2(b).

“Competitive Loan” means a loan made by a Lender in its discretion pursuant to the provisions of Section 2.2.

“Competitive Loan Lenders” means, at any time, those Lenders which have Competitive Loans outstanding.

“Consolidated Adjusted Funded Debt” means, as of any date of determination, without duplication, (a) the aggregate principal amount of all Funded Debt of the Borrower and its Subsidiaries on a consolidated basis minus (b) the lesser of (i) $100,000,000 and (ii) the aggregate outstanding principal amount of all Guaranty Obligations of the Borrower or any of its Subsidiaries of Funded Debt of all other Persons.

“Consolidated Assets” means, at any time, the amount representing the assets of the Borrower and the Subsidiaries that would appear on a consolidated balance sheet of the Borrower and its Subsidiaries at such time prepared in accordance with GAAP.

“Consolidated EBITDA” means, for any period, (a) Consolidated Net Income for such period (excluding from the determination of Consolidated Net Income any income or losses attributable to unconsolidated joint ventures of the Borrower and its Subsidiaries) plus cash distributions received by the Borrower and its Subsidiaries from unconsolidated joint ventures after required debt service related thereto and excluding any proceeds from financings, refinancings or sales related thereto plus (b) the sum of the following to the extent deducted in calculating Consolidated Net Income: (i) Consolidated Interest Expense for such period, (ii) the provision for Federal, state, local, foreign income, value added and similar taxes payable by the Borrower and its Subsidiaries for such period, (iii) depreciation and amortization expense for such period, and (iv) other non-recurring non-cash charges for such period (including (A) losses on discontinued operations and (B) non-cash charges due to foreign currency losses) minus (c) non-cash income and gains due to foreign currency gains to the extent included in Consolidated Net Income; provided that “Consolidated EBITDA” for any period shall be adjusted on a pro forma basis (i) to include (or exclude) amounts attributable to operations acquired (or sold or otherwise discontinued) during such period as if such acquisition (or disposition) had occurred on the first day of such period and (ii) to include amounts (annualized on a simple arithmetic basis) attributable to projects which commenced operations during such period and were in operation for at least one full fiscal quarter during such period.

“Consolidated Interest Expense” means, for any period, all interest expense with respect to Funded Debt for such period of the Borrower and its Subsidiaries on a consolidated basis including the interest component under Capital Leases and capitalized interest.

“Consolidated Net Income” means, for any period, net income (excluding extraordinary items) after taxes of the Borrower and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP attributable to the Borrower.

“Consolidated Net Tangible Assets” means, at any time, the amount representing the assets of the Borrower and the Subsidiaries that would appear on a consolidated balance sheet of the Borrower and its Subsidiaries at such time prepared in accordance with GAAP, less (a) all current liabilities and non-controlling interests and (b) goodwill and other intangibles.

“Continuing Directors” means, during any period of up to 24 consecutive months, individuals who at the beginning of such 24 month period were directors of the Borrower (together with any new director whose election by the Borrower’s board of directors or whose nomination for election by the Borrower’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Documents” means a collective reference to this Credit Agreement, the Notes, the LOC Documents, any Joinder Agreement and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto (excluding, however, any Hedging Agreement and the Fee Letter).

“Credit Party” means any of the Borrower or the Guarantors.

“Credit Party Obligations” means, without duplication, (a) all of the obligations of the Credit Parties to the Lenders (including the Issuing Lender) and the Administrative Agent, whenever arising, under this Credit Agreement or any of the other Credit Documents or the Fee Letter (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code) and (b) all liabilities and obligations, whenever arising, owing from any Credit Party or any of its Subsidiaries to any Hedging Agreement Provider arising under any Hedging Agreement permitted hereunder.

“Debt Rating” has the meaning set forth in the definition of “Applicable Percentage.”

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar applicable laws relating to the relief of debtors in the United States of America or other applicable jurisdictions from time to time in effect.

“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.21(f), any Lender that (a) has failed to (i) fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable and good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, an Issuing Lender, the Swingline

Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within 2 Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, an Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s reasonable and good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 3 Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(f)) upon delivery of written notice of such determination to the Borrower, the Issuing Lenders, the Swingline Lender and each Lender.

“Discretionary Issuing Lender” has the meaning set forth in Section 2.4(j).

“Dollar Amount” shall mean, at any time, (a) with respect to Dollars or an amount denominated in Dollars, such amount and (b) with respect to an amount of any Foreign Currency or an amount denominated in such Foreign Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Foreign Currency.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“Domestic Issuing Lender” has the meaning set forth in Section 2.4(j).

“Domestic Lending Office” shall mean, initially, the office of each Lender designated as such Lender’s Domestic Lending Office as set forth in the Administrative Questionnaire delivered by each Lender to the Administrative Agent; and thereafter, such other office of such

Lender as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office of such Lender at which Alternate Base Rate Loans of such Lender are to be made.

“Domestic Letters of Credit” means any Letters of Credit issued by a Domestic Issuing Lender to a beneficiary located in the United States, any state or commonwealth thereof, any possession or territory thereof or the District of Columbia.

“Domestic Subsidiary” means any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of an assignment of a Revolving Commitment, each Issuing Lender and the Swingline Lender, and (iii) unless a Default or Event of Default shall exist, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, (x) “Eligible Assignee” shall not include the Borrower, any of the Borrower’s Affiliates (other than an Affiliate of The Goldman Sachs Group, Inc. that is a Lender as of the Closing Date) or Subsidiaries, any competitor of the Borrower or any Subsidiary in the hospitality or lodging industry, or any Defaulting Lender and (y) in the case of clause (iii) above, the Borrower shall be deemed to have approved of such Person unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof.

“EMU” shall mean Economic and Monetary Union as contemplated in the Treaty on European Union.

“EMU Legislation” shall mean legislative measures of the European Council (including without limitation European Council regulations) for the introduction of, changeover to or operation of a single or unified European currency (whether known as the Euro or otherwise), being in part the implementation of the third stage of EMU.

“Environmental Laws” means any and all applicable foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements or any Governmental Authority or other Requirement of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time be in effect during the term of this Credit Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means an entity which is under common control with any Credit Party within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes any Credit Party and which is treated as a single employer under Sections 414(b) or (c) of the Code.

“Euro” shall mean the single currency of Participating Member States of the European Union to the extent adopted by its member nations.

“Euro Unit” shall mean the currency unit of the Euro.

“Eurodollar Reserve Percentage” means for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of Eurocurrency liabilities, as defined in Regulation D of such Board as in effect from time to time, or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” means such term as defined in Section 7.1.

“Excluded Subsidiaries” means a collective reference to (i) the Specified Entities, (ii) each of Hyatt International, AIC Holding Co., Hyatt International (Milan) Co., Hyatt International (Osaka) Corporation, Hyatt LACSA Services, Inc., Hyatt International Holdings Co., RUBA Beachfront Resorts Limited Parthership, HTS-CHC (Sedona), LLC and any other Material Domestic Subsidiary whether newly formed, after acquired or otherwise existing, in each case to the extent and for so long as the Borrower determines in good faith that it is reasonably likely to suffer adverse tax consequences by reason of each of such entities’ guaranty of the Credit Party Obligations hereunder and (iii) any other Subsidiary (other than any Wholly-Owned Subsidiary) of the Borrower that is prohibited by operation of law, contract or its organizational documents from guaranteeing the Credit Party Obligations.

“Existing Facility” has the meaning given that term in the first “WHEREAS” clause of this Agreement.

“Existing Letters of Credit” means the letters of credit issued and outstanding under the Existing Facility and set forth on Schedule 1.1(c).

“Extension of Credit” means, as to any Lender, without duplication, the making of a Loan by such Lender or the issuance of, or participation in, a Letter of Credit by such Lender or the issuance of, or participation in, a Swingline Loan by such Lender.

“Facility Fee” has the meaning set forth in Section 2.10(a).

“Federal Funds Rate” means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System of the United States arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day and (b) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as reasonably determined by the Administrative Agent.

“Fee Letter” means that certain letter agreement, dated as of July 28, 2011, among Wells Fargo, Wells Fargo Securities, LLC and the Borrower, as amended, modified, supplemented or replaced from time to time.

“Fees” means all fees payable pursuant to Section 2.10.

“Foreign Currency” means (a) Euros, (b) Japanese Yen and (c) Pounds Sterling.

“Foreign Currency Equivalent” shall mean, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Foreign Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Foreign Currency with Dollars.

“Foreign Currency LIBOR Lending Office” shall mean, initially, the offices of each applicable lender designated as such Lender’s Foreign Currency LIBOR Lending Office as set forth in the Administrative Questionnaire delivered by each Lender to the Administrative Agent; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office of such Lender at which the LIBOR Rate Loans of such Lender denominated in Foreign Currencies are to be made.

“Foreign Currency Loan” shall mean any Loan denominated in a Foreign Currency.

“Foreign Currency Sublimit” means TWO HUNDRED FIFTY MILLION DOLLARS ($250,000,000).

“Foreign Lender” has the meaning set forth in Section 2.18(b).

“Foreign Letters of Credit” means any Letter of Credit that is not a Domestic Letter of Credit.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to an Issuing Lender, such Defaulting Lender’s Commitment Percentage of the outstanding LOC Obligations other than LOC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Commitment Percentage of outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than accounts payable and other trade debt incurred in the ordinary course of business and not overdue by more than 60 days or subject to a bona fide dispute) which would appear as liabilities on a balance sheet of such Person, (e) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (f) the principal portion of all obligations of such Person under Capital Leases, (g) the maximum amount of all standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (h) all preferred Capital Stock issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration prior to the date that is six months after the Maturity Date, (i) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product and (j) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for payment of such Indebtedness. For purposes of the calculation of Funded Debt of the Borrower and its Subsidiaries on a consolidated basis, “Funded Debt” shall not include Funded Debt owing among the Borrower and its Subsidiaries to the extent such Funded Debt amounts to zero on a consolidated basis as a result of the consolidation of the financial statements of the Borrower and its Subsidiaries.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3 hereof.

“Government Acts” has the meaning set forth in Section 2.19(a).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Guarantors” means (a) any of the Subsidiaries identified as a “Guarantor” on the signature pages hereto and (b) any Person which executes a Joinder Agreement, together with their successors and permitted assigns. In no event shall any Excluded Subsidiary be a “Guarantor” hereunder.

“Guaranty” means the guaranty of the Guarantors set forth in Section 9.

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or by its terms intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss (excluding ordinary course indemnification obligations) in respect thereof.

“Hedging Agreement Provider” means any Person that enters into a Hedging Agreement with a Credit Party or any of its Subsidiaries that is permitted hereunder to the extent such Person is a (a) Lender, (b) an Affiliate of a Lender or (c) any other Person that was a Lender (or an Affiliate of a Lender) at the time it entered into the Hedging Agreement but has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) under the Credit Agreement.

“Hedging Agreements” means, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements.

“Hyatt International” means Hyatt International Corporation, a Delaware corporation and an indirect wholly-owned subsidiary of the Borrower.

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than accounts payable and other trade debt incurred in the ordinary course of business and not overdue by more than 60 days or subject to a bonafide dispute) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (h) the principal portion of all obligations of such Person under Capital Leases, (i) all net obligations of such Person under Hedging Agreements, (j) the maximum amount of all standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) all preferred Capital Stock issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration prior to the date that is six months after the Maturity Date, (l) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, and (m) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for payment of such Indebtedness.

“Insolvency” means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

“Interest Payment Date” means (a) as to any Alternate Base Rate Loan, the last day of each March, June, September and December and on the Maturity Date, (b) as to any Swingline Loan, the Swingline Maturity Date, the last day of each March, June, September and December and on the Maturity Date, (c) as to any LIBOR Rate Loan or Competitive Loan having an Interest Period of three months or less, the last day of such Interest Period, and (d) as to any LIBOR Rate Loan or Competitive Loan having an Interest Period longer than three months, each day which is three months after the first day of such Interest Period and the last day of such Interest Period.

“Interest Period” means, (a) as to any LIBOR Rate Loan, a period of one, two, three or six months’ duration, as the Borrower may elect, commencing in each case, on the date of the borrowing (including conversions, extensions and renewals); provided, however, (i) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that in the case of LIBOR Rate Loans where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (ii) no Interest Period commencing prior to the Maturity Date shall extend beyond the Maturity Date, and (iii) in the case of LIBOR Rate Loans, where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last Business Day of such calendar month and (b) with respect to any Competitive Loan, a period of not less than seven (7) nor more than 180 days’ duration, as the Borrower may request and a Lender may agree in accordance with the provisions of Section 2.2; provided, however, (i) if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day, (ii) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month, (iii) if the Borrower shall fail to give notice as provided above, the Borrower shall be deemed to have selected a LIBOR Rate Loan of one month’s duration to replace the affected LIBOR Rate Loan unless a Default or an Event of Default then exists and is continuing, in which case the Borrower shall be deemed to have requested an Alternate Base Rate Loan to replace the affected LIBOR Rate Loan, (iv) any Interest Period in respect of any Loan that would otherwise extend beyond the Maturity Date shall end on the Maturity Date, (v) no more than ten (10) LIBOR Rate Loans may be in effect at any time (excluding any LIBOR Rate Loans that are Competitive Loans) and (vi) no more than ten (10) LIBOR Rate Loans that are Competitive Loans may be in effect at any time. For purposes hereof, LIBOR Rate Loans with different Interest Periods shall be considered as separate LIBOR Rate Loans, even if they shall begin on the same date and have the same duration, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new LIBOR Rate Loan with a single Interest Period.

“Issuing Lender” means (a) with respect to Domestic Letters of Credit, any Domestic Issuing Lender and (b) with respect to Foreign Letters of Credit, any Discretionary Issuing Lender.

“Issuing Lender Fees” has the meaning set forth in Section 2.10(c).

“Japanese Yen” or “JPY” shall mean Japanese yen, the lawful currency of Japan.

“Joinder Agreement” means a Joinder Agreement in substantially the form of Schedule 5.8, executed and delivered by each Person required to become a Guarantor in accordance with the provisions of Section 5.8.

“Lead Arrangers” means each of Wells Fargo Securities, LLC, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Deutsche Bank Securities Inc.

“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto, each Person that becomes a “Lender” in connection with an increase of the Aggregate Revolving Committed Amount pursuant to Section 2.5, and their respective successors and assigns.

“Letter of Credit Fee” has the meaning set forth in Section 2.10(b).

“Letters of Credit” means any letter of credit issued hereunder by an Issuing Lender pursuant to the terms hereof, as such Letters of Credit may be amended, restated, modified, extended, renewed or replaced from time to time.

“Leverage Ratio” means, as of any date of determination, with respect to the Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) Consolidated Adjusted Funded Debt as of the last day of the twelve month period ending on the last day of any fiscal quarter to (b) Consolidated EBITDA for the last day of the twelve month period ending on the last day of any fiscal quarter.

“LIBOR” means, for any LIBOR Rate Loan for any Interest Period therefor, either (a) the rate of interest per annum determined by the Administrative Agent (rounded upward to the nearest 1/100 of 1%) appearing on, in the case of Dollars, the Reuters Screen LIBOR01 Page (or any successor page) and, in the case of a Foreign Currency, the British Bankers Association Interest Settlement Rates for deposits in such Foreign Currency (or, in each case, (i) such other page or service as may replace such page on such system or service for the purpose of displaying such rates and (ii) if more than one rate appears on such screen, the arithmetic mean for all such rates rounded upward to the nearest 1/100 of 1%) as the London interbank offered rate for deposits in the applicable currency at approximately 11:00 A.M. (London time), on the second full Business Day preceding the first day of such Interest Period, and in an amount approximately equal to the amount of the LIBOR Rate Loan and for a period approximately equal to such Interest Period or (b) if such rate is for any reason not available, the rate per annum equal to the rate at which the Administrative Agent or its designee is offered deposits in such currency at or about 11:00 A.M. (London time), two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its LIBOR Rate Loans are then being conducted for settlement in immediately available funds, for delivery on the first day of such Interest Period for the number of days comprised therein, and in an amount comparable to the amount of the LIBOR Rate Loan to be outstanding during such Interest Period.

“LIBOR Rate” means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00 - Eurodollar Reserve Percentage

“LIBOR Rate Loan” means any Loan bearing interest at a rate determined by reference to the LIBOR Rate.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

“Loan” or “Loans” means a Revolving Loan, a Swingline Loan and/or Competitive Loans, as appropriate.

“LOC Commitment” means the commitment of an Issuing Lender to issue Letters of Credit and with respect to each Lender, the commitment of such Lender to purchase participation interests in the Letters of Credit up to such Lender’s LOC Committed Amount as specified in Schedule 2.1(a), as such amount may be reduced from time to time in accordance with the provisions hereof.

“LOC Commitment Percentage” means, for each Lender, the percentage identified as its LOC Commitment Percentage on Schedule 2.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 10.6(c).

“LOC Committed Amount” means, collectively, the aggregate amount of all of the LOC Commitments of the Lenders to issue and participate in Letters of Credit as referenced in Section 2.4 and, individually, the amount of each Lender’s LOC Commitment as specified in Schedule 2.1(a).

“LOC Documents” means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or (b) any collateral security for such obligations, in each case relating to such Letter of Credit.

“LOC Obligations” means, at any time, the sum of (a) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (b) without duplication the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender but not theretofore reimbursed.

“Mandatory Borrowing” with respect to (a) Swingline Loans, has the meaning set forth in Section 2.3(b)(ii) and (b) with respect to Letters of Credit, has the meaning set forth in Section 2.4(e).

“Mandatory Cost” means the percentage rate per annum calculated by the Administrative Agent in accordance with Schedule 1.1(a).

“Material” means material in relation to the business, operations, financial condition or properties of the Borrower and its Subsidiaries taken as a whole.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or financial condition of the Borrower or the Borrower and its Subsidiaries taken as a whole; (b) an impairment of the ability of (i) the Borrower to perform its material obligations under any Credit Document or the Fee Letter, in each case to which it is a party or (ii) of the Borrower and the Credit Parties taken as a whole to perform their material obligations under any Credit Document or the Fee Letter, in each case to which they are a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against (i) the Borrower of any Credit Document or the Fee Letter, in each case to which it is a party or (ii) of the Borrower and the Credit Parties taken as a whole of any Credit Document or the Fee Letter, in each case to which they are a party; other than any change, effect or circumstance to the extent resulting from (I) changes in general economic, financial market or geopolitical conditions, (II) any outbreak or escalation of hostilities or war or any act of terrorism, or (III) any failure by the Borrower and its Subsidiaries to meet any published analyst estimates or expectations of their revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Borrower and its Subsidiaries to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); provided that, in the case of the immediately preceding clauses (I) and (II), such changes, effects or circumstances do not affect the Borrower or its Subsidiaries disproportionately relative to other companies operating in the same industry.

“Material Domestic Subsidiary” means any Domestic Subsidiary that is also a Material Subsidiary.

“Material Subsidiary” means, as of any date of determination, any Subsidiary of the Borrower that accounts for at least two percent (2%) of Consolidated EBITDA of the Borrower and its Subsidiaries on a consolidated basis for the four fiscal quarter period ending on the last day of the fiscal year for which financial statements have been prepared immediately preceding the date as of which any such determination is made. Notwithstanding the foregoing, Hyatt International shall be deemed to be a Material Subsidiary at all times.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials, or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date” means, as to each Lender, September 9, 2016.

“Moody’s” means Moody’s Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“National Currency Unit” shall mean a fraction or multiple of one Euro Unit expressed in units of the former national currency of a Participating Member State.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Recourse Debt” means any Funded Debt of the Borrower or any of its Subsidiaries if, and so long as, such Funded Debt meets the requirements of clause (a) or (b) below:

(a) Such Funded Debt is secured solely by Purchase Money Liens and: (i) the instruments governing such Funded Debt limit the recourse (whether direct or indirect) of the holders thereof against the Borrower and its Subsidiaries for the payment of such Indebtedness to the property securing such Indebtedness (with customary exceptions, including, without limitation, recourse for fraud, waste, misapplication of insurance or condemnation proceeds, and environmental liabilities); provided that any partial Guaranty Obligation by, or any other limited recourse for payment of such Funded Debt against, the Borrower or its Subsidiaries which is not expressly excluded from the definition of “Guaranty Obligations” shall not prevent the non-guaranteed and non-recourse portion of such Funded Debt from constituting Non-Recourse Debt; and (ii) if such Funded Debt is incurred after the date hereof by the Borrower or a Domestic Subsidiary of the Borrower, either (x) (1) the holders of such Funded Debt shall have irrevocably agreed that in the event of bankruptcy, insolvency or other similar proceeding with respect to the obligor of such Funded Debt, such holders will elect (pursuant to Section 1111(b) of the Federal Bankruptcy Code or otherwise) to be treated as fully secured by, and as having no recourse against such obligor or any property of such obligor other than, the property securing such Funded Debt, and (2) if, notwithstanding any election pursuant to clause (1) above, such holders shall have or shall obtain recourse against such obligor or any property of such obligor other than the property securing such Funded Debt, such recourse shall be subordinated to the payment in full in cash of the obligations owing to the Administrative Agent and the Lenders under this Agreement; or (y) the property securing such Funded Debt is not material to the business, financial condition, operations or properties of the Borrower and its Subsidiaries, take as a whole, as determined by the Borrower in its reasonable discretion at the time such Funded Debt is incurred; or

(b) (i) The sole obligor of such Funded Debt (such obligor a “Specified Entity”) is a corporation or other entity formed solely for the purpose of owning (or owning and operating) property which is (or may be) subject to one or more Purchase Money Liens, (ii) such Specified Entity owns no other material property and (iii) the sole collateral security provided by the Borrower and its Subsidiaries with respect to such Funded Debt (if any) consists of property owned by such Specific Entity and/or the capital stock of (or equivalent ownership interest in) such Specific Entity (provided that any partial Guaranty Obligation by, or any other limited recourse for payment of such Funded Debt against, the Borrower or its Subsidiaries which is not expressly excluded from the definition of “Guaranty Obligations” shall, to the extent thereof, constitute a Guaranty Obligation but shall not prevent the non-guaranteed and non-recourse portion of such Funded Debt from constituting Non-Recourse Debt).

“Note” or “Notes” means the promissory notes of the Borrower in favor of each of the Lenders that request such notes (a) evidencing the Revolving Loans and Competitive Loans in substantially the form attached as Schedule 2.1(e) or (b) evidencing the Swingline Loans in substantially the form attached as Schedule 2.3(d), with the foregoing individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Notice of Borrowing” means a written notice of borrowing in substantially the form of Schedule 2.1(b)(i), as required by Section 2.1(b)(i).

“Notice of Extension/Conversion” means the written notice of extension or conversion in substantially the form of Schedule 2.7, as required by Section 2.7.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Compliance Certificate” shall mean a certificate substantially in the form of Schedule 5.2(a) attached hereto.

“Participant” has the meaning set forth in Section 10.6(d).

“Participating Member State” means each country so described in any EMU Legislation.

“Participation Interest” means the purchase by a Lender of a participation interest in Swingline Loans as provided in Section 2.3(b)(ii) or in Letters of Credit as provided in Section 2.4(c).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Permitted Liens” means:

(a) Liens created by or otherwise existing, under or in connection with this Credit Agreement or the other Credit Documents in favor of the Lenders;

(b) Purchase Money Liens;

(c) Liens and other purchase money liens securing purchase money indebtedness arising in connection with Capital Leases;

(d) Liens on real property assets of the Borrower and its Subsidiaries (including without limitation, the furniture, fixtures and equipment related thereto) securing Non-Recourse Debt of the Borrower and its Subsidiaries;

(e) Liens for taxes, assessments, charges or other governmental levies not yet due or as to which the period of grace, if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings diligently pursued, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP (or, in the case of Subsidiaries with significant operations outside of the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation);

(f) statutory Liens of landlords and carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate proceedings diligently pursued, provided that (i) the Property subject to such Lien is not yet subject to foreclosure, sale or loss on account thereof or any proceedings commenced for the enforcement of such Liens and encumbrances shall have been duly suspended and (ii) adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP (or, in the case of Subsidiaries with significant operations outside of the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation);

(g) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(h) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, government contracts, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(i) Liens in connection with attachments or judgments (including judgment or appeal bonds) provided that the judgments secured shall, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within 30 days after the expiration of any such stay;

(j) easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered Property for its intended purposes;

(k) leases, subleases, licenses or sublicenses granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries;

(l) any interest of title of a lessor or licensor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases or licenses permitted by this Agreement;

(m) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(n) inchoate Liens arising under ERISA to secure current service pension liabilities as they are incurred under the provisions of any Plan;

(o) Liens assumed in connection with an acquisition of all or substantially all of the assets or Voting Stock of another Person permitted hereunder, so long as such Liens cover only the assets acquired pursuant to such acquisition and were not created in contemplation thereof;

(p) [Intentionally Deleted];

(q) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(r) Liens arising in connection with consignments or similar arrangements for the sale of goods in the ordinary course of business;

(s) Liens on assets of Persons which become Subsidiaries after the date of this Agreement; provided, however, that such Liens existed at the time such Persons became Subsidiaries and were not created in anticipation thereof and such Liens do not extend to any other property of the Borrower or its Subsidiaries (except proceeds of such Property and, in the case of Liens on real estate or equipments, items which become fixtures on such real estate or are accessions to such equipment);

(t) Liens on the assets of Subsidiaries (other than any Wholly-Owned Subsidiary) to the extent the Indebtedness secured thereby is Non-Recourse Debt.

(u) Liens existing on the Closing Date and set forth on Schedule 6.1; provided that no such Lien shall at any time be extended to cover property or assets other than the Property or assets subject thereto on the Closing Date; provided, however, that Liens on new Property which are in replacement of Liens on previously owned Property to the extent such new Property is acquired through like-kind exchanges or similar substitutions shall be permitted hereunder;

(v) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses; provided that such extension, renewal or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property); and

(w) other Liens in addition to those permitted by the foregoing clauses securing Indebtedness in an aggregate amount not to exceed 10% of Consolidated Net Tangible Assets determined at such time.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any Governmental Authority.

“Plan” means, at any particular time, any employee benefit plan which is covered by Title IV of ERISA and in respect of which the Borrower or an ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Portfolio Acquisition” means an acquisition of a portfolio of real properties (whether by purchase of such properties, purchase of entities owning such properties, purchase of operating companies or some combination thereof) with a minimum gross purchase price of $1,000,000,000.

“Pounds Sterling” and “£” means, at any time of determination, the then official currency of the United Kingdom of Great Britain and Northern Ireland.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Lender then acting as Administrative Agent as its prime commercial lending rate in effect at its principal office, with each change in Prime Rate being effective on the date such change is publicly announced as effective (it being understood and agreed that the Prime Rate is a reference rate used by the Lender then acting as Administrative Agent in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged on any extension of credit by the Lender then acting as Administrative Agent to any debtor).

“Pritzker Affiliate” shall mean (i) all lineal descendants of Nicholas J. Pritzker, deceased, and all spouses and adopted children of such descendants; (ii) all trusts for the benefit of any person described in clause (i) and trustees of such trusts; (iii) all legal representatives of any person or trust described in clauses (i) or (ii); and (iv) all partnerships, corporations, limited liability companies or other entities controlling, controlled by or under common control with any person, trust or other entity described in clauses (i), (ii) or (iii). “Control” for these purposes shall mean the ability to influence, direct or otherwise significantly affect the major policies, activities or action of any person or entity.

“Pro Forma Basis” means, with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the twelve-month period ending as of the most recent quarter end preceding the date of such transaction.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Property and Equipment” means the book value of all property and equipment of the Borrower and its Subsidiaries, without giving effect to depreciation and amortization, determined on a consolidated basis in accordance with GAAP, and as set forth in the most recent financial statements of the Borrower available to the Lenders, giving pro forma effect to acquisitions and dispositions of property and equipment effected since the date of such financial statements.

“Purchase Money Liens” means any Lien on property, real or personal, acquired or constructed by the Borrower or any Subsidiary of the Borrower: (a) to secure the purchase price of the property; (b) that was existing on such property at the time of acquisition thereof by the Borrower or such Subsidiary and assumed in connection with such acquisition; (c) to secure Indebtedness otherwise incurred to finance the acquisition or construction of such property or incurred within 90 days following the acquisition or completion of such construction provided the principal amount of Indebtedness secured by each such Lien shall at no time exceed 100% of the original purchase price of such related property or assets at the time acquired; or (d) to secure any Indebtedness incurred in connection with any extension, refunding or refinancing of Indebtedness (whether or not secured and including Indebtedness under the Credit Documents) incurred, maintained or assumed in connection with, or otherwise related to, the acquisition or construction of such property; provided in each case that (1) such Liens do not extend to, cover or otherwise encumber any property other than the property acquired or constructed by the

Borrower and its Subsidiaries (and any improvements made to such property acquired or constructed) and (2) such Liens do not cover current assets of the Borrower or any of its Subsidiaries other than current assets that relate solely to other property subject to such Lien.

“Recovery Event” means the receipt by the Borrower or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets.

“Register” has the meaning set forth in Section 10.6(c).

“Regulation T, U, or X” means Regulation T, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, members, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reorganization” means, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.

“Replaced Lender” has the meaning set forth in Section 2.20.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived.

“Required Lenders” means, at any time, Lenders having more than fifty percent (50%) of the Commitments, or if the Commitments have been terminated, Lenders having more than fifty percent (50%) of (a) the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of Loans outstanding; provided that the Commitments of, and outstanding principal Dollar Amount (determined as of the most recent Revaluation Date) of Loans owing to, a Defaulting Lender shall be excluded for purposes hereof in making a determination of Required Lenders and (b) the outstanding Participation Interests (including the Participation Interests of an Issuing Lender in any Letters of Credit and of the Swingline Lender in any Swingline Loans).

“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property is subject.

“Responsible Officer” means as to the Borrower, any of the chief executive officer, the chief financial officer, the president, the treasurer, the assistant treasurer, the controller or any senior or executive vice president of the Borrower.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of the Borrower or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of the Borrower or any of its Subsidiaries, now or hereafter outstanding and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of the Borrower or any of its Subsidiaries, now or hereafter outstanding.

“Revaluation Date” shall mean, with respect to any Extension of Credit, each of the following: (a) in connection with the origination of any new Extension of Credit, the Business Day which is the earliest of the date such credit is extended, the date the rate is set or the date the bid is accepted, as applicable; (b) in connection with any extension or conversion or continuation of an existing Loan, the Business Day that is the earlier of the date such advance is extended, converted or continued, or the date the rate is set, as applicable, in connection with any extension, conversion or continuation; (c) each date a Letter of Credit is issued or renewed pursuant to Section 2.4 or amended in such a way as to modify the LOC Obligations; (d) the date of any reduction of any of the Aggregate Revolving Committed Amount, or the LOC Committed Amount pursuant to the terms of Section 2.9, as the case may be; and (e) such additional dates as the Administrative Agent or the Required Lenders shall deem reasonably necessary. For purposes of determining availability hereunder, the rate of exchange for any Foreign Currency shall be the Spot Rate.

“Revolving Credit Exposure” means, as to any Lender at any time, the Dollar Amount (determined as of the most recent Revaluation Date) of the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in LOC Obligations and Swingline Loans at such time.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans in an aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) at any time outstanding up to such Lender’s Revolving Committed Amount as specified in Schedule 2.1(a), as such amount may be reduced from time to time in accordance with the provisions hereof.

“Revolving Committed Amount” means the amount of each Lender’s Commitment as specified in Schedule 2.1(a), as such amount may be reduced from time to time in accordance with the provisions hereof.

“Revolving Loans” has the meaning set forth in Section 2.1(a).

“Sanctioned Entity” means (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a Person resident in, in each case, a country that is subject to a sanctions program identified on the list maintained by the OFAC and published from time to time, as such program may be applicable to such agency, organization or Person.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC as published from time to time.

“Secured Funded Debt” means, as of any date of determination, without duplication, the aggregate principal amount of all Funded Debt of the Borrower and its Subsidiaries on a consolidated basis that is secured in any manner by any Lien.

“Secured Funded Debt Ratio” means, as of any date of determination, with respect to the Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) Secured Funded Debt on such date to (b) Property and Equipment on such date. Not more than $250,000,000 of Secured Funded Debt assumed in connection with, not in contemplation of, and existing at the time of, an acquisition described in clause (o) or (s) of the definition of “Permitted Lien” (and any new Secured Funded Debt refinancing, and to the extent not increasing the principal balance of, any such Secured Funded Debt (so long as new Secured Funded Debt is secured by a Permitted Lien described in clause (v) of the definition of “Permitted Lien”)) may be excluded from the Secured Funded Debt Ratio for a period not to exceed one year following such acquisition.

“Security” means “security” as defined in Section 2(1) of the Securities Act of 1933, as amended.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., or any successor or assignee of the business of such division in the business of rating securities.

“Single Employer Plan” means any Plan which is not a Multiemployer Plan.

“Specified Entity” has the meaning set forth in the definition of “Non-Recourse Debt”.

“Spot Rate” shall mean, with respect to any Foreign Currency, the rate quoted by the Lender then acting as Administrative Agent as the spot rate for the purchase by the Lender then acting as Administrative Agent of such Foreign Currency with Dollars through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation in made.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors or other managers of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) are at the time owned by such Person directly or indirectly through Subsidiaries. Unless otherwise identified, “Subsidiary” or “Subsidiaries” means Subsidiaries of the Borrower.

“Swingline Commitment” means the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) at any time outstanding up to the Swingline Committed Amount, and the commitment of the Lenders to purchase participation interests in the Swingline Loans as provided in Section 2.3(b)(ii), as such amounts may be reduced from time to time in accordance with the provisions hereof.

“Swingline Committed Amount” means the Dollar Amount of the Swingline Lender’s Swingline Commitment as specified in Section 2.3(a).

“Swingline Lender” means the Lender then acting as Administrative Agent, in its capacity as such.

“Swingline Loan” or “Swingline Loans” has the meaning set forth in Section 2.3(a).

“Swingline Maturity Date” shall mean the earlier of (a) the date that is five (5) Business Days after such Swingline Loan is made and (b) the Maturity Date.

“Swingline Note” means the promissory note of the Borrower in favor of the Swingline Lender evidencing the Swingline Loans provided pursuant to Section 2.3(d), as such promissory note may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Syndication Agent” has the meaning set forth in the first paragraph hereof, together with any successors or assigns.

“Taxes” has the meaning set forth in Section 2.18.

“Transfer Authorizer Designation Form” means a form substantially in the form of Schedule 1.1(b) to be delivered to the Administrative Agent pursuant to Section 4.1(n), as the same may be amended, restated or modified from time to time with the prior written approval of the Administrative Agent.

“Treaty on European Union” shall mean the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 1, 1992 and came into force on November 1, 1993), as amended from time to time.

“Type” means, as to any Loan, its nature as an Alternate Base Rate Loan, LIBOR Rate Loan or Swingline Loan, as the case may be.

“U.S. LIBOR Lending Office” shall mean, initially, the office(s) of each Lender designated as such Lender’s U.S. LIBOR Lending Office as set forth in the Administrative Questionnaire delivered by each Lender to the Administrative Agent and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office of such Lender at which the LIBOR Rate Loans of such Lender denominated in Dollars are to be made.

“Voting Stock” means, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Wells Fargo” means Wells Fargo Bank, National Association and its successors.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary of which all of the equity interests (except directors’ qualifying shares or shares aggregating either (x) a de minimus amount of the outstanding shares of such Subsidiary which are owned by local residents thereof as required by local law or (y) less than 1% of the outstanding shares of such Subsidiary which are owned by individuals) and voting interests are owned by any one or more of the Borrower and the Borrower’s other Wholly-Owned Subsidiaries at such time.

1.2	Computation of Time Periods.

All time references in this Credit Agreement and the other Credit Documents shall be to Charlotte, North Carolina time unless otherwise indicated. For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

1.3	Accounting Terms.

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP as in effect on the Closing Date.

1.4	Exchange Rates; Currency Equivalents.

(a) The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating the Dollar Amounts of Extensions of Credit and amounts outstanding hereunder denominated in Foreign Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Company hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency for purposes of the Credit Documents and the Fee Letter shall be such Dollar Amount as so determined by the Administrative Agent acting in its commercially reasonable discretion.

(b) Wherever in this Credit Agreement in connection with an Extension of Credit, conversion, continuation or prepayment of a Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Extension of Credit or Loan is denominated in a Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar Amount (rounded to the nearest 1,000 units of such Foreign Currency), as determined by the Administrative Agent.

1.5	Redenomination of Certain Foreign Currencies and Computation of Dollar Amounts.

(a) Each obligation of the Borrower to make a payment denominated in the National Currency Unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Credit Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Extension of Credit in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Extension of Credit, at the end of the then current Interest Period.

(b) Each provision of this Credit Agreement relating to Loans or Letters of Credit denominated in Euro shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro; provided such changes are generally made to the credit documentation for other borrowers similarly situated to the Borrower.

(c) References herein to minimum Dollar Amounts and integral multiples stated in Dollars, where they shall also be applicable to Foreign Currency, shall be deemed to refer to approximate Foreign Currency Equivalents.

SECTION 2

CREDIT FACILITY

2.1	Revolving Loans.

(a) Commitment. During the Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Loans in Dollars and Foreign Currencies (the “Revolving Loans”) to the Borrower from time to time in the amount of such Lender’s Commitment Percentage of such Loans for the purposes hereinafter set forth; provided that (i) with regard to the Lenders collectively, the sum of the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of outstanding Revolving Loans plus outstanding Swingline Loans plus LOC Obligations plus outstanding Competitive Loans shall not exceed the Aggregate Revolving Committed Amount, and (ii) with regard to each Lender individually, the sum of the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of such Lender’s Commitment Percentage of outstanding Revolving Loans plus such Lender’s Commitment Percentage of Swingline Loans plus such Lender’s LOC Commitment Percentage of LOC Obligations shall not exceed such Lender’s Revolving Committed Amount and (iii) with regard to the Lenders collectively, the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of Foreign Currency Loans shall not exceed the Foreign Currency Sublimit. Revolving Loans may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof; provided, however, (A) Loans denominated in a Foreign Currency shall consist solely of LIBOR Rate Loans and (B) Loans made on the Closing Date or on any of the three Business Days following the Closing Date may only consist of Alternate Base Rate Loans unless the Borrower executes a funding indemnity letter in form and substance satisfactory to the Administrative Agent. LIBOR Rate Loans denominated in Dollars shall be made by each Lender at its U.S. LIBOR Lending Office. LIBOR Rate Loans denominated in a Foreign Currency shall be made by each Lender at its Foreign Currency LIBOR Lending Office. Alternate Base Rate Loans shall be made by each Lender at its Domestic Lending Office.

(b) Revolving Loan Borrowings.

(i) Notice of Borrowing. The Borrower shall request a Loan borrowing by written notice (or telephone notice promptly confirmed in writing) to the Administrative Agent not later than 11:00 A.M. on the Business Day of the requested borrowing in the case of Alternate Base Rate Loans denominated in Dollars, 1:00 P.M. on the third Business Day prior to the date of the requested borrowing in the case of LIBOR Rate Loans denominated in Dollars and 1:00 P.M. on the fourth Business Day prior to the date of the requested borrowing in the case of all LIBOR Rate Loans denominated in any Foreign Currency. Each such request for borrowing shall be irrevocable and shall specify (A) that a Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the currency and the aggregate principal amount to be borrowed, (D) whether the borrowing shall be comprised of Alternate Base Rate Loans, LIBOR Rate Loans or a combination thereof, and if LIBOR Rate Loans are requested, the Interest Period(s) therefore and currency therefor. If the Borrower shall fail to specify in any such Notice of Borrowing (1) an applicable Interest Period in the case of a LIBOR Rate Loan, then such notice shall be deemed to be a request for an Interest Period of one month, or (2) the Type of Loan requested, then such notice shall be deemed to be a request for a Alternate Base Rate Loan hereunder or (3) the currency of the Revolving Loan requested, then such notice shall be deemed to be a request for a Revolving Loan denominated in Dollars. The Administrative Agent shall give notice to each Lender promptly upon receipt of each Notice of Borrowing pursuant to this Section 2.1(b)(i), the contents thereof and each such Lender’s share of any borrowing to be made pursuant thereto.

(ii) Minimum Amounts. Each Revolving Loan shall be in a minimum aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of (A) in the case of LIBOR Rate Loans, $5,000,000 and integral multiples of $1,000,000 in excess thereof (or the remaining Aggregate Revolving Committed Amount, if less) and (B) in the case of Alternate Base Rate Loans, $1,000,000 and integral multiples of $250,000 in excess thereof (or the remaining Aggregate Revolving Committed Amount, if less).

(iii) Advances. Each Lender will make its Commitment Percentage of each Loan borrowing available to the Administrative Agent for the account of the Borrower, in Dollars or the applicable Foreign Currency, as applicable, at the Administrative Agent’s Office, or at such office as the Administrative Agent may designate in writing and in funds immediately available to the Administrative Agent, by (A) 2:00 P.M. on the date specified in the applicable Notice of Borrowing in the case of any Revolving Loan denominated in Dollars and (B) the Applicable Time specified by the Administrative Agent in the case of any Revolving Loan denominated in a Foreign Currency. Such borrowing will then be made available to the Borrower by the Administrative Agent by crediting the account designated by the Borrower with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

(c) Repayment. The principal amount of all Loans shall be due and payable in full on the Maturity Date.

(d) Interest. Subject to the provisions of Section 2.6:

(i) Alternate Base Rate Loans. During such periods as Loans shall be comprised in whole or in part of Alternate Base Rate Loans, such Alternate Base Rate Loans shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Percentage; and

(ii) LIBOR Rate Loans. During such periods as Loans shall be comprised in whole or in part of LIBOR Rate Loans, such LIBOR Rate Loans shall bear interest at a per annum rate equal to the LIBOR Rate plus the Applicable Percentage plus, if applicable, the Mandatory Cost.

Interest on Loans shall be payable in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein).

(e) Notes. The Loans shall be further evidenced by a duly executed Note in favor of each Lender in the form of Schedule 2.1(e) attached hereto, if requested by such Lender.

(f) Maximum Number of LIBOR Rate Loans. The Borrower will be limited to a maximum number of ten (10) LIBOR Rate Loans outstanding at any time. For purposes hereof, LIBOR Rate Loans with separate or different Interest Periods will be considered as separate LIBOR Rate Loans even if their Interest Periods expire on the same date.

(g) Redenomination of Foreign Currency Loans. Notwithstanding anything herein to the contrary, during the existence of an Event of Default, the Required Lenders may demand that any or all of the then outstanding Foreign Currency Loans be prepaid, or redenominated into Dollars in the Dollar Amount thereof, on the last day of the then current Interest Period with respect thereto. The Administrative Agent will promptly notify the Borrower of any such prepayment or redenomination request.

2.2	Competitive Loan Subfacility.

(a) Competitive Loans. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, during the Commitment Period to the extent the Borrower’s Debt Rating is BBB- or Baa3 or better at such time, the Borrower may request and each Lender may, in its sole discretion, agree to make, Competitive Loans to the Borrower in Dollars; provided, however, that (i) the aggregate principal amount of all Competitive Loans shall not exceed 50% of the remainder of (x) the Aggregate Revolving Committed Amount less (y) the Dollar Amount (determined as of the most recent Revaluation Date) of the sum of the outstanding Revolving Loans plus outstanding Swingline Loans plus LOC Obligations, (ii) with regard to each Lender individually, the sum of the Dollar Amount (determined as of the most recent Revaluation Date) of such Lender’s Commitment Percentage of outstanding Revolving Loans plus such Lender’s Commitment Percentage of Swingline Loans plus such Lender’s LOC Commitment Percentage of LOC Obligations shall not exceed such Lender’s Revolving Committed Amount and (iii) with regard to the Lenders collectively, the sum of the aggregate Dollar Amount (determined as of the most recent Revaluation Date) of outstanding Revolving Loans plus Swingline Loans plus LOC Obligations plus Competitive Loans shall not exceed the Aggregate Revolving Committed Amount. Each Competitive Loan shall be not less than $3,000,000 in the aggregate and integral multiples of $1,000,000 in excess thereof (or the remaining portion of the Revolving Committed Amount, if less).

(b) Competitive Bid Requests. The Borrower may solicit Competitive Bids by delivery of a Competitive Bid Request substantially in the form of Schedule 2.2(b)-1 to the Administrative Agent by 12:00 noon on a Business Day not less than three (3) Business Days prior to the date of a requested Competitive Loan borrowing. A Competitive Bid Request shall specify (i) the date of the requested Competitive Loan borrowing (which shall be a Business Day), (ii) the amount of the requested Competitive Loan borrowing and (iii) the applicable Interest Periods requested. The Administrative Agent shall, promptly following its receipt of a Competitive Bid Request under this subsection (b), notify the affected Lenders of its receipt and the contents thereof and invite the Lenders to submit Competitive Bids in response thereto. A form of such notice is provided in Schedule 2.2(b)-2. No more than three (3) Competitive Bid Requests (e.g., the Borrower may request Competitive Bids for no more than three (3) different Interest Periods at a time) shall be submitted at any one time and Competitive Bid Requests may be made no more frequently than once every five (5) Business Days.

(c) Competitive Bid Procedure. Each Lender may, in its sole discretion, make one or more Competitive Bids to the Borrower in response to a Competitive Bid Request. Each Competitive Bid must be received by the Administrative Agent not later than 10:00 A.M. on the Business Day next succeeding the date of receipt by the Administrative Agent of the related Competitive Bid Request. A Lender may offer to make all or part of the requested Competitive Loan borrowing and may submit multiple Competitive Bids in response to a Competitive Bid Request. The Competitive Bid shall specify (i) the particular Competitive Bid Request as to which the Competitive Bid is submitted, (ii) the minimum (which shall be not less than $3,000,000 and integral multiples of $1,000,000 in excess thereof) and maximum principal amounts of the requested Competitive Loan or Loans as to which the Lender is willing to make, and (iii) the applicable interest rate or rates and Interest Period or Periods therefor. A form of such Competitive

Bid is provided in Schedule 2.2(c). A Competitive Bid submitted by a Lender in accordance with the provisions hereof shall be irrevocable. The Administrative Agent shall promptly notify the Borrower of all Competitive Bids made and the terms thereof. The Administrative Agent shall send a copy of each of the Competitive Bids to the Borrower for its records as soon as practicable.

(d) Submission of Competitive Bids by Administrative Agent. If the Administrative Agent, in its capacity as a Lender, elects to submit a Competitive Bid in response to any Competitive Bid Request, it shall submit such Competitive Bid directly to the Borrower one-half of an hour earlier than the latest time at which the other Lenders are required to submit their Competitive Bids to the Administrative Agent in response to such Competitive Bid Request pursuant to subsection (c) above.

(e) Acceptance of Competitive Bids. The Borrower may, in its sole and absolute discretion, subject only to the provisions of this subsection (e), accept or refuse any Competitive Bid offered to it. To accept a Competitive Bid, the Borrower shall give written notification (or telephonic notice promptly confirmed in writing) substantially in the form of Schedule 2.2(e) of its acceptance of any or all such Competitive Bids to the Administrative Agent by 11:00 A.M. on the Business Day following the date on which bids are to be received by the Administrative Agent from the Lenders in accordance with the terms of Section 2.2(c); provided, however, (i) the failure by the Borrower to give timely notice of its acceptance of a Competitive Bid shall be deemed to be a refusal thereof, (ii) the Borrower may accept Competitive Bids only in ascending order of rates, (iii) the aggregate amount of Competitive Bids accepted by the Borrower shall not exceed the principal amount specified in the Competitive Bid Request, (iv) the Borrower may accept a portion of a Competitive Bid in the event, and to the extent, acceptance of the entire amount thereof would cause the Borrower to exceed the principal amount specified in the Competitive Bid Request, subject however to the minimum amounts provided herein (and provided that where two or more Lenders submit such a Competitive Bid at the same Competitive Bid Rate, then pro rata between or among such Lenders) and (v) no bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal Dollar Amount (determined as of the most recent Revaluation Date) of $3,000,000 and integral multiples of $1,000,000 in excess thereof, except that where a portion of a Competitive Bid is accepted in accordance with the provisions of subsection (iv) hereof, then in a minimum principal Dollar Amount (determined as of the most recent Revaluation Date) of $500,000 and integral multiples of $100,000 in excess thereof (but not in any event less than the minimum amount specified in the Competitive Bid), and in calculating the pro rata allocation of acceptances of portions of multiple bids at a particular Competitive Bid Rate pursuant to subsection (iv) hereof, the amounts shall be rounded to integral multiples of $100,000 in a manner which shall be in the discretion of the Borrower. A notice of acceptance of a Competitive Bid given by the Borrower in accordance with the provisions hereof shall be irrevocable. The Administrative Agent shall, not later than 12:00 noon on the date of receipt by the Administrative Agent of a notification from the Borrower of its acceptance and/or refusal of Competitive Bids, notify each affected Lender of its receipt and the contents thereof. Upon its receipt from the Administrative Agent of notification of the Borrower’s acceptance of its Competitive Bid in accordance with the terms of this subsection (e), each successful bidding Lender will thereupon become bound, subject to the other applicable conditions hereof, to make the Competitive Loan in respect of which its bid has been accepted.

(f) Funding of Competitive Loans. Each Lender which is to make a Competitive Loan shall make its Competitive Loan borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Schedule 10.2, or at such other office as the Administrative Agent may designate in writing, by 1:30 P.M. on the date specified in the Competitive Bid Request in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by crediting the account of the Borrower on the books of such office with the aggregate of the amount made available to the Administrative Agent by the applicable Competitive Loan Lenders and in like funds as received by the Administrative Agent.

(g) Maturity of Competitive Loans. Each Competitive Loan shall mature and be due and payable in full on the last day of the Interest Period applicable thereto, unless accelerated sooner pursuant to Section 7.2. Unless the Borrower shall give notice to the Administrative Agent otherwise on or before 1:00 P.M. on the third Business Day prior to the last day of the end of the Interest Period for a Competitive Loan, the Borrower shall be deemed to have requested a Revolving Loan borrowing comprised entirely of LIBOR Rate Loans denominated in Dollars in the amount of the maturing Competitive Loan and having an Interest Period of one month, the proceeds of which will be used to repay such Competitive Loan.

(h) Interest on Competitive Loans. Subject to the provisions of Section 2.6, Competitive Loans shall bear interest in each case at the Competitive Bid Rate applicable thereto. Interest on Competitive Loans shall be payable in arrears on each Interest Payment Date.

(i) Competitive Bid Auction Fee. The Borrower shall pay to the Administrative Agent the related bid auction fees as agreed in writing from time to time by the Borrower and the Administrative Agent.

(j) Competitive Loan Notes. The Competitive Loans made by each Lender shall be further evidenced by such Lender’s Revolving Note, if a Revolving Note was requested by such Lender.

2.3	Swingline Loan Subfacility.

(a) Swingline Commitment. During the Commitment Period, subject to the terms and conditions hereof, the Swingline Lender, in its individual capacity, agrees to make certain revolving credit loans in Dollars to the Borrower (each a “Swingline Loan” and, collectively, the “Swingline Loans”) for the purposes hereinafter set forth; provided, however, (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed FIFTY MILLION DOLLARS ($50,000,000) (the “Swingline Committed Amount”) and (ii) the sum of the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of outstanding Revolving Loans plus Swingline Loans plus LOC Obligations plus Competitive Loans shall not exceed the Aggregate Revolving Committed Amount. Swingline Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof.

(b) Swingline Loan Borrowings.

(i) Notice of Borrowing and Disbursement. The Swingline Lender will make Swingline Loans in Dollars available to the Borrower on any Business Day upon request made by the Borrower not later than 1:00 p.m. on such Business Day. A notice of request for Swingline Loan borrowing shall be made in the form of Schedule 2.1(b)(i) with appropriate modifications and submitted to the Swingline Lender’s Domestic Lending Office. Swingline Loan borrowings hereunder shall be made in minimum Dollar Amounts of $100,000 and in integral Dollar Amounts of $100,000 in excess thereof.

(ii) Repayment of Swingline Loans. Each Swingline Loan borrowing shall be due and payable on the Swingline Maturity Date. The Swingline Lender may, at any time, in its sole discretion, by written notice to the Borrower and the Administrative Agent, demand repayment of its Swingline Loans by way of a Revolving Loan borrowing, in which case the Borrower shall be deemed to have requested a Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans in the Dollar Amount of such Swingline Loans; provided, however, that, in the following circumstances, any such demand shall also be deemed to have been given one Business Day prior to each of (A) the Maturity Date, (B) the occurrence of any Event of Default described in Section 7.1(e), (C) upon acceleration of the Credit Party Obligations hereunder, whether on account of an Event of Default described in Section 7.1(e) or any other Event of Default and (D) the exercise of remedies in accordance with the provisions of Section 7.2 hereof (each such Revolving Loan borrowing made on account of any such deemed request therefor as provided herein being hereinafter referred to as a “Mandatory Borrowing”). Each Lender hereby irrevocably agrees to make such Revolving Loans promptly upon any such request or deemed request on account of each Mandatory Borrowing in the Dollar Amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (A) the amount of Mandatory Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (B) whether any conditions specified in Section 4.2 are then satisfied, (C) whether a Default or an Event of Default then exists, (D) failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required in Section 2.1(b)(i), (E) the date of such Mandatory Borrowing, or (F) any reduction in the Revolving Committed Amount or termination of the Revolving Commitments immediately prior to such Mandatory Borrowing or contemporaneously therewith. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause each such Lender to share in such Swingline Loans ratably based upon its respective Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2), provided that (A) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is purchased, and (B) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay to the Swingline Lender interest on the principal amount of such participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to, if paid within two (2) Business Days of the date of the Mandatory Borrowing, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate.

(c) Interest on Swingline Loans. Subject to the provisions of Section 2.6, Swingline Loans shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Percentage for Revolving Loans that are Alternate Base Rate Loans. Interest on Swingline Loans shall be payable in arrears on each Interest Payment Date.

(d) Swingline Note. The Swingline Loans shall be evidenced by a duly executed promissory note of the Borrower to the Swingline Lender in the original Dollar Amount of the Swingline Committed Amount and substantially in the form of Schedule 2.3(d).

2.4	Letter of Credit Subfacility.

(a) Issuance. Subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions which the applicable Issuing Lender may reasonably require, during the Commitment Period each Issuing Lender shall issue, and the Lenders shall severally participate in, Letters of Credit for the account of the Borrower from time to time upon request in a form acceptable to the applicable Issuing Lender; provided, however, that (i) the aggregate Dollar Amount of LOC Obligations shall not at any time exceed THREE HUNDRED MILLION DOLLARS ($300,000,000) (the “LOC Committed Amount”), (ii) the sum of the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of Revolving Loans plus Swingline Loans plus LOC Obligations plus Competitive Loans shall not at any time exceed the Aggregate Revolving Committed Amount, (iii) all Letters of Credit shall be denominated in Dollars or Foreign Currencies and (iv) Letters of Credit shall be issued for lawful corporate purposes and may be issued as standby letters of credit, including in connection with workers’ compensation and other insurance programs. Except as otherwise expressly agreed upon by all the Lenders, no Letter of Credit shall have an original expiry date more than twelve (12) months from the date of issuance; provided, however, so long as no Default or Event of Default has occurred and is continuing and subject to the other terms and conditions to the issuance of Letters of Credit hereunder, the expiry dates of Letters of Credit may be extended annually or periodically from time to time on the request of the Borrower or by operation of the terms of the applicable Letter of Credit to a date not more than twelve (12) months from the date of extension; provided, further, that a Letter of Credit may, as a result of its express terms or as the result of the effect of an automatic extension provision, have an expiration date of not more than one year beyond the Maturity Date so long as the Borrower delivers to the Administrative Agent for the benefit of the applicable Issuing Lender no later than 30 days prior to the Maturity Date, Cash Collateral for such Letter of Credit for deposit into a cash collateral account in respect of such Letter of Credit in an amount equal to the amount available to be drawn by a beneficiary under such Letter of Credit at such time of determination. Each Letter of Credit shall comply with the related LOC Documents. The issuance and expiry date of each Letter of Credit shall be a Business Day. Any Letters of Credit issued hereunder shall be in a minimum original face Dollar Amount of $100,000 or such lesser Dollar Amount as the applicable Issuing Lender may agree. As of the Closing Date, Wells Fargo and Bank of America, N.A. are the Issuing Lenders with respect to Domestic Letters of Credit. Wells Fargo and any Discretionary Issuing Lender may be an Issuing Lender for any Foreign Letters of Credit issued on or after the Closing Date. The parties hereto agree that the Existing Letters of Credit shall be deemed to be Letters of Credit for all purposes of this Agreement.

(b) Notice and Reports. The request for the issuance of a Letter of Credit shall be submitted to the applicable Issuing Lender at least five (5) Business Days prior to the requested date of issuance (or such shorter period as may be acceptable to such Issuing Lender in its sole discretion). Each Issuing Lender will promptly upon request provide to the Administrative Agent for dissemination to the Lenders a detailed report specifying the Letters of Credit which are then issued by such Issuing Lender and outstanding and any activity with respect thereto which may have occurred since the date of any prior report, and including therein, among other things, the account party, the beneficiary, the face amount, expiry date as well as any payments or expirations which may have occurred. Each Issuing Lender will further provide to the Administrative Agent promptly upon request copies of the Letters of Credit issued by such Issuing Lender. Each Issuing Lender will provide to the Administrative Agent promptly upon request a summary report of the nature and extent of LOC Obligations then outstanding with respect to Letters of Credit issued by such Issuing Lender.

(c) Participations. Each Lender upon issuance of a Letter of Credit (or, in the case of the Existing Letters of Credit, upon the Closing Date) shall be deemed to have purchased without recourse a risk participation from the applicable Issuing Lender in such Letter of Credit and the obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its LOC Commitment Percentage of the obligations under such Letter of Credit and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Lender therefor and discharge when due, its LOC Commitment Percentage of the obligations arising under such Letter of Credit. Without limiting the scope and nature of each Lender’s participation in any Letter of Credit, to the extent that the Issuing Lender of such Letter of Credit has not been reimbursed as required hereunder or under any LOC Document, each such Lender shall pay to such Issuing Lender its LOC Commitment Percentage of such unreimbursed drawing in same day funds on the day of notification by such Issuing Lender of an unreimbursed drawing pursuant to the provisions of subsection (d) hereof. The obligation of each Lender to so reimburse an Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse such Issuing Lender under any Letter of Credit, together with interest as hereinafter provided.

(d) Reimbursement. In the event of any drawing under any Letter of Credit, the applicable Issuing Lender will promptly notify the Borrower and the Administrative Agent. The Borrower shall reimburse the applicable Issuing Lender on the day of drawing under any Letter of Credit issued by such Issuing Lender in (x) the applicable Foreign Currency of the relevant

Letter of Credit with respect to which the drawing was made to the extent directly reimbursed by the Borrower or (y) in Dollars to the extent funded with the proceeds of a Revolving Loan obtained hereunder or otherwise and, in each case, in same day funds as provided herein or in the LOC Documents. If the Borrower shall fail to reimburse an Issuing Lender as provided herein, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Percentage plus two percent (2%). Unless the Borrower shall immediately notify the applicable Issuing Lender and the Administrative Agent of its intent to otherwise reimburse such Issuing Lender, the Borrower shall be deemed to have requested a Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans in the amount of the drawing as provided in subsection (e) hereof, the proceeds of which will be used to satisfy the reimbursement obligations. The Borrower’s reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense to payment the Borrower may claim or have against any Issuing Lender, the Administrative Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of the Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. Each Issuing Lender will promptly notify the Lenders of the amount of any unreimbursed drawing in respect of any Letter of Credit issued by such Issuing Lender and each Lender shall promptly pay to the Administrative Agent for the account of such Issuing Lender in Dollars and in immediately available funds, the amount of such Lender’s LOC Commitment Percentage of such unreimbursed drawing. Such payment shall be made on the day such notice is received by such Lender from such Issuing Lender if such notice is received at or before 2:00 P.M., otherwise such payment shall be made at or before 12:00 noon on the Business Day next succeeding the day such notice is received. If such Lender does not pay such amount to such Issuing Lender in full upon such request, such Lender shall, on demand, pay to the Administrative Agent for the account of such Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such Lender pays such amount to such Issuing Lender in full at a rate per annum equal to, if paid within two (2) Business Days of the date of drawing, the Federal Funds Rate and thereafter at a rate equal to the Alternate Base Rate. Each Lender’s obligation to make such payment to an Issuing Lender, and the right of an Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Credit Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the Credit Party Obligations hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Repayment with Loans. On any day on which the Borrower shall have requested, or been deemed to have requested a Revolving Loan to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the Lenders that a Revolving Loan has been requested or deemed requested in connection with a drawing under a Letter of Credit, in which case a Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans (each such borrowing, a “Mandatory Borrowing”) shall be immediately made (without giving effect to any termination of the Commitments pursuant to Section 7.2) pro rata based on each Lender’s respective Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2) and the proceeds thereof shall be paid directly to the applicable Issuing Lender for application to the respective LOC Obligations. Each Lender hereby irrevocably agrees to make such Revolving Loans immediately upon any such request or deemed request on account of each Mandatory Borrowing in the Dollar Amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (i) the amount of Mandatory Borrowing may not comply with the minimum amount for borrowings of Loans otherwise required hereunder, (ii) whether any conditions specified in Section 4.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for a Revolving Loan to be made by the time otherwise required in Section 2.1(b)(i), (v) the date of such Mandatory Borrowing, or (vi) any reduction in the Aggregate Revolving Committed Amount after any such Letter of Credit may have been drawn upon. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code), then each such Lender hereby agrees that it shall forthwith fund (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) its Participation Interests in the LOC Obligations; provided, further, that in the event any Lender shall fail to fund its Participation Interest on the day the Mandatory Borrowing would otherwise have occurred, then the amount of such Lender’s unfunded Participation Interest therein shall bear interest payable by such Lender to the Issuing Lender upon demand, at the rate equal to, if paid within two (2) Business Days of such date, the Federal Funds Rate, and thereafter at a rate equal to the Alternate Base Rate.

(f) Modification, Extension. The issuance of any supplement, modification, amendment, renewal, or extension to any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

(g) Letter of Credit Governing Law. Unless otherwise expressly agreed by an Issuing Lender and the Borrower when a Letter of Credit is issued, the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Letter of Credit.

(h) Reimbursement Payments. All payments made to an Issuing Lender to reimburse such Issuing Lender for any drawing under a Letter of Credit issued by such Issuing Lender from (x) the Borrower, shall be made in the applicable Foreign Currency of the relevant Letter of Credit with respect to which the drawing was made or (y) the Lenders, shall be made in Dollars (based upon the Dollar Amount of the applicable payment); provided that in each case the Borrower shall be liable for any currency exchange loss related to such payments and, absent demonstrable error, shall promptly pay the applicable Issuing Lender, upon receipt of notice thereof, the amount of any such loss.

(i) Conflict with LOC Documents. In the event of any conflict between the terms hereof and any LOC Documents, the terms hereof shall control.

(j) Domestic and Discretionary Issuing Lenders. In addition to those Lenders specified in Section 2.4(a) hereof, any Lender with a Revolving Commitment (in such capacity, a “Domestic Issuing Lender”) may from time to time, at the written request of the Borrower (with a copy to the Administrative Agent) and with the consent of the Administrative Agent, and in such Lender’s sole discretion, agree to issue one or more Domestic Letters of Credit for the account of the Borrower on the same terms and conditions in all respects as are applicable to the Letters of Credit issued by the other Issuing Lenders hereunder by executing and delivering to the Administrative Agent a written agreement to such effect, among (and in form and substance satisfactory to) the Borrower, the Administrative Agent and such Domestic Issuing Lender. Any Lender with a Revolving Commitment (in such capacity, a “Discretionary Issuing Lender”) may from time to time, at the written request of the Borrower (with a copy to the Administrative Agent) and with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), and in such Lender’s sole discretion, agree to issue one or more Foreign Letters of Credit for the account of the Borrower on the same terms and conditions in all respects as are applicable to the Letters of Credit issued by the other Issuing Lenders hereunder by executing and delivering to the Administrative Agent a written agreement to such effect, among (and in form and substance satisfactory to) the Borrower, the Administrative Agent and such Discretionary Issuing Lender. With respect to each of the Letters of Credit issued (or to be issued) thereby, each of the Issuing Lenders shall have all of the same rights and obligations under and in respect of this Agreement and the other Credit Documents, and shall be entitled to all of the same benefits (including, without limitation, the rights, obligations and benefits set forth in Sections 2.4, 2.19 and 10.5), as are afforded to all of the Issuing Lenders hereunder and thereunder. The Administrative Agent shall promptly notify each of the Lenders with a Revolving Commitment of the appointment of any Issuing Lender after the Closing Date. Each Issuing Lender shall provide to the Administrative Agent, on a monthly basis, a report that details the activity with respect to each Letter of Credit issued by such Issuing Lender (including an indication of the maximum amount then in effect with respect to each such Letter of Credit).

2.5	Additional Loans.

Subject to the terms and conditions set forth herein, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall have the right during the period from the Closing Date until the date one Business Day prior to the Maturity Date, to incur additional Indebtedness (the “Additional Loans”) under this Credit Agreement in the form of one or more increases to the Aggregate Revolving Committed Amount by an aggregate amount of up to $500,000,000. The following terms and conditions shall apply to all Additional Loans: (a) the loans made under any such Additional Loan shall constitute Credit Party Obligations, (b) such Additional Loan shall have the same terms (including interest rate) as the existing Loans, (c) any such Additional Loan shall be entitled to the same voting rights as the existing Loans and shall be entitled to receive proceeds of prepayments on the same basis as comparable Loans, (d) any such Additional Loan shall be obtained from existing Lenders or from other banks, financial institutions or investment funds, in each case in accordance with the terms set forth below, (e) such Additional Loan shall be in a minimum principal Dollar Amount (determined as of the most recent Revaluation Date) of $50,000,000 and integral multiples of $5,000,000 in excess thereof, (f) the proceeds of any Additional Loan will be used in accordance with Section 3.13, (g) the Borrower shall execute such promissory notes as are necessary and requested by the Lenders to reflect the Additional Loans and (h) the conditions to Extensions of Credit in Section 4.2 shall have been satisfied. The Borrower may invite existing Lenders or other banks, financial institutions and investment funds that are not Lenders and that are reasonably acceptable to the Administrative Agent and that would satisfy the same criteria that would be required for such bank, financial institution or investment fund to be an “Eligible Assignee” to join this Credit Agreement as Lenders to provide any Additional Loans, provided (i) no existing Lender shall have any obligation to provide all or any portion of any such Additional Loan and (ii) such other banks, financial institutions and investment funds that are not existing Lenders shall enter into such joinder agreements to give effect thereto as the Administrative Agent and the Borrower may reasonably request and shall thereafter be deemed to be Lenders. The existing Lenders shall make such assignments (which assignments shall not be subject to the requirements set forth in Sections 10.6(c) or 10.6(e)) of the outstanding Loans (excluding Competitive Loans) and Participation Interests to the Lenders providing any Additional Loan so that, after giving effect to such assignments, each Lender (including the Lenders providing the Additional Loans) will hold Loans and Participation Interests equal to its Commitment Percentage of all outstanding Loans and LOC Obligations (and accordingly the Borrower shall pay any additional amounts required pursuant to Section 2.17). The Administrative Agent is authorized to enter into, on behalf of the Lenders, any amendment to this Credit Agreement or any other Credit Document consistent with this Section 2.5 as may be necessary to incorporate the terms of any Additional Loan.

2.6	Default Rate.

Upon the occurrence, and during the continuance, of an Event of Default, the overdue principal of and, to the extent permitted by law, interest on the Loans, LOC Obligations and any other amounts owing hereunder, under the other Credit Documents or under the Fee Letter shall, upon the election of the Required Lenders (except with respect to an Event of Default occurring under Section 7.1(e), in which case such interest rate increase shall be immediate) bear interest, payable on demand, at a per annum rate 2% greater than the interest rate which would otherwise be applicable (or if no rate is applicable, whether in respect of interest, fees or other amounts, then 2% greater than the Alternate Base Rate plus the Applicable Percentage).

2.7	Extension and Conversion.

The Borrower shall have the option, on any Business Day, to extend existing Loans into a subsequent permissible Interest Period or to convert Loans into Loans of another Type; provided, however, that (a) except as expressly provided otherwise in this Credit Agreement, LIBOR Rate Loans may be converted into Alternate Base Rate Loans only on the last day of the Interest Period applicable thereto, (b) LIBOR Rate Loans may be extended, and Alternate Base Rate Loans may be converted into LIBOR Rate Loans, only so long as no Default or Event of Default then exists or would otherwise result therefrom, and (c) Loans extended as, or converted into, LIBOR Rate Loans shall be subject to the terms of the definition of “Interest Period” set forth in Section 1.1 and shall be in such minimum amounts as provided in Section 2.1(b)(ii). Any request for extension or conversion of a LIBOR Rate Loan which shall fail to specify an Interest Period shall be deemed to be a request for an Interest Period of one month. Each such extension or conversion shall be effected by the Borrower by giving a Notice of Extension/Conversion (or telephone notice promptly confirmed in writing) to the Administrative Agent prior to 11:00 A.M. on the Business Day of, in the case of the conversion of a LIBOR Rate Loan into a Alternate Base Rate Loan, and on the third Business Day prior to, in the case of the extension of a LIBOR

Rate Loan as, or conversion of a Alternate Base Rate Loan into, a LIBOR Rate Loan, the date of the proposed extension or conversion, specifying (i) the date of the proposed extension or conversion, (ii) the Loans to be so extended or converted, (iii) the Types of Loans into which such Loans are to be converted and, if appropriate and (iv) the applicable Interest Periods with respect thereto. Each request for extension or conversion shall be irrevocable and shall constitute a representation and warranty by the Borrower of the matters specified in Section 4.2 (b) and (c). In the event the Borrower fails to request extension or conversion of any LIBOR Rate Loan in accordance with this Section, or any such conversion or extension is not permitted or required by this Section, then such LIBOR Rate Loan shall be converted to an Alternate Base Rate Loan at the end of the Interest Period applicable thereto. The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed extension or conversion affecting any Loan.

Unless otherwise agreed to by the Required Lenders, upon the occurrence and during the continuance of any Default or Event of Default, all Foreign Currency Loans then outstanding shall be redenominated into Dollars (based on the Dollar Amount of such Foreign Currency Loans on the date of redenomination) on the last day of the then current Interest Periods of such Foreign Currency Loans; provided that in each case the Borrower shall be liable for any currency exchange loss related to such payments and shall promptly pay the Lenders upon receipt of notice thereof the amount of any such loss.

2.8	Prepayments.

(a) Voluntary Repayments. Revolving Loans, Swingline Loans and, with the consent of the applicable Competitive Loan Lender or Lenders, Competitive Loans, may be repaid in whole or in part without premium or penalty; provided that (i) LIBOR Rate Loans may be repaid only upon three (3) Business Days’ prior written notice to the Administrative Agent, and Alternate Base Rate Loans may be repaid only upon at least one (1) Business Day’s prior written notice to the Administrative Agent, (ii) repayments of LIBOR Rate Loans must be accompanied by payment of any amounts owing under Section 2.17, and (iii) partial repayments of the LIBOR Rate Loans shall be in minimum principal Dollar Amount (determined as of the most recent Revaluation Date) of $5,000,000, and in integral multiples of $1,000,000 in excess thereof and partial repayments of Alternate Base Rate Loans shall be in minimum principal Dollar Amount (determined as of the most recent Revaluation Date) of $1,000,000, and in integral multiples of $250,000 in excess thereof.

(b) Mandatory Prepayments. If at any time, the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of outstanding Revolving Loans plus Swingline Loans plus LOC Obligations plus Competitive Loans shall exceed the Aggregate Revolving Committed Amount, the Borrower shall immediately (or, if such excess is solely due to a currency fluctuation, within two Business Days) make payment on the Loans and/or cash collateralize the LOC Obligations in an amount sufficient to eliminate the deficiency.

(c) Application. Unless otherwise specified by the Borrower, voluntary repayments and mandatory prepayments made hereunder shall be applied first to Alternate Base Rate Loans, then to LIBOR Rate Loans in direct order of Interest Period maturities, second to Competitive

Loans in direct order of Interest Period Maturities and third (after all Loans have been repaid) to a cash collateral account in respect of LOC Obligations. Amounts repaid on the Swingline Loan and the Revolving Loans may be reborrowed in accordance with the provisions hereof.

(d) Hedging Obligations Unaffected. Any repayment or prepayment made pursuant to this Section 2.8 shall not affect the Borrower’s obligation to continue to make payments under any Hedging Agreement with a Hedging Agreement Provider, which shall remain in full force and effect notwithstanding such repayment or prepayment, subject to the terms of such Hedging Agreement.

2.9	Termination and Reduction of Commitments

(a) Voluntary Reductions. The Commitments may be terminated or permanently reduced by the Borrower in whole or in part upon three (3) Business Days’ prior written notice to the Administrative Agent; provided that (i) after giving effect to any voluntary reduction, the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of Loans plus LOC Obligations outstanding shall not exceed the Aggregate Revolving Committed Amount, as reduced, and (ii) partial reductions shall be in minimum principal Dollar Amounts (determined as of the most recent Revaluation Date) of $5,000,000, and in integral multiples of $1,000,000 in excess thereof; provided that no such reduction or termination shall be permitted if after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the sum of the then outstanding aggregate principal amount of the Revolving Loans plus Swingline Loans plus LOC Obligations plus Competitive Loans would exceed the Aggregate Revolving Committed Amount.

(b) Mandatory Reduction. The Revolving Commitments, the LOC Commitments and the Swingline Commitment shall automatically terminate on the Maturity Date.

2.10	Fees.

(a) Facility Fee. The Borrower shall pay to the Administrative Agent for the ratable benefit of the Lenders holding Commitments, a facility fee (the “Facility Fee”) equal to the Applicable Percentage per annum times the actual daily amount of Aggregate Revolving Committed Amount (or, if the Commitments have terminated, on the outstanding amount of all Revolving Loans, Swingline Loans and LOC Obligations), regardless of usage. The Facility Fee shall accrue at all times during the Commitment Period (and thereafter so long as any Revolving Loans, Swingline Loans or LOC Obligations remain outstanding), including at any time during which one or more of the conditions in Section 4 is not met, and shall be due and payable quarterly in arrears on the 15th day following the last day of each calendar quarter for the prior calendar quarter, commencing with the first such date to occur after the Closing Date, and on the Maturity Date (and, if applicable, thereafter on demand). The Facility Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Percentage during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Percentage separately for each period during such quarter that such Applicable Percentage was in effect.

(b) Letter of Credit Fee. In consideration of the LOC Commitments, the Borrower agrees to pay to each Issuing Lender a fee in Dollars (the “Letter of Credit Fee”) equal to the Applicable Percentage per annum on the average daily maximum Dollar Amount available to be drawn under each Letter of Credit issued by such Issuing Lender from the date of issuance to the date of expiration or termination. The Issuing Lender shall promptly pay over to the Administrative Agent for the ratable benefit of the Lenders (including the Issuing Lender) the Letter of Credit Fee. The Letter of Credit Fee shall be payable quarterly in arrears on the 15th day following the last day of each calendar quarter for the prior calendar quarter.

(c) Issuing Lender Fees. In addition to the Letter of Credit Fees payable pursuant to subsection (b) above, the Borrower shall pay to each Issuing Lender for its own account without sharing by the other Lenders (i) a fronting fee of one-tenth of one percent (0.10%) per annum on the average daily maximum amount available to be drawn under each Letter of Credit issued by such Issuing Lender and (ii) the reasonable and customary charges from time to time of an Issuing Lender with respect to the amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the “Issuing Lender Fees”) The Issuing Lender Fees shall be payable to the respective Issuing Lenders quarterly in arrears on the 15th day following the last day of each calendar quarter for the prior calendar quarter.

(d) Administrative Agent’s Fee. The Borrower agrees to pay to the Administrative Agent the annual administrative agent fee as described in the Fee Letter.

2.11	Computation of Interest and Fees.

(a) Interest payable hereunder with respect to Alternate Base Rate Loans based on the Prime Rate and with respect to LIBOR Rate Loans denominated in Pounds Sterling shall be calculated on the basis of a year of 365 days (or 366 days, as applicable) for the actual days elapsed. All other fees, interest and all other amounts payable hereunder shall be calculated on the basis of a 360 day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a LIBOR Rate on the Business Day of the determination thereof. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate shall become effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Credit Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the computations used by the Administrative Agent in determining any interest rate.

(c) The parties understand that the Applicable Percentage may be determined and/or adjusted from time to time based upon certain financial ratios and/or other information to be provided or certified to the Lenders by the Borrower (the “Borrower Information”). If it is

subsequently determined that any such Borrower Information was incorrect (for whatever reason, including without limitation because of a subsequent restatement of earnings by the Borrower) at the time it was delivered to the Administrative Agent, and if the applicable interest rate or fees calculated for any period were lower than they should have been had the correct information been timely provided, then, such interest rate and such fees for such period shall be automatically recalculated using correct Borrower Information. The Administrative Agent shall promptly notify the Borrower in writing of any additional interest and fees due because of such recalculation, and the Borrower shall pay such additional interest or fees due to the Administrative Agent, for the account of each Lender, within 5 Business Days of receipt of such written notice. Any recalculation of interest or fees required by this provision shall survive the termination of this Agreement, and this provision shall not in any way limit any of the Administrative Agent’s, any Issuing Lender’s or any Lender’s other rights under this Agreement.

2.12	Pro Rata Treatment and Payments.

(a) Each borrowing of Loans and any reduction of the Commitments shall be made pro rata according to the respective Commitment Percentages of the Lenders in the currency in which such amount is denominated and in such funds as are customary at the place and time of payment for the settlement of international payments in such currency. Without limiting the terms of the preceding sentence, accrued interest on any Loans denominated in a Foreign Currency shall be payable in such Foreign Currency. Each payment under this Credit Agreement or any Note shall be applied (i) first, to any Fees then due and owing, (ii) second, to interest then due and owing in respect of the Loans (whether or not evidenced by Notes) of the Borrower and (iii) third, to principal then due and owing hereunder and under the Loans (whether or not evidenced by Notes) of the Borrower. Each payment on account of the Facility Fees and the Letter of Credit Fees shall be made pro rata in accordance with the respective amounts due and owing. Each payment (other than voluntary repayments and mandatory prepayments) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective amounts due and owing hereunder in the currency in which such amount is denominated and in such funds as are customary at the place and time of payment for the settlement of international payments in such currency. Without limiting the terms of the preceding sentence, accrued interest on any Loans denominated in a Foreign Currency shall be payable in the same Foreign Currency as such Loan. Each voluntary repayment and mandatory prepayment on account of principal of the Loans shall be applied in accordance with Section 2.8. The obligation of the Borrower to make each payment on account of such amount in the currency in which such amount is denominated shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any other currency, except to the extent such tender or recovery shall result in the actual receipt by the Administrative Agent of the full amount in the appropriate currency payable hereunder. With respect to Competitive Loans, if the Borrower fails to specify the particular Competitive Loan or Loans as to which any payment or other amount should be applied and it is not otherwise clear as to the particular Competitive Loan or Loans to which such payment or other amounts relate, or any such payment or other amount is to be applied to Competitive Loans without regard to any such direction by the Borrower, then each payment or prepayment of principal on Competitive Loans and each payment of interest or other amount on or in respect of Competitive Loans, shall be allocated pro rata among the relevant Competitive Loan Lenders in accordance with the then outstanding amounts of their respective Competitive Loans. All payments (including prepayments) to be made by the Borrower on account of principal, interest and fees shall be made without defense, set-off or counterclaim (except as provided in Section 2.18(b)) and shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s Office specified in Section 10.2 and (i) in the case of Loans or other amounts denominated in Dollars, shall be made in Dollars not later than 1:00 P.M. on the date when due and (ii) in the case of Loans or other amounts denominated in a Foreign Currency, unless otherwise specified herein, shall be made in such Foreign Currency not later than the Applicable Time specified by the Administrative Agent on the date when due. Any payment received after the foregoing deadlines shall be deemed received on the next Business Day. The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the LIBOR Rate Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a LIBOR Rate Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(b) Allocation of Payments After Event of Default. Notwithstanding any other provision of this Credit Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Administrative Agent or any Lender on account of the Credit Party Obligations or any other amounts outstanding under any of the Credit Documents shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees of one outside counsel) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents;

SECOND, to payment of any fees owed to the Administrative Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees of one outside counsel (absent dissension among the Lenders or the Administrative Agent and the Lenders)) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Credit Party Obligations owing to such Lender;

FOURTH, to the payment of all of the Credit Party Obligations consisting of accrued fees and interest in respect of Swingline Loans;

FIFTH, to the payment of all of the other Credit Party Obligations consisting of accrued fees and interest (including, without limitation, accrued fees and interest arising under any Hedging Agreement with a Hedging Agreement Provider);

SIXTH, to the payment of the outstanding principal amount of the Credit Party Obligations in respect of Swingline Loans;

SEVENTH, to the payment of the outstanding principal amount of the other Credit Party Obligations (including, without limitation, the payment or cash collateralization of the outstanding LOC Obligations, and including with respect to any Hedging Agreement with a Hedging Agreement Provider, any breakage, termination or other payments due under such Hedging Agreement with a Hedging Agreement Provider and any interest accrued thereon);

EIGHTH, to all other Credit Party Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses “FIRST” through “SEVENTH” above; and

NINTH, to the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category and (ii) each of the Lenders and/or Hedging Agreement Providers shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans and LOC Obligations held by such Lender or the outstanding obligations payable to such Hedging Agreement Provider bears to the aggregate then outstanding Loans, LOC Obligations and obligations payable under all Hedging Agreements with a Hedging Agreement Provider) of amounts available to be applied pursuant to clauses “THIRD”, “FIFTH”, “SEVENTH” and “EIGHTH” above.

2.13	Non-Receipt of Funds by the Administrative Agent.

(a) Unless the Administrative Agent shall have been notified in writing by a Lender prior to the date a LIBOR Rate Loan is to be made (or prior to 2:00 p.m. in the case of an Alternate Base Rate Loan) by such Lender (which notice shall be effective upon receipt) that such Lender does not intend to make the proceeds of such Loan available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such proceeds available to the Administrative Agent on such date, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent, the Administrative Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent will promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent and any such payment by the Borrower shall not constitute a waiver of any right or remedy the Borrower may have with respect to any such Lender. The Administrative Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for the applicable borrowing pursuant to the Notice of Borrowing and (ii) from a Lender at the Federal Funds Rate.

(b) Unless the Administrative Agent shall have been notified in writing by the Borrower, prior to the date on which any payment is due from it hereunder (which notice shall be effective upon receipt) that the Borrower does not intend to make such payment, the Administrative Agent may assume that such Borrower has made such payment when due, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to each Lender on such payment date an amount equal to the portion of such assumed payment to which such Lender is entitled hereunder, and if the Borrower has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, repay to the Administrative Agent the amount made available to such Lender. If such amount is repaid to the Administrative Agent on a date after the date such amount was made available to such Lender, such Lender shall pay to the Administrative Agent on demand interest on such amount in respect of each day from the date such amount was made available by the Administrative Agent at a per annum rate equal to, if repaid to the Administrative Agent within two (2) days from the date such amount was made available by the Administrative Agent, the Federal Funds Rate and thereafter at a rate equal to the Alternate Base Rate.

(c) A certificate of the Administrative Agent submitted to the Borrower or any Lender with respect to any amount owing under this Section 2.13 shall be conclusive in the absence of manifest error.

2.14	Inability to Determine Interest Rate.

Notwithstanding any other provision of this Credit Agreement, if (a) the Administrative Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining LIBOR for such Interest Period, or (b) the Required Lenders shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of funding LIBOR Rate Loans that the Borrower has requested be outstanding as a LIBOR tranche during such Interest Period, the Administrative Agent shall forthwith give telephone notice of such determination, confirmed in writing, to the Borrower, and the Lenders at least two Business Days prior to the first day of such Interest Period. If such notice is given (a) any Foreign Currency Loans requested to be made on the first day of such Interest Period shall be made, at the sole option of the Borrower, in Dollars as Alternate Base Rate Loans or such request shall be cancelled, (b) any affected Foreign Currency Loans that were to have been converted on the first day of such Interest Period to or continued as LIBOR Rate Loans shall be converted to or continued, at the sole option of the Borrower, as Alternate Base Rate Loans, (c) any affected LIBOR Rate Loans requested to be made on the first day of such Interest Period shall be made, at the sole option of the Borrower, in Dollars as Alternate Base Rate Loans and (d) any affected Loans that were requested to be converted into or continued as LIBOR Rate Loans shall remain as or be converted into Alternate Base Rate Loans. Until any such notice has been withdrawn by the Administrative Agent, no further Loans shall be made as, continued as, or converted into, LIBOR Rate Loans for the Interest Periods so affected.

2.15	Illegality.

(a) Notwithstanding any other provision of this Credit Agreement, if any Change in Law shall make it unlawful for such Lender or its U.S. LIBOR Lending Office or Foreign Currency Lending Office to make or maintain LIBOR Rate Loans as contemplated by this Credit Agreement or to obtain in the interbank eurodollar market through its U.S. LIBOR Lending Office or Foreign Currency Lending Office the funds with which to make such Loans, (a) such Lender shall promptly notify the Administrative Agent and the Borrower thereof, (b) the commitment of such Lender hereunder to make LIBOR Rate Loans or continue LIBOR Rate Loans as such shall forthwith be suspended until the Administrative Agent shall give notice that the condition or situation which gave rise to the suspension shall no longer exist, and (c) such Lender’s Loans then outstanding as LIBOR Rate Loans, if any, shall be converted on the last day of the Interest Period for such Loans or within such earlier period as required by law to Alternate Base Rate Loans denominated in Dollars. The Borrower hereby agrees promptly to pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for actual and direct costs (but not including anticipated profits) reasonably incurred by such Lender including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its LIBOR Lending Office) to avoid or to minimize any amounts which may otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its U.S. LIBOR Lending Office or Foreign Currency LIBOR Lending Office) to avoid or to minimize any amounts which may otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

(b) Notwithstanding any other provision of this Credit Agreement, if there shall have occurred any change in national or international financial, political or economic conditions (including the imposition of or any change in exchange controls) or currency exchange rates which would make it unlawful or impossible for any Lender to make Loans denominated in an applicable Foreign Currency to the Borrower, as contemplated by this Credit Agreement, (i) such Lender shall promptly notify the Administrative Agent and the Borrower thereof, (ii) the commitment of such Lender hereunder to make such Foreign Currency Loans shall forthwith be suspended until the Administrative Agent shall give notice that the condition or situation which gave rise to the suspension shall no longer exist, and (iii) such Lender’s Loans then outstanding as such Foreign Currency Loans, if any, shall be, at the sole option of the Borrower, on the last day of the Interest Period for such Loans or within such earlier period as required by law, (A) converted to Alternate Base Rate Loans denominated in Dollars or (B) prepaid. The

Borrower hereby agrees promptly to pay any such Lender, upon its demand, any additional amounts necessary to compensate the Lender for actual and direct costs (but not including anticipated profits) reasonably incurred by such Lender in making any repayment in accordance with this Section, attributable to the amount of any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its applicable Foreign Currency Loans hereunder, as provided in Section 2.16. A certificate as to any additional amounts payable pursuant to this Section submitted by the affected Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. Each Lender agrees to use reasonable efforts to avoid or to minimize any amounts which may otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

2.16	Requirements of Law.

(a) If any Change in Law made subsequent to the date hereof, or in the case of a Lender that is an assignee or transferee of an interest under this Credit Agreement, made subsequent to the date of such assignment or transfer (except to the extent the assigning or transferring Lender was entitled to benefits under this Section 2.16):

(i) shall subject such Lender to any tax of any kind whatsoever with respect to any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for changes in the rate of tax on the net income of such Lender or tax imposed in lieu of net income taxes);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the LIBOR Rate hereunder; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender (taking into account all available tax credits, tax deductions or other tax benefits) of making or maintaining LIBOR Rate Loans or to reduce any amount receivable hereunder or under any Note, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable which such Lender reasonably deems to be material as determined by such Lender with respect to its LIBOR Rate Loans. A certificate as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Borrower shall be presumptive evidence of such additional amount in the absence of manifest error. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its Applicable Lending Office) to avoid or to minimize any amounts which might otherwise be payable pursuant to this paragraph of this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

(b) If any Lender shall have reasonably determined that any Change in Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender in its sole discretion to be material, then from time to time, within fifteen (15) days after demand by such Lender, the Borrower shall pay to such Lender such additional amount as shall be certified by such Lender as being required to compensate it for such reduction. Such a certificate as to any additional amounts payable under this Section submitted by a Lender (which certificate shall include a description of the basis for the computation), through the Administrative Agent, to the Borrower shall be presumptive evidence of such additional amount in the absence of manifest error.

(c) The agreements in this Section 2.16 shall survive the termination of this Credit Agreement and payment of the Loans and all other amounts payable hereunder.

(d) Notwithstanding the foregoing, the Borrower shall not be obligated to make payment to a Lender pursuant to this Section 2.16 in respect of increased costs or a reduction in the rate of return, if (i) written demand therefor has not been made by such Lender within 180 days from the date on which such Lender determined that any Change in Law has resulted in such increased cost or reduction in rate of return; provided that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period shall be extended to include the retroactive effect thereof or (ii) such increased cost or reduction in rate of return is attributable to the gross negligence or willful misconduct of the Lender. No Lender shall request that the Borrower pay any additional amount pursuant to this Section 2.16 unless it shall concurrently make similar requests to other borrowers similarly situated and affected by such Change in Law.

2.17	Indemnity.

The Borrower hereby agrees to indemnify each Lender and to hold such Lender harmless from any actual funding loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or interest on any Loan by such Lender in accordance with the terms hereof, (b) default by the Borrower in accepting a borrowing after the Borrower has given a notice in accordance with the terms hereof, (c) default by the Borrower in making any repayment, prepayment, continuation or conversion after the Borrower has given a notice in accordance with the terms hereof, and/or (d) the making by the Borrower of a repayment or prepayment of a Loan, or the conversion thereof, on a day which is not the last day of the Interest Period with respect thereto, in each case including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Loans hereunder, but excluding lost profits. A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender, through the Administrative Agent, to the Borrower (which certificate must be delivered to the Administrative Agent within thirty days following such default, repayment, prepayment or conversion or no such amount shall be owing) shall be conclusive in the absence of manifest error. The agreements in this Section 2.17 shall survive termination of this Credit Agreement and payment of the Loans and all other amounts payable hereunder.

2.18	Taxes.

(a) All payments made by the Borrower under the Credit Documents will be, except as provided in this Section 2.18, made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any Governmental Authority or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed on or measured by the net income or profits (including any branch profits tax or alternative minimum tax imposed by the United States and any similar tax imposed by any other jurisdiction) of a Lender as a result of a present or former connection between the Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement)), and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the Borrower agrees (i) to deduct or withhold such Taxes and to pay the full amount of such Taxes to the relevant taxing or Government Authority and (ii) except as provided in Section 2.18(b), to pay such additional amounts as may be necessary so that every payment of all amounts due under any Credit Document, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. The Borrower will furnish to the Administrative Agent as soon as practicable after the date the payment of any Taxes is due pursuant to applicable law, certified copies (to the extent reasonably available and required by law) of tax receipts evidencing such payment by the Borrower. The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender except as provided in Section 2.18(b). Notwithstanding the foregoing, the Borrower shall not be obligated to make payment to a Lender pursuant to this Section 2.18(a) in respect of penalties, interest and other similar liabilities attributable to any Taxes, if (i) written demand therefor has not been made by such Lender within 180 days from the date on which such Lender received written notice of imposition of Taxes by the relevant taxing or Governmental Authority, but only to the extent such penalties, interest and other similar liabilities are attributable to such failure or delay by the Lender in making such written demand, (ii) such penalties, interest and other similar liabilities have accrued after the Borrower had indemnified or paid an additional amount due pursuant to this Section 2.18(a) or (iii) such penalties, interest and other similar liabilities are attributable to the gross negligence or willful misconduct of the Lender. After the Lender receives written notice of the imposition of the Taxes which are subject to this Section 2.18(a), such Lender will act in good faith to promptly notify the Borrower of its obligations hereunder. No Lender shall request that the Borrower pay any Taxes or any gross-up therefor pursuant to this Section 2.18(a) unless it shall make similar requests to other borrowers similarly situated and affected by such Taxes.

(b) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “Foreign Lender”) agrees to deliver to the Borrower and the Administrative Agent on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under this Credit Agreement pursuant to Section 10.6 (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) if the Lender is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN or W-8ECI (or successor forms) certifying such Lender’s entitlement to a complete or partial exemption from United States withholding tax with respect to payments to be made under this Credit Agreement and under any Note, or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, either Internal Revenue Service Form W-8BEN or W-8ECI as set forth in clause (i) above with the certification required in such clause (i), or (x) a certificate substantially in the form of Schedule 2.18 (any such certificate, a “2.18 Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8 (or successor form) certifying such Lender’s entitlement to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Credit Agreement and under any Note. In addition, each Lender agrees that it will deliver upon the Borrower’s request updated versions of the foregoing, as applicable, whenever the previous certification has become obsolete or inaccurate in any material respect (including as a result of a change in the Lender’s Applicable Lending Office), together with such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Credit Agreement and any Note. Notwithstanding anything to the contrary contained in Section 2.18(a), but subject to the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold Taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable under any Credit Document for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Lender has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 2.18(a) hereof to make any additional payments to a Lender or to indemnify any Lender in respect of Taxes imposed by the United States on any payments of interest, fees or other amounts payable under the Credit Documents (I) if such Lender has not provided to the Borrower the Internal Revenue Service Forms required to be provided to the Borrower pursuant to this Section 2.18(b), (II) to the extent that such Forms do not establish a complete exemption from withholding of such Taxes or (III) if the imposition of such Taxes is the result of a change in the Lender’s Applicable Lending Office, except to the extent that such Lender was entitled to any such additional payments at the time of such change or such change was made at the request of the Borrower. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 2.18, the

Borrower agrees to pay additional amounts and to indemnify each Lender in the manner set forth in Section 2.18(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of Taxes that occur after (i) the Closing Date, (ii) in the case of a Lender that changes its Applicable Lending Office, to the extent that such Lender was not entitled to additional amounts pursuant to Section 2.18(a) at the time of a change in its Applicable Lending Office, the date of such change or (iii) in the case of a Lender that is an assignee or transferee of an interest under this Credit Agreement other than pursuant to Section 2.20, to the extent that the assigning or transferring Lender was not entitled to additional amounts pursuant to Section 2.18(a) at the time of such assignment or transfer), the date of such assignment or transfer to such Lender.

(c) Each Lender agrees to use reasonable efforts (including reasonable efforts to change its Applicable Lending Office) to avoid or to minimize any amounts which might otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens reasonably deemed by such Lender in its sole discretion to be material.

(d) If the Borrower pays any additional amount pursuant to this Section 2.18 with respect to a Lender, such Lender shall use reasonable efforts to obtain a refund of tax or credit against its tax liabilities on account of such payment; provided that such Lender shall have no obligation to use such reasonable efforts if either (i) it is in an excess foreign tax credit position or (ii) it believes in good faith that claiming a refund or credit would cause adverse tax consequences to it. In the event that such Lender receives such a refund or credit, such Lender shall pay to the Borrower an amount that such Lender reasonably determines is equal to the net tax benefit obtained by such Lender as a result of such payment by the Borrower. In the event that no refund or credit is obtained with respect to the Borrower’s payments to such Lender pursuant to this Section 2.18, then such Lender shall upon request provide a certification that such Lender has not received a refund or credit for such payments. Nothing contained in this Section 2.18 shall require a Lender to disclose or detail the basis of its calculation of the amount of any tax benefit or any other amount or the basis of its determination referred to in the proviso to the first sentence of this Section 2.18(d) to the Borrower or any other party or to make available its tax return or any other information related to its taxes which it deems confidential.

(e) The agreements in this Section 2.18 shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

2.19	Indemnification; Nature of Issuing Lender’s Duties.

(a) In addition to its other obligations under Section 2.4, the Borrower hereby agrees to protect, indemnify, pay and hold each Issuing Lender harmless from and against any and all actual claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees of one outside counsel (absent dissension among the Issuing Lenders)) that such Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance by such Issuing Lender of any Letter of Credit, except to the extent resulting from the gross negligence or willful misconduct of such Issuing Lender or (ii) the failure of such Issuing Lender to honor a drawing under a Letter of Credit issued by such Issuing Lender as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions, herein called “Government Acts”).

(b) As between the Borrower and an Issuing Lender, the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit issued by such Issuing Lender by the beneficiary thereof. No Issuing Lender shall be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (vii) any consequences arising from causes beyond the control of the Issuing Lender, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of any Issuing Lender’s rights or powers hereunder.

(c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by an Issuing Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put such Issuing Lender under any resulting liability to the Borrower. It is the intention of the parties that this Credit Agreement shall be construed and applied to protect and indemnify the Issuing Lenders against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrower, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any Government Authority. No Issuing Lender shall, in any way, be liable for any failure by such Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the reasonable control of such Issuing Lender.

(d) Nothing in this Section 2.19 is intended to limit the reimbursement obligation of the Borrower contained in Section 2.4 hereof. The obligations of the Borrower under this Section 2.19 shall survive the termination of this Credit Agreement. No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Lender thereof to enforce any right, power or benefit under this Credit Agreement.

(e) Notwithstanding anything to the contrary contained in this Section 2.19, the Borrower shall have no obligation to indemnify any Issuing Lender in respect of any liability incurred by such Issuing Lender arising out of the gross negligence or willful misconduct of the Issuing Lender, as determined by a court of competent jurisdiction.

2.20	Replacement of Lenders.

The Borrower shall be permitted to replace with a financial institution acceptable to the Administrative Agent any Lender (other than the Lender then acting as Administrative Agent) (each a “Replaced Lender”) that (a) requests reimbursement for amounts owing pursuant to 2.14, 2.15, 2.16 or 2.18(a) or pursuant to an amendment to the Credit Agreement entered into pursuant to 2.23 or (b) is then in default of its obligation to make Loans hereunder; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such Replaced Lender on or prior to the date of replacement, (iv) the Borrower shall be liable to such Replaced Lender under Section 2.17 if any LIBOR Loan owing to such Replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vi) the Replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (vii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.14, 2.15, 2.16 or 2.18(a), as the case may be, (viii) in the case of any such assignment resulting from a claim for compensation under Sections 2.14, 2.15, 2.16 or 2.18, either such assignment will result in a reduction of such compensation or the replacement Lender shall not have a similar claim for such compensation, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the Replaced Lender. In the event any Replaced Lender fails to execute the agreements required under Section 10.6 in connection with an assignment pursuant to this Section 2.20 (after two (2) days notice has been given to such Replaced Lender), such failure will not impair the validity of the removal of such Replaced Lender and the mandatory assignment of such Replaced Lender’s Commitments and outstanding Loans shall nevertheless be effective without the execution by such Replaced Lender of the assignment documents required under Section 10.6 so long as (i) evidence of proof of receipt by such Replaced Lender of such assignment agreement is available and (ii) such Replaced Lender has been paid in full in cash on or prior to the effective date of such replacement. A Lender shall not be required to be replaced if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such replacement cease to apply.

2.21	Defaulting Lenders.

Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement or any other Credit Document shall be restricted as set forth in the definition of Requisite Lenders.

(b) Defaulting Lender Waterfall. Any payment of principal, interest, Fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 6 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.7. shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or the Swingline Lender hereunder; third, to Cash Collateralize the Fronting Exposure of the Issuing Lenders with respect to such Defaulting Lender in accordance with subsection (e) below; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the future Fronting Exposure of the Issuing Lenders with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with subsection (e) below; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, an Issuing Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Revolving Loans or Mandatory Borrowing owing by such Defaulting Lender under Section 2.4.(e) in respect of Letters of Credit (such amounts “L/C Disbursements”), in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Revolving Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4 were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Revolving Loans and funded and unfunded Participation Interests in LOC Obligations and Swingline Loans are held by the Lenders pro rata in accordance with their respective Commitment Percentages and LOC Commitment Percentages, as applicable (determined without giving effect to the immediately following subsection (d)). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c) Certain Fees.

(i) No Defaulting Lender shall be entitled to receive any Fee payable under Section 2.10(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay to such Defaulting Lender any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(ii) Each Defaulting Lender shall be entitled to receive the fee payable under Section 2.10(b) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to the immediately following subsection (e).

(iii) With respect to any Fee not required to be paid to any Defaulting Lender pursuant to the immediately preceding clauses (i) or (ii), the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LOC Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to the immediately following subsection (d), (y) pay to each Issuing Lender and Swingline Lender, as applicable, the amount of any such Fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such Fee.

(d) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LOC Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Commitment Percentages (determined without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(e) Cash Collateral, Repayment of Swingline Loans.

(i) If the reallocation described in the immediately preceding subsection (d) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Fronting Exposure of the Issuing Lenders in accordance with the procedures set forth in this subsection.

(ii) At any time that there shall exist a Defaulting Lender, within 3 Business Day following the written request of the Administrative Agent or an Issuing Lender (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Fronting Exposure of the Issuing Lenders with respect to such Defaulting Lender (determined after giving effect to the immediately preceding subsection (d) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the aggregate Fronting Exposure of the Issuing Lenders with respect to Letters of Credit issued and outstanding at such time.

(iii) The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of the Issuing Lenders, and agree to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of LOC Obligations, to be applied pursuant to the immediately following clause (iv). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Lenders as herein provided, or that the total amount of such Cash Collateral is less than the aggregate Fronting Exposure of the Issuing Lenders with respect to Letters of Credit issued and outstanding at such time, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(iv) Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of LOC Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(v) Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of the Issuing Lenders shall no longer be required to be held as Cash Collateral pursuant to this subsection following (x) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lenders in accordance with the immediately following subsection (f) or the assignment of such Defaulting Lender’s Loans and Commitment in accordance with Section 10.6), or (y) the determination by the Administrative Agent and the Issuing Lender that there exists excess Cash Collateral; provided that, subject to the immediately preceding subsection (b), the Person providing Cash Collateral and the Issuing Lenders may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Credit Documents.

(f) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and the Issuing Lenders agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded Participation Interests in LOC Obligations and Swingline Loans to be held pro rata by the Lenders in accordance with their respective Commitment Percentages and LOC Commitment Percentages, as applicable (determined without giving effect to the immediately preceding subsection (d)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(g) New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.22	Funds Transfer Disbursements.

(a) Generally. The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of any Loan made by the Lenders or any of their Affiliates pursuant to the Credit Documents as requested by an authorized representative of the Borrower to any of the accounts designated in the Transfer Authorizer Designation Form. The Borrower agrees to be bound by any transfer request: (i) authorized or transmitted by the Borrower; or (ii) made in the Borrower’s name and accepted by the Administrative Agent in good faith and in compliance with these transfer instructions (and absent gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment), even if not properly authorized by the Borrower. The Borrower further agrees and acknowledges that, absent gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment, the Administrative Agent may rely solely on any bank routing number or identifying bank account number or name provided by the Borrower to effect a wire or funds transfer even if the information provided by the Borrower identifies a different bank or account holder than named by the Borrower. The Administrative Agent is not obligated or required in any way to take any actions to detect errors in information provided by the Borrower. If the Administrative Agent takes any actions in an attempt to detect errors in the transmission or content of transfer requests or takes any actions in an attempt to detect unauthorized funds transfer requests, the Borrower agrees that no matter how many times the Administrative Agent takes these actions the Administrative Agent will not in any situation be liable for failing to take or correctly perform these actions in the future and such actions shall not become any part of the transfer disbursement procedures authorized under this provision, the Credit Documents, or any agreement between the Administrative Agent and the Borrower. The Borrower agrees to notify the Administrative Agent of any errors in the transfer of any funds or of any unauthorized or improperly authorized transfer requests within fourteen (14) days after the Administrative Agent’s confirmation to the Borrower of such transfer.

(b) Funds Transfer. The Administrative Agent will, in its sole discretion, determine the funds transfer system and the means by which each transfer will be made. The Administrative Agent may delay or refuse to accept a funds transfer request if the transfer would: (i) violate the terms of this authorization, (ii) require use of a bank unacceptable to the Administrative Agent or any Lender or prohibited by any Governmental Authority, (iii) cause the Administrative Agent or any Lender to violate any Federal Reserve or other regulatory risk control program or guideline or (iv) otherwise cause the Administrative Agent or any Lender to violate any applicable laws or regulation.

(c) Limitation of Liability. None of the Administrative Agent, any Issuing Lender, the Swingline Lender or any Lender shall be liable to the Borrower or any other parties for (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which the Borrower’s transfers may be made or information received or transmitted, and no such entity shall be deemed an agent of the Administrative Agent, any Issuing Lender, the Swingline Lender or any Lender, (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond the control of the Administrative Agent, any Issuing Lender, the Swingline Lender or any Lender, or (iii) any special, consequential, indirect or punitive damages, and the Borrower and the other Credit Parties shall not be liable to the Administrative Agent, any Issuing Lender, the Swingline Lender or any other Lender for any special, consequential, indirect or punitive damages, in each case whether or not (x) any claim for these damages is based on tort or contract or (y) the Administrative Agent, any Issuing Lender, the Swingline Lender, any Lender or the Borrower knew or should have known the likelihood of these damages in any situation. None of the Administrative Agent, any Issuing Lender, the Swingline Lender or any Lender makes any representations or warranties other than those expressly made in this Agreement.

2.23	Foreign Borrower.

The Company may at any time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent, request that one Wholly Owned Subsidiary of the Company that is a Foreign Subsidiary organized under the laws of Luxembourg (the “Foreign Borrower”) be permitted to become a co-borrower hereunder with authority to borrow Loans in Foreign Currencies. The Foreign Borrower shall not be permitted to borrow Loans on the terms and conditions of this Agreement until the following conditions precedent have been satisfied:

(a) the Administrative Agent shall have received a joinder agreement in form and substance reasonably acceptable to the Administrative Agent pursuant to which the Foreign Borrower joins this Agreement as a Borrower and becomes a party to any other applicable Credit Document, such agreement to be in form and substance satisfactory to the Administrative Agent;

(b) the Administrative Agent shall have received on behalf of the Lenders such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information (subject to clause (c) below), in form, content and scope reasonably satisfactory to the Administrative Agent, as may be reasonably required by the Administrative Agent or the Required Lenders, and Notes executed by the Foreign Borrower to the extent any Lenders so require; and

(c) if the permitting such Foreign Borrower to be a co-borrower hereunder obligates the Administrative Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall, promptly upon the request of the Administrative Agent or any Lender, supply such documentation and other evidence as is reasonably requested by the Administrative Agent or any Lender in order for the Administrative Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations.

Subject to the limitations of clauses (i) through (vii) of Section 10.1, the Lenders hereby consent to the Administrative Agent, on the Lenders’ behalf, entering into any amendments to the Credit Agreement necessary or reasonably desired by the Administrative Agent and the Borrower to effectuate the joinder of the Foreign Borrower to this Credit Agreement, such amendment shall provide, among other things, (x) that each Lender may, at its option, make Loans available to such Foreign Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such loan and (y) that the Borrower and such Foreign Borrower shall indemnify each Lender against increased costs incurred by such Lender, or any sum received or receivable by such Lender is reduced, in each case by reason of the fact that the Foreign Borrower is organized under the laws of Luxembourg or conducts business in a jurisdiction outside of the United States, subject to the Borrower’s right to replace such Lender pursuant to Section 2.20. No Foreign Subsidiary shall be permitted to be joined as the Foreign Borrower or a Guarantor hereunder to the extent that either the Administrative Agent or the Company reasonably determines that joining such Foreign Subsidiary as the Foreign Borrower or Guarantor would violate any law applicable to such Foreign Subsidiary, the Administrative Agent or the Lenders (including, without limitation, any applicable laws regarding financial assistance).

SECTION 3

REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Credit Agreement and to make Loans herein provided for, the Credit Parties hereby represent and warrant to the Administrative Agent and to each Lender that:

3.1	Existing Indebtedness.

Schedule 3.1 sets forth, as of the Closing Date, a complete and correct list of any Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Borrower or its Subsidiaries since Borrower’s audited financial statements for the fiscal year ended December 31, 2010.

3.2	Financial Statements.

The Borrower has delivered to the Administrative Agent copies of the financial statements of the Borrower and its Subsidiaries referenced in Section 4.1(g). All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Borrower and its Subsidiaries as of the respective dates specified in such financial statements and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).

3.3	No Material Adverse Change.

Since the latter of December 31, 2010 or the date of the most recently delivered annual audited financial statements delivered pursuant to Section 5.1(a), there has been no Material Adverse Effect.

3.4	Organization; Existence.

Each of the Credit Parties is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign entity and is in good standing under the laws of each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Credit Parties has the corporate power and authority to own or hold under lease the material properties it purports to own or hold under lease, to transact the material business it transacts and proposes to transact, to execute and deliver this Credit Agreement, the other Credit Documents and the Fee Letter and to perform the provisions hereof and thereof.

3.5	Authorization; Power; Enforceable Obligations.

This Credit Agreement, the other Credit Documents and the Fee Letter have been duly authorized by all necessary corporate action on the part of the Borrower and the other Credit Parties party thereto, and this Credit Agreement constitutes, and upon execution and delivery thereof each other Credit Document and the Fee Letter will constitute, a legal, valid and binding obligation of the Borrower and the other Credit Parties party thereto enforceable against the Borrower and any such Credit Party in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Each Credit Document and the Fee Letter to which it is a party has been duly executed and delivered on behalf of the Borrower or the other Credit Parties, as the case may be.

3.6	Consent; Government Authorizations.

No approval, consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with acceptance of extensions of credit by the Borrower or the making of the guaranties hereunder or with the execution, delivery or performance of any Credit Documents or the Fee Letter by the other Credit Parties party thereto (other than those which have been obtained) or with the validity or enforceability of any Credit Document or the Fee Letter against the Credit Parties party thereto.

3.7	No Material Litigation.

(a) There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or any property of the Borrower or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, if adversely determined would reasonably be expected to have a Material Adverse Effect.

(b) Neither the Borrower nor any Subsidiary is in default under any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

3.8	No Default.

No Default or Event of Default has occurred and is continuing.

3.9	Taxes.

The Borrower and its Subsidiaries have filed all Federal and all other material tax returns (state, local and foreign) that are required to have been filed in any jurisdiction, and have paid all income taxes shown to be due and payable (including interest and penalties) on such returns and all other taxes and assessments due and payable by them (within any grace period provided for such payment), except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Borrower or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. None of the Credit Parties or their respective Subsidiaries is aware, as of the Closing Date, of any proposed tax assessments against it or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect.

3.10	ERISA.

Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code, except to the extent that any such occurrence or failure to comply would not reasonably be expected to have a Material Adverse Effect. No termination of a Single Employer Plan has occurred resulting in any liability that has remained unfunded, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period which could reasonably be expected to have a Material Adverse Effect. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by an amount which, as determined in accordance with GAAP, could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any ERISA Affiliate is currently subject to any liability for a complete or partial withdrawal from a Multiemployer Plan which could reasonably be expected to have a Material Adverse Effect. No Plan has been determined to be “at risk” (within the meaning of Section 430 of the Code or Section 303 of ERISA) or is reasonably likely to become so.

3.11	Governmental Regulations, Etc.

(a) No part of the proceeds of the Loans hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U, or for the purpose of purchasing or carrying or trading in any securities. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in said Regulation U. No Indebtedness being reduced or retired out of the proceeds of the Loans hereunder was or will be incurred for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U or any “margin security” within the meaning of Regulation T. “Margin stock” within the meaning of Regulation U does not constitute more than 25% of the value of the Consolidated Assets of the Borrower and its Subsidiaries. Neither the execution and delivery hereof by the Borrower, nor the performance by it of any of the transactions contemplated by this Credit Agreement (including, without limitation, the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or regulations issued pursuant thereto, or Regulation T, U or X.

(b) The Borrower is not an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, and is not controlled by such a company.

(c) The use of the proceeds of the Loans hereunder will not violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Without limiting the foregoing, none of the Credit Parties is or will (i) become a person whose property or interest in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed.

Reg. 49079 (2001)) or (ii) to the best of its knowledge, engage in any dealings or transactions, or be associated with, any such person.

3.12	Subsidiaries.

(a) Schedule 3.12 is (except as noted therein) a complete and correct list of the Borrower’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Borrower and each other Subsidiary and an indication whether such Subsidiary is, as of the Closing Date, a Material Subsidiary.

(b) Each of the Material Subsidiaries identified in Schedule 3.12 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

3.13	Use of Proceeds.

The Extensions of Credit will be used solely (a) to refinance the Existing Facility and certain other Indebtedness of the Borrower and to pay certain fees and expenses related thereto and (b) to provide for the working capital and general corporate requirements of the Borrower and its Subsidiaries, including, without limitation, commercial paper back-up, the financing of investments and acquisitions not prohibited hereunder and the payment of fees and expenses incurred in connection with the transactions contemplated hereby.

3.14	Contractual Obligations; Compliance with Laws; No Conflicts.

The execution, delivery and performance by the Borrower and the other Credit Parties, as applicable, of this Credit Agreement, the other Credit Documents and the Fee Letter will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien (other than Permitted Liens) in respect of any property of the Borrower or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, or any other Material agreement or instrument to which the Borrower or any Subsidiary is bound or by which the Borrower or any Subsidiary or any of their respective properties may be bound or affected except to the extent that the same could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Borrower or any Subsidiary, (c) violate any Requirement of Law applicable to the Borrower or any of its Subsidiaries (except those as to which waivers or consents have been obtained) or (d) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of such Person.

3.15	Accuracy and Completeness of Information.

Factual statements contained in the Credit Documents and any other certificates or documents furnished to the Administrative Agent or the Lenders by or on behalf of any Credit Party from time to time pursuant to this Agreement (in any case excluding any projections, budgets and estimates), taken as a whole, and taking into consideration all corrections or substituted documents, do not and will not, as of the date when made, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which the same were made, all except as otherwise qualified herein. There is no fact now known to the Borrower or any of its Subsidiaries which has, or would reasonably be expected to have, a Material Adverse Effect which fact has not been set forth herein, in the financial statements of the Borrower and its Subsidiaries furnished to the Administrative Agent and/or the Lenders, or in any certificate, opinion or other written statement made or furnished by the Borrower to the Administrative Agent and/or the Lenders. All projections, budgets and estimates delivered hereunder represent as of the date delivered the good faith estimate of the Borrower and its senior management concerning the financial condition, financial performance and course of the business of the Borrower and its Subsidiaries; provided such projections, budgets and estimates are not to be viewed as fact, and actual results during the period covered thereby may differ from such projections, budgets and estimates and such differences may be Material.

3.16	Environmental Matters.

Except as to matters which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by the any of the Credit Parties and their Subsidiaries (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations which (i) constitute a violation of, or (ii) have resulted in liability under, any Environmental Law.

(b) the Properties and all operations of the Credit Parties and their Subsidiaries at the Properties are in compliance, and have in the last five years been in compliance, in all material respects with all applicable Environmental Laws, and there is no contamination at or under the Properties or violation of any Environmental Law with respect to the Properties or the business operated by any of the Credit Parties (the “Business”).

(c) to the knowledge of the Responsible Officers of the Credit Parties, neither the Borrower nor any of its Subsidiaries has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does the Borrower nor any of its Subsidiaries have knowledge of any such threatened notice.

(d) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which has given rise to liability under any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that has given rise to liability under, any applicable Environmental Law.

(e) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Credit Party, threatened, under any Environmental Law to which any of the Credit Parties is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial directives outstanding under any Environmental Law with respect to the Properties or the Business.

(f) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any of the Credit Parties in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner requiring remediation under Environmental Laws.

3.17	Solvency.

The fair saleable value of the assets of the Borrower, individually, and of the Borrower and its Subsidiaries, taken as a whole, measured on a going concern basis, exceeds all probable liabilities, including those to be incurred pursuant to this Credit Agreement. The Credit Parties taken as a whole (a) do not have unreasonably small capital in relation to the business in which they are or propose to be engaged and (b) have not incurred or do not believe that they will incur after giving effect to the transactions contemplated by this Credit Agreement, debts beyond their ability to pay such debts as they become due.

3.18	Title to Property; Leases.

The Borrower and its Subsidiaries have good and sufficient title to their respective Material properties, including all such properties reflected in the most recent audited balance sheet referred to in Section 3.2 and Section 5.1 or acquired by the Borrower or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Credit Agreement, except for those defects in title and Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. All Material leases are valid and subsisting and are in full force and effect except to the extent that the failure thereof would not be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect.

3.19	Insurance.

Schedule 3.19 sets for the insurance coverage of the Borrower and its Subsidiaries in effect as of the Closing Date. The present insurance coverage of the Borrower and its Subsidiaries complies with the requirements set forth in Section 5.5.

3.20	Licenses and Permits.

The Borrower and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that are Material, without known conflict with the rights of others, except for the failure of such ownership or possession or those conflicts that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

3.21	Anti-Terrorism Laws; OFAC.

(a) Neither the making of the Loans hereunder nor the Borrower’s use of the proceeds thereof will violate the Patriot Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or is in violation of any Federal statute or Presidential Executive Order, including without limitation Executive Order 13224 66 Fed. Reg. 49079 (September 25, 2001) (Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit or Support Terrorism) (collectively, “Anti-Terrorism Laws”).

(b) None of the Borrower, any Subsidiary or any Affiliate of the Borrower: (a) is a Sanctioned Person, (b) has any of its assets in Sanctioned Entities or (c) derives any of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Entities.

3.22	Labor Matters.

None of the Credit Parties currently have existing any strikes, walkouts or other work stoppages, other than as set forth in Schedule 3.22 hereto or as would not reasonably be expected to have a Material Adverse Effect.

SECTION 4

CONDITIONS

4.1	Conditions to Closing.

This Credit Agreement shall become effective upon, and the obligation of each Lender to make the initial Extensions of Credit is subject to, the satisfaction or waiver of the following conditions precedent:

(a) Execution of Credit Agreement and Credit Documents. Receipt by the Administrative Agent of (i) counterparts of this Credit Agreement and (ii) for the account of each Lender that requests a Revolving Note, Revolving Notes and for the account of the Swingline Lender, a Swingline Note, in each case executed by a duly authorized officer of each party thereto and in each case conforming to the requirements of this Credit Agreement.

(b) Legal Opinion. Receipt by the Administrative Agent of a legal opinion of counsel (including in-house counsel) to the Credit Parties relating to this Credit Agreement and the other Credit Documents and the transactions contemplated herein and therein, in form and substance reasonably acceptable to the Administrative Agent, which opinion shall include, without limitation, an opinion that the execution, delivery and performance of the Credit Documents and the performance of the transactions contemplated thereby will not conflict with, result in a breach of, require any consent or permit any acceleration of (or require repayment of) any Indebtedness of the Credit Parties or under any of the Credit Parties’ organizational documents and material agreements.

(c) Absence of Legal Proceedings. The absence of any pending or, to the best knowledge of the Borrower, threatened action, suit, investigation, proceeding, bankruptcy or insolvency, injunction, order or claim with respect to the Borrower or any of its Subsidiaries which would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) Corporate Documents. Receipt by the Administrative Agent of the following (or their equivalent), each (other than with respect to clause (iv)) certified by the secretary or assistant secretary of each Credit Party as of the Closing Date to be true and correct and in force and effect pursuant to a certificate substantially in the form attached hereto as Schedule 4.1(d):

(i) Articles of Incorporation. Copies of the articles of incorporation or charter documents of the Credit Parties certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state of its organization.

(ii) Resolutions. Copies of resolutions of the board of directors or comparable managing body of the Credit Parties approving and adopting the respective Credit Documents to which each is a party, the transactions contemplated therein and authorizing execution and delivery thereof.

(iii) Bylaws. Copies of the bylaws, operating agreement or partnership agreement of the Credit Parties certified by a secretary or assistant secretary as of the Closing Date to be true and correct and in force and effect as of such date.

(iv) Good Standing. Copies, where applicable, of certificates of good standing, existence or its equivalent of each of the Credit Parties certified as of a recent date by the appropriate Governmental Authorities of the State of organization and each other State in which the failure to so qualify and be in good standing would reasonably be expected to have a Material Adverse Effect.

(v) Incumbency. An incumbency certificate of each Credit Party certified by a secretary or assistant secretary to be true and correct as of the Closing Date.

(e) Officer’s Certificate. Receipt by the Administrative Agent of (i) a certificate, in form and substance reasonably satisfactory to it, of a Responsible Officer certifying that the Borrower and each of the other Credit Parties on a consolidated basis are solvent as of the

Closing Date and (ii) an Officer’s Compliance Certificate demonstrating that the Borrower, on a consolidated basis with its Subsidiaries, is in pro forma compliance with all of the financial covenants in Section 5.9 both before and after giving effect to any Loans to be made on the Closing Date.

(f) Account Designation Letter. Receipt by the Administrative Agent of an executed counterpart of the Account Designation Letter.

(g) Financial Information. Receipt by the Administrative Agent of (i) the final audited financial statements of the Borrower for the twelve month period ending December 31, 2010 and (ii) the unaudited quarterly financial statements of the Borrower for the quarter ending June 30, 2011.

(h) Loan Closing Statement. Receipt by the Administrative Agent of a closing statement in form satisfactory to it, setting forth the fees and expenses to be paid by the Borrower on the Closing Date and such other matters as the Administrative Agent may reasonably request.

(i) Repayment of Existing Facility. All accrued interest and fees payable by the Borrower under the Existing Facility shall have been paid in full (or shall be paid in full with the proceeds of the initial Loans) and the Administrative Agent shall have received such evidence of such payment as the Administrative Agent may reasonably require.

(j) Consents. The Administrative Agent shall have received evidence that all necessary governmental, corporate, shareholder and third party consents and approvals, if any, in connection with the financings and other transactions contemplated hereby have been received and no condition exists which would reasonably be likely to restrain, prevent or impose any material adverse conditions on the transactions contemplated hereby.

(k) No Material Adverse Change. Since December 31, 2010 there has been no event or development which has had a Material Adverse Effect.

(l) Fees. Receipt by the Administrative Agent and the Lenders of all fees, if any, then owing by the Borrower to the Lenders, the Administrative Agent and the Lead Arrangers.

(m) Patriot Act Certificate. The Borrower and each other Credit Party shall have provided all information requested by the Administrative Agent and each Lender in order to comply with the Patriot Act.

(n) Transfer Authorizer Designation Form. Receipt by the Administrative Agent of a Transfer Authorizer Designation Form effective as of the Closing Date.

(o) Additional Matters. All other documents and legal matters in connection with the transactions contemplated by this Credit Agreement shall be reasonably satisfactory in form and substance to the Administrative Agents.

4.2	Conditions to All Extensions of Credit.

The obligation of each Lender to make any Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:

(a) Representations and Warranties. The representations and warranties made by the Borrower herein or in any other Credit Document or which are contained in any certificate furnished at any time under or in connection herewith or therewith shall be true and correct in all material respects on and as of the date of such Extension of Credit as if made on and as of such date (except for those which expressly relate to an earlier date in which case such representations and warranties shall be true and correct as of such earlier date).

(b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date.

(c) Compliance with Commitments. Immediately after giving effect to the making of any such Extension of Credit (and the application of the proceeds thereof), (i) the sum of the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of outstanding Revolving Loans plus Swingline Loans plus LOC Obligations plus Competitive Loans shall not exceed the Aggregate Revolving Committed Amount, (ii) the aggregate Dollar Amount (determined as of the most recent Revaluation Date) of the LOC Obligations shall not exceed the LOC Committed Amount, (iii) the Swingline Loans shall not exceed the Swingline Commitment and (iv) the aggregate principal amount of all Competitive Loans shall not exceed 50% of the remainder of (x) the Aggregate Revolving Committed Amount less (y) the Dollar Amount (determined as of the most recent Revaluation Date) of the sum of the outstanding Revolving Loans plus outstanding Swingline Loans plus LOC Obligations.

Each request for an Extension of Credit and each acceptance by the Borrower of an Extension of Credit shall be deemed to constitute a representation and warranty by the Borrower as of the date of such Extension of Credit that the conditions in subsections (a) and (b) of this Section have been satisfied or waived in writing. Each request for an extension or conversion of a Loan hereunder shall be deemed to constitute a representation and warranty by the Borrower as of the date of such Loan that the conditions in subsection (b) of this Section has been satisfied or waived in writing.

SECTION 5

AFFIRMATIVE COVENANTS

The Credit Parties covenant and agree that on the Closing Date, and so long as this Credit Agreement is in effect and until (a) the Commitments have been terminated, (b) no Loans or Letters of Credit (other than Letters of Credit which have been Cash Collateralized) remain outstanding and (c) all amounts owing hereunder or under any other Credit Document or the Fee Letter or in connection herewith or therewith have been paid in full (other than contingent indemnification of the Credit Party Obligations to the extent no claim giving rise thereto has been asserted), the Credit Parties shall, and shall cause each Subsidiary to:

5.1	Financial Statements.

Furnish, or cause to be furnished, to the Administrative Agent and the Lenders:

(a) as soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower (or such earlier date as the Borrower may file or be required to file such statements with the Securities and Exchange Commission (“SEC”)), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Deloitte or another independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders (it being agreed that any of the “Big Four” accounting firms shall be acceptable to the Required Lenders), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or such earlier date as the Borrower may file or be required to file such statements with the SEC), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 5.2(a), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein. All such financial statements shall be complete and correct in all material respects (subject, in the case of interim statements, to normal recurring year-end audit adjustments and the absence of footnotes) and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein.

5.2	Certificates; Other Information.

Furnish, or cause to be furnished, to the Administrative Agent for distribution to the Lenders:

(a) Officer’s Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Sections 5.1(a) and 5.1(b) above, a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, (i) the financial statements fairly present in all material respects the financial condition of the parties covered by such financial statements, and (ii) such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate. Such certificate shall include the calculations required to indicate compliance with Section 5.9 as of the last day of the period covered by such financial statements.

(b) Other Information. Promptly, such additional financial and other information as the Administrative Agent, at the request of any Lender, may from time to time reasonably request.

(c) Public Information. Promptly, and in any event within thirty (30) days after the same are sent, copies of all reports (other than those otherwise provided pursuant to Section 5.1 or those which are of a promotional nature) and other financial information which any Credit Party sends to its stockholders (but only to the extent such reports and other financial information would customarily be distributed by a public company to its public stockholders) and promptly, and in any event within thirty (30) days after the same are filed, copies of all financial statements and non-confidential reports which any Credit Party may make to, or file with, the SEC or any successor or analogous United States Governmental Authority.

(d) Annual Report. Promptly, and in any event within one hundred twenty (120) days after the end of each fiscal-year, (i) to the extent prepared by the Borrower, a copy of its annual report (which shall include audited financial statements as of the end of such fiscal year) and (ii) a report certified by a Responsible Officer of the Borrower as being the annual budget approved by the board of directors of the Borrower.

5.3	Notices.

Give notice to the Administrative Agent (which shall promptly transmit such notice to each Lender) of:

(a) Defaults. Promptly (but in any event within five (5) Business Days), after any Responsible Officer of a Credit Party knows thereof, the occurrence of any Default or Event of Default.

(b) Legal Proceedings. Promptly, any litigation, or any investigation or proceeding (including without limitation, any environmental or Governmental Authority proceeding) known to any Credit Party, relating to the Borrower or any of its Subsidiaries which, if adversely determined (and with respect to litigation, for which the Borrower reasonably determines that a reasonable basis for the prayer for damages exists), would reasonably be expected to have a Material Adverse Effect.

(c) ERISA. As soon as possible and in any event within thirty (30) days after the Borrower knows thereof: (i) the occurrence of any Reportable Event with respect to any Plan, (ii) a failure to make any required contribution to a Plan, (iii) the creation of any Lien in favor of the PBGC (other than a Permitted Lien) or a Plan (iv) any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (v) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any ERISA Affiliate with respect to the termination of any Plan, in each case of clauses (i) through (v), only to the extent that such occurrence could reasonably be expected to have a Material Adverse Effect.

(d) Debt Ratings Change. Promptly, and in any event within five (5) Business Days, after the Borrower obtains any actual knowledge of a change in the Debt Rating by either S&P or Moody’s, notice of such change accompanied by any announcement or publication made by the relevant agency in connection therewith.

(e) Other. Promptly, any other development or event which a Responsible Officer gains knowledge of which would reasonably be expected to have a Material Adverse Effect.

(f) Portfolio Acquisition. The consummation of a Portfolio Acquisition not more than 5 Business Days following the consummation thereof, such notice to be accompanied by an Officer’s Compliance Certificate giving pro forma effect to such Portfolio Acquisition.

Each notice pursuant to this Section 5.3 shall be accompanied by a statement of a Responsible Officer setting forth reasonable details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

5.4	Maintenance of Existence; Compliance with Laws; Contractual Obligations.

(a) Subject to Section 6.3, preserve and keep in full force and effect the Borrower’s corporate existence. Subject to Section 6.3, each Credit Party will at all times preserve and keep in full force and effect the corporate existence of it (except the Borrower) and each of its Subsidiaries (unless merged into the Borrower or a Subsidiary) and all rights and franchises of itself and its Subsidiaries unless, in the good faith judgment of the Borrower, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Comply with all Requirements of Law, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws and ERISA-related Requirements of Law, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such Requirements of Law, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(c) Fully perform and satisfy all of its obligations under all of its contractual obligations except (i) to the extent that failure to perform and satisfy such obligations would not, in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) in the case of monetary obligations except when the amount or validity of such obligations and costs are currently being contested in good faith by appropriate proceedings and reserves, if applicable, in conformity with GAAP with respect thereto have been provided on the books of the Borrower or the applicable Subsidiaries, as the case may be.

5.5	Maintenance of Property; Insurance.

(a) Maintain and keep, or cause to be maintained and kept, their respective Properties in normal repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section 5.5 shall not prevent the Borrower or any Subsidiary from discontinuing the operation and the maintenance of any of its Properties if such discontinuance is desirable in the conduct of its business, or , in any event, the Borrower has concluded that repair, working order or condition or such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Maintain, with financially sound and reputable insurers, insurance with respect to their respective Material Properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated (including, without limitation, terrorism insurance); and furnish to the Administrative Agent, upon written request, reasonable information as to the insurance carried. The Lenders acknowledge and agree that the Borrower’s and its Subsidiaries’ insurance set forth on Schedule 3.19 satisfies the requirements of this Section 5.5 as of the Closing Date.

5.6	Inspection of Property; Books and Records; Discussions.

Keep proper books of records and account in which true and correct entries in all material respects in conformity with GAAP shall be made of all dealings and transactions in relation to its businesses and activities; and permit, during regular business hours, at reasonable intervals and upon reasonable notice by the Administrative Agent, the Administrative Agent to visit and inspect any of the Credit Parties’ or their Subsidiaries’ Properties (without materially disrupting the Borrower’s day to day operations) and examine and make abstracts (including photocopies) from any of its books and records (other than materials protected by the attorney-client privilege and materials which the Borrower and its Subsidiaries may not disclose without violation of a Requirement of Law or confidentiality obligation binding upon it) at any reasonable time, and to discuss the business, operations, properties and financial and other condition of the Credit Parties and their Subsidiaries with officers and employees of the Borrower and, to the extent such certified public accountants will permit, with their independent certified public accountants. The cost of the inspection referred to in the preceding sentence shall be borne by the Lenders unless an Event of Default has occurred and is continuing, in which case the cost of such inspection shall be for the account of the Borrower.

5.7	Use of Proceeds.

Use the Loans solely for the purposes provided in Section 3.13.

5.8	Additional Guarantors.

Cause each of the Borrower’s Material Domestic Subsidiaries which is not a party to this Credit Agreement (other than any Excluded Subsidiary), whether newly formed, after acquired or otherwise existing, to as soon as practicable and in any event concurrently with the delivery of the next quarterly compliance certificate required pursuant to Section 5.2(a) following such formation, acquisition or existence, become a “Guarantor” hereunder by way of execution of a Joinder Agreement. Such joinder agreement shall be accompanied by such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, certified resolutions and other organizational and authorizing documents of such Person and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to the Administrative Agent.

5.9	Financial Covenants.

(a) Leverage Ratio. On a consolidated basis, maintain a Leverage Ratio at all times but to be tested as of the end of each fiscal quarter of the Borrower of less than or equal to 4.5 to 1.0; provided, however, that the Borrower may maintain a Leverage Ratio of not more than 5.5 to 1.0 for a period commencing on the date of the consummation of a Portfolio Acquisition and ending 270 days thereafter; provided further, that the Leverage Ratio may only be increased as described above for not more than two periods during the term of this Agreement, which periods may not be consecutive.

(b) Secured Funded Debt Ratio. On a consolidated basis, maintain a Secured Funded Debt Ratio at all times but to be tested as of the end of each fiscal quarter of the Borrower of less than or equal to 0.30 to 1.00.

5.10	Electronic Delivery of Certain Information.

(a) Documents required to be delivered pursuant to the Credit Documents shall be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial or governmental, third-party website such as www.sec.gov <http://www.sec.gov> or a website sponsored or hosted by the Administrative Agent or the Borrower) provided that the foregoing shall not apply to (i) notices to any Lender (or Issuing Lender) pursuant to Section 2 and (ii) any Lender that has notified the Administrative Agent and the Borrower that it cannot or does not want to receive electronic communications. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. In the case of documents or notices delivered electronically to the Administrative Agent and the Lenders, such documents or notices shall be deemed to have been delivered twenty-four (24) hours after the date and time on which (A) the Borrower posts such documents or the documents become available on a commercial or governmental website and (B) the Borrower notifies Administrative Agent of said posting by causing an e-mail notification to be sent to an email address specified from time to time by the Administrative Agent and provides a link thereto. Upon receipt of any such e-mail by the Administrative Agent, the Administrative Agent shall notify each Lender thereof. If (x) such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have occurred as of 10:00 a.m. Eastern time on the next business day for the recipient and (y) the deemed time of delivery occurs on a day that is not a business day for the recipient, the deemed time of delivery shall be 10:00 a.m. Eastern time on the next business day for the recipient. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificate required by Section 5.2(a) to the Administrative Agent and shall deliver paper copies of any documents to the Administrative Agent or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. Except for the certificates required by Section 5.2(a), the Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.

(b) Documents required to be delivered pursuant to Section 2. may be delivered electronically to a website provided for such purpose by the Administrative Agent pursuant to the procedures provided to the Borrower by the Administrative Agent.

5.11	Public/Private Information.

The Borrower shall cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Borrower. Documents required to be delivered pursuant to the Credit Documents shall be delivered by or on behalf of the Borrower to the Administrative Agent for the benefit of the Administrative Agent and the Lenders (collectively, “Information Materials”) pursuant to this Article and the Borrower shall designate Information Materials (a) that are either available to the public or not material with respect to the Borrower and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (b) that are not Public Information as “Private Information”.

SECTION 6

NEGATIVE COVENANTS

The Credit Parties covenant and agree that on the Closing Date, and so long as this Credit Agreement is in effect and until (a) the Commitments have been terminated, (b) no Loans or Letters of Credit (other than Letters of Credit which have been Cash Collateralized) remain outstanding and (c) all amounts owing hereunder or under any other Credit Document or the Fee Letter or in connection herewith or therewith have been paid in full (other than contingent indemnification of the Credit Party Obligations to the extent no claim giving rise thereto has been asserted), the Credit Parties shall not and shall not permit any Subsidiary to:

6.1	Liens.

Contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for Permitted Liens.

6.2	Nature of Business.

Alter the character of the business of the Borrower and its Subsidiaries taken as a whole in any material respect from that conducted as of the Closing Date other than alterations, expansions and extensions reasonably related thereto.

6.3	Mergers and Sale of Assets

(a) Dissolve, liquidate or wind up its affairs or sell, transfer, lease or otherwise dispose of all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole or agree to do so at a future time to any other Person; provided that the following, without duplication, shall be expressly permitted:

(i) the sale, lease or transfer of property or assets between and among Credit Parties;

(ii) any Subsidiary may dissolve, liquidate or wind up its affairs at any time so long as such dissolution, liquidation or winding up would not reasonably be expected to have a Material Adverse Effect and, in the case of any Guarantor, any assets of such Guarantor are transferred to another Credit Party in connection with such dissolution, liquidation or winding up; and

(iii) any other dissolution, liquidation or winding up of the affairs of a Subsidiary or any other sale, lease or transfer of property or assets to any Person; provided that after giving effect to such dissolution, liquidation or winding up or sale, lease or transfer of property or assets on a Pro Forma Basis no Default or Event of Default shall be in existence or would result therefrom.

(b) Enter into any transaction of merger or consolidation, except that (i) any Subsidiary may merge or consolidate with or into another Subsidiary; provided that if a Credit Party is a party thereto, a Credit Party will be the surviving corporation, (ii) any Subsidiary of the Borrower that is no longer useful in the business of the Borrower and its Subsidiaries, as determined by the Borrower in its reasonable discretion, may dissolve, liquidate or wind up its affairs at any time by way of merger or consolidation so long as, in the case of a Credit Party, the assets in such Credit Party are transferred to another Credit Party; and (iii) the Borrower or any

Subsidiary of the Borrower may merge or consolidate with or into a Pritzker Affiliate or any other Person so long as after giving effect to such merger or consolidation on a Pro Forma Basis (A) if the Borrower is a party thereto, the Borrower is the surviving entity and (B) no Default or Event of Default shall be in existence or would result therefrom.

Upon the sale, transfer or other disposition of any Subsidiary (or dissolution thereof, via merger or otherwise) not prohibited by this Agreement, the Administrative Agent shall (to the extent applicable) deliver to the Credit Parties, upon the Credit Parties’ request and at the Credit Parties’ expense, such documentation as is reasonably necessary to evidence the release of such Subsidiary from all of its obligations under the Credit Documents, including the release of such Subsidiary if it is a Guarantor hereunder, from its obligations under Section 9 hereof.

6.4	Transactions with Affiliates.

Except for loans to officers, directors, employees and shareholders (x) existing on the Closing Date or (y) made after the Closing Date during the term of this Agreement in an aggregate amount not to exceed $50,000,000 at any time outstanding and except as otherwise permitted pursuant to Section 6.6, enter into directly or indirectly any Material transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Borrower or another Subsidiary), except pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and consistent with the types of transactions entered into by the Borrower or its Subsidiaries prior to the Closing Date or upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary (considered as a whole in conjunction with all other existing arrangements and relationships with such Affiliate) than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

6.5	Fiscal Year; Organizational Documents.

Neither change its fiscal year nor amend, modify or change its articles of incorporation (or corporate charter or other similar organizational document) or bylaws (or other similar document) in any manner materially adverse to the interests of the Lenders without the prior written consent of the Administrative Agent.

6.6	Restricted Payments.

Directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except (a) to make dividends payable solely in the same class of Capital Stock of such Person, (b) to make dividends or other distributions payable to the Borrower (directly or indirectly through Subsidiaries) or any Subsidiary and (c) the Borrower may make other Restricted Payments so long as, after giving effect thereto on a Pro Forma Basis, no Default or Event of Default shall be in existence or would result therefrom.

SECTION 7

EVENTS OF DEFAULT

7.1	Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a) (i) The Borrower shall fail to pay any principal on any Loan when due in accordance with the terms hereof; or (ii) the Borrower shall fail to reimburse the Issuing Lender for any LOC Obligations when due in accordance with the terms hereof; or (iii) the Borrower shall fail to pay any interest on any Loan or any Fee or other amount payable hereunder or under the Fee Letter when due in accordance with the terms hereof (or any Guarantor shall fail to pay on the Guaranty in respect of any of the foregoing or in respect of any other Guaranty Obligations thereunder within the aforesaid period of time) and, solely with respect to this clause (iii) such failure shall continue unremedied for three (3) Business Days; or

(b) Any representation or warranty made or deemed made herein or in any of the other Credit Documents or which is contained in any certificate, document or financial or other statement furnished at any time pursuant to this Credit Agreement shall prove to have been incorrect, false or misleading in any material respect on or as of the date made or deemed made; or

(c) (i) Any Credit Party shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Sections 5.3(a), 5.9 or in Section 6; or (ii) any Credit Party shall fail to perform, comply with or observe any covenant or agreement contained in Section 5.1 or 5.4(a) and in the event such breach or failure to comply is capable of cure such failure shall continue unremedied for a period of five Business Days; or (iii) any Credit Party shall fail to comply with any other covenant contained in this Credit Agreement or the other Credit Documents (other than as described in Sections 7.1(a), 7.1(b), 7.1(c)(i) or 7.1(c)(ii) above), and in the event such breach or failure to comply is capable of cure, is not cured within thirty (30) days of its occurrence; or

(d) Any Credit Party or any of its Subsidiaries shall (i) default in any payment of principal of or interest on any Indebtedness (other than the Notes) in a principal amount outstanding of at least $100,000,000 in the aggregate for the Credit Parties and their Subsidiaries beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness in a principal amount outstanding of at least $100,000,000 in the aggregate for the Credit Parties or their Subsidiaries or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due and payable prior to its stated maturity or to be required to be prepaid, repurchased, redeemed or defeased prior to its stated maturity; or

(e) (i) Any Credit Party or any of its Material Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Credit Party or any of its Material Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Credit Party or any of its Material Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Credit Party or any of its Material Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Credit Party or any of its Material Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (i), (ii), or (iii) above; or (v) any Credit Party or any of its Material Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(f) One or more judgments or decrees shall be entered against any Credit Party or any of its Subsidiaries involving in the aggregate a liability (to the extent not paid when due or covered by insurance or self-insurance) of $50,000,000 or more and all such judgments or decrees shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(g) (i) Any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan (other than a Permitted Lien) shall arise on the assets of the Borrower or any ERISA Affiliate, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a Trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, or (v) the Borrower or any of its ERISA Affiliates shall incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, any Multiemployer Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h) There shall occur a Change of Control; or

(i) The Guaranty or any material provision thereof shall cease to be in full force and effect or any Guarantor or any Person acting by or on behalf of any Guarantor shall deny or disaffirm any Guarantor’s obligations under the Guaranty; or

(j) Any other Credit Document or the Fee Letter shall fail to be in full force and effect or to give the Administrative Agent and/or the Lenders the material rights, powers and privileges purported to be created thereby, or any Credit Party or any Person acting by or on behalf of any Credit Party shall deny or disaffirm any Credit Party Obligation.

7.2	Acceleration; Remedies.

Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, or upon the request and direction of the Required Lenders shall, by written notice to the Borrower take any of the following actions (including any combination of such actions):

(a) Termination of Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

(b) Acceleration. Declare the unpaid principal of and any accrued interest in respect of all Loans and any and all other indebtedness or obligations (including, without limitation, Fees) of any and every kind owing by any Credit Party to the Administrative Agent and/or any of the Lenders hereunder to be due and direct the Borrower to pay to the Administrative Agent Cash Collateral as security for the LOC Obligations for subsequent drawings under then outstanding Letters of Credit an amount equal to 103% of the Dollar Amount (determined as of the most recent Revaluation Date) of the maximum amount which may be drawn under Letters of Credit then outstanding, whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party.

(c) Enforcement of Rights. Exercise any and all rights and remedies created and existing under the Credit Documents, whether at law or in equity.

(d) Rights Under Applicable Law. Exercise any and all rights and remedies available to the Administrative Agent or the Lenders under applicable law.

Notwithstanding the foregoing, if an Event of Default specified in Section 7.1(e) shall occur, then the Commitments shall automatically terminate, all Loans, all accrued interest in respect thereof, all accrued and unpaid Fees and other indebtedness or obligations owing to the Administrative Agent and/or any of the Lenders hereunder automatically shall immediately become due and payable and the Borrower’s obligation to provide Cash Collateral described in clause (b) above shall become effective immediately, in each case, without presentment, demand, protest or the giving of any notice or other action by the Administrative Agent or the Lenders, all of which are hereby waived by the Borrower.

SECTION 8

AGENCY PROVISIONS

8.1	Appointment and Authorization.

Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Credit Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Credit Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Credit Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Agent”, “Administrative Agent”, “agent” and similar terms in the Credit Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable laws. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Administrative Agent shall deliver to each Lender, promptly upon receipt thereof by the Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Administrative Agent pursuant to Section 5 that the Borrower is not otherwise required to deliver directly to the Lenders. The Administrative Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by the Borrower, any other Credit Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Credit Document not already delivered or otherwise made available to such Lender pursuant to the terms of this Agreement or any such other Credit Document. As to any matters not expressly provided for by the Credit Documents (including, without limitation, enforcement or collection of any of the Credit Party Obligations), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Credit Party Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Credit Document or applicable laws. Not in limitation of the foregoing, the Administrative Agent may exercise any right or remedy it or the Lenders may have under any Credit Document upon the occurrence of a Default or an Event of Default unless the Required Lenders have directed the Administrative Agent otherwise. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Credit Documents in accordance with the instructions of the Required Lenders, or where applicable, all the Lenders.

8.2	Wells Fargo as Lender.

Wells Fargo, as a Lender or as a Hedging Agreement Provider, as the case may be, shall have the same rights and powers under this Agreement and any other Credit Document and under any Hedging Agreement, as the case may be, as any other Lender or Hedging Agreement Provider and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Wells Fargo in each case in its individual capacity. Wells Fargo and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower, any other Credit Party or any other Affiliate thereof as if it were any other bank and without any duty to account therefor to the Issuing Lenders, other Lenders, or any other Hedging Agreement Providers. Further, the Administrative Agent and any Affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement or any Hedging Agreement, or otherwise without having to account for the same to the Issuing Lenders, the other Lenders or any other Hedging Agreement Providers. The Issuing Lenders and the Lenders acknowledge that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding the Borrower, other Credit Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.

8.3	Approvals of Lenders.

All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and, as appropriate, a brief summary of all oral information provided to the Administrative Agent by the Borrower in respect of the matter or issue to be resolved, and (d) shall include the Administrative Agent’s recommended course of action or determination in respect thereof.

8.4	Notice of Events of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Administrative Agent such a “notice of default”. Further, if the Administrative Agent receives such a “notice of default,” the Administrative Agent shall give prompt notice thereof to the Lenders.

8.5	Administrative Agent’s Reliance.

Notwithstanding any other provisions of this Agreement or any other Credit Documents, neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Credit Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein as determined by a court of competent jurisdiction in a final non-appealable judgment. Without limiting the generality of the foregoing, the Administrative Agent may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Credit Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel: (a) makes any warranty or representation to any Lender, any Issuing Lender or any other Person, or shall be responsible to any Lender, any Issuing Lender or any other Person for any statement, warranty or representation made or deemed made by the Borrower, any other Credit Party or any other Person in or in connection with this Agreement or any other Credit Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Credit Document or the satisfaction of any conditions precedent under this Agreement or any Credit Document on the part of the Borrower or other Persons, or to inspect the property, books or records of the Borrower or any other Person; (c) shall be responsible to any Lender or any Issuing Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Credit Document, any other instrument or document furnished pursuant thereto; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Credit Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Credit Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. The Administrative Agent may execute any of its duties under the Credit Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment.

8.6	Indemnification of Administrative Agent.

Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs and expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a Lender) in any way relating to or arising out of the Credit Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Credit Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, further, that no action taken in accordance with the directions of the Required Lenders (or all of the Lenders, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its ratable share of any out-of-pocket expenses (including the reasonable fees and expenses of the counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Credit Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Credit Documents and/or collect any Credit Party Obligations, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Credit Documents and the termination of this Agreement. If the Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

8.7	Lender Credit Decision, Etc.

Each of the Lenders and the Issuing Lenders expressly acknowledges and agrees that neither the Administrative Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other Affiliates has made any representations or warranties to such Issuing Lender or such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, any other Credit Party or any other Subsidiary or Affiliate, shall be deemed to constitute any such representation or warranty by the Administrative Agent to any Issuing Lender or any Lender. Each of the Lenders and the Issuing Lenders acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective officers, directors, employees, agents or counsel, and based on the financial statements of the Borrower, the other Credit Parties, the other Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the other Credit Parties, the other Subsidiaries and other Persons, its review of the Credit Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each of the Lenders and the Issuing Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Credit Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any other Credit Party of the Credit Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Borrower, any other Credit Party or any other Subsidiary. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders and the Issuing Lenders by the Administrative Agent under this Agreement or any of the other Credit Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender or any Issuing Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Credit Party or any other Affiliate thereof which may come into possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or other Affiliates. Each of the Lenders and the Issuing Lenders acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to any Lender or any Issuing Lender.

8.8	Successor Administrative Agent.

The Administrative Agent may resign at any time as Administrative Agent under the Credit Documents by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and any of its Affiliates as a successor Administrative Agent). If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after the current Administrative Agent’s giving of notice of resignation, then the current Administrative Agent may, on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Credit Documents. Such successor Administrative Agent shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or shall make other arrangements satisfactory to the current Administrative Agent, in either case, to assume effectively the obligations of the current Administrative Agent with respect to such Letters of Credit. After any Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 8 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Credit Documents. Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Credit Documents to any of its Affiliates by giving the Borrower and each Lender prior written notice.

8.9	Titled Agents.

Each of the Syndication Agent, Co-Lead Arrangers, Joint Book Runners and Co-Documentation Agents (each a “Titled Agent”) in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders. The titles given to the Titled Agents are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Administrative Agent, any Lender, any Issuing Lender, the Borrower or any other Credit Party and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.

8.10	Patriot Act Notice.

Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. In addition, in order for the Administrative Agent to comply with the Patriot Act, prior to any Lender or Participant that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Administrative Agent may request, and such Lender or Participant shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.

SECTION 9

GUARANTY

9.1	The Guaranty.

In order to induce the Lenders to enter into this Credit Agreement and any Hedging Agreement Provider to enter into any Hedging Agreement and to extend credit hereunder and thereunder and in recognition of the direct benefits to be received by the Guarantors from the Extensions of Credit hereunder and any Hedging Agreement, each of the Guarantors hereby agrees with the Administrative Agent and the Lenders as follows: the Guarantor hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all Credit Party Obligations owed to the Administrative Agent, the Lenders hereunder and the Hedging Agreement Providers under any Hedging Agreement. If any or all of the Credit Party Obligations become due and payable hereunder or under any Hedging Agreement with a Hedging Agreement Provider, each Guarantor unconditionally promises to pay such Credit Party Obligations to the Administrative Agent, the Lenders, the Hedging Agreement Providers, or their respective order, or demand, together with any and all reasonable expenses which may be incurred by the Administrative Agent, the Lenders or the Hedging Agreement Providers in collecting any of the Credit Party Obligations. As used in this Section 9, Credit Party Obligations shall include all Credit Party Obligations now, or hereafter made, incurred or created, whether voluntarily or involuntarily, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether or not such Credit Party Obligations are from time to time reduced, or extinguished and thereafter increased or incurred, whether the Borrower and the Guarantors may be liable individually or jointly with others, whether or not recovery upon such Credit Party Obligations may be or hereafter become barred by any statute of limitations, and whether or not such Credit Party Obligations may be or hereafter become otherwise unenforceable. This guaranty is a guaranty of payment and performance and not of collection.

Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable law relating to fraudulent conveyances or transfers) then the obligations of each such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (including, without limitation, the Bankruptcy Code or its non-U.S. equivalent).

9.2	Bankruptcy.

Additionally, each of the Guarantors unconditionally and irrevocably guarantees jointly and severally the payment of any and all Credit Party Obligations of the Borrower to the Lenders and any Hedging Agreement Provider whether or not due or payable by the Borrower upon the occurrence of any of the events specified in Section 7.1(e) as applicable to the Borrower or any Subsidiaries of the Borrower, and unconditionally promises to pay such Credit Party Obligations to the Administrative Agent for the account of the Lenders and to any such Hedging Agreement Provider, or order, on demand, in lawful money of the United States. Each of the Guarantors further agrees that to the extent that the Borrower or a Guarantor shall make a payment or a transfer of an interest in any property to the Administrative Agent, any Lender or any Hedging Agreement Provider, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to the Borrower or a Guarantor, the estate of the Borrower or a Guarantor, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or other applicable law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

9.3	Nature of Liability.

The liability of each Guarantor hereunder is absolute and unconditional and exclusive and independent of any security for or other guaranty of the Credit Party Obligations of the Borrower whether executed by any such Guarantor, any other guarantor or by any other party, and no Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Credit Party Obligations of the Borrower, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to the Administrative Agent, the Lenders or any Hedging Agreement Provider on the Credit Party Obligations that the Administrative Agent, such Lenders or such Hedging Agreement Provider repay the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding or (f) any other circumstance (including any statute of limitations) that might otherwise constitute a defense available to, or a discharge of, a guarantor or a borrower other than the payment in full of the Credit Party Obligations.

The guaranty under this Section 9 is a continuing and irrevocable guaranty of all Credit Party Obligations now or hereafter existing and shall remain in full force and effect until all Credit Party Obligations and any other amounts payable under this Section 9 are indefeasibly paid in full in cash and any commitments of the Lenders or facilities provided by the Lenders with respect to the Credit Party Obligations are terminated. Notwithstanding the foregoing, this guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or the Guarantors is made, or the Administrative Agent, on behalf of the Lenders, exercises its right of set-off, in respect of the Credit Party Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under the Bankruptcy Code or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Administrative Agent, on behalf of the Lenders, is in possession of or has released this guaranty and regardless of any prior revocation, rescission, termination or reduction; provided, however, that neither the Administrative Agent nor any Lender shall have any set-off rights against accounts of any Credit Party under hotel management agreements pursuant to which such Credit Party is acting as agent for a third party with respect to the amounts in such account. The obligations of the Guarantors under the preceding sentence shall survive termination of this Credit Agreement.

9.4	Independent Obligation.

The obligations of each Guarantor hereunder are independent of the obligations of any other guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other guarantor or the Borrower and whether or not any other Guarantor or the Borrower is joined in any such action or actions.

9.5	Authorization.

Each of the Guarantors authorizes the Administrative Agent, each Lender and each Hedging Agreement Provider without notice or demand (except as shall be required by applicable law and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Credit Party Obligations or any part thereof in accordance with this Credit Agreement and any Hedging Agreement, as applicable, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any Guarantor or any other party for the payment of this Guaranty or the Credit Party Obligations and exchange, enforce waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their discretion may determine and (d) release or substitute any one or more endorsers, Guarantors, the Borrower or other obligors.

9.6	Reliance.

It is not necessary for the Administrative Agent, the Lenders or any Hedging Agreement Providers to inquire into the capacity or powers of the Borrower or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

9.7	Waiver.

(a) Each of the Guarantors waives any right (except as shall be required by applicable law and cannot be waived) to require the Administrative Agent, any Lender or any Hedging Agreement Provider to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party, or (iii) pursue any other remedy in the Administrative Agent’s, any Lender’s or any Hedging Agreement Provider’s power whatsoever. Each of the Guarantors waives any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party other than payment in full in cash of the Credit Party Obligations, including without limitation any defense based on or arising out of the disability of the Borrower, any other guarantor or any other party, or the unenforceability of the Credit Party Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full of the Credit Party Obligations. The Administrative Agent or any of the Lenders may, at their election, foreclose on any security held by the Administrative Agent or a Lender by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Administrative Agent and any Lender may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Credit Party Obligations have been paid in full. Each of the Guarantors, to the extent permitted by law, waives any defense arising out of any such election by the Administrative Agent and each of the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantors against the Borrower or any other party or any security.

(b) Each of the Guarantors waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Credit Party Obligations. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Credit Party Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender shall have any duty to advise such Guarantor of information known to it regarding such circumstances or risks.

(c) Each of the Guarantors hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the U.S. Bankruptcy Code, or otherwise) to the claims of the Lenders or the Hedging Agreement Provider against the Borrower or any other guarantor of the Credit Party Obligations of the Borrower owing to the Lenders or such Hedging Agreement Provider (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guaranty until such time as the Credit Party Obligations shall have been indefeasibly paid in full in cash, no Credit Document or Hedging Agreement with a Hedging Agreement Provider remains in effect and the Commitments have been terminated. Each of the Guarantors hereby further agrees not to exercise any right to enforce any other remedy which the Administrative Agent, the Lenders or any Hedging Agreement Provider now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Credit Party Obligations of the Borrower and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Lenders and/or the Hedging Agreement Providers to secure payment of the Credit Party Obligations of the Borrower until such time as the Credit Party Obligations shall have been indefeasibly paid in full in cash, no Credit Document or Hedging Agreement with a Hedging Agreement Provider remains in effect and the Commitments have been terminated.

9.8	Limitation on Enforcement.

The Lenders and the Hedging Agreement Providers agree that this Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the

Required Lenders or any such Hedging Agreement Provider (only with respect to obligations under the applicable Hedging Agreement entered into with such Hedging Agreement Provider) and that no Lender or Hedging Agreement Provider shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Lenders under the terms of this Credit Agreement and for the benefit of any Hedging Agreement Provider under any Hedging Agreement provided by such Hedging Agreement Provider. The Lenders and the Hedging Agreement Providers further agree that this Guaranty may not be enforced against any director, officer, employee or stockholder of the Guarantors or any Pritzker Affiliate other than the Guarantors.

9.9	Confirmation of Payment.

The Administrative Agent and the Lenders will, upon request after payment of the Credit Party Obligations under the Credit Documents which are the subject of this Guaranty and termination of the Commitments relating thereto, confirm to the Borrower, the Guarantors or any other Person that the Credit Party Obligations under the Credit Documents have been paid in full and the Commitments relating thereto terminated, subject to the provisions of Section 9.2.

9.10	Guaranty Matters.

The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

SECTION 10

MISCELLANEOUS

10.1	Amendments and Waivers.

Neither this Credit Agreement, nor any of the other Credit Documents, nor any terms hereof or thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this Section. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Credit Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Credit Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, waiver, supplement, modification or release shall:

(i) reduce the amount or extend the scheduled date of maturity of any Loan or Note or any installment thereon, or reduce the stated rate of any interest or fee payable hereunder (except in connection with a waiver of interest at the increased post-default rate) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; or

(ii) amend, modify or waive any provision of this Section 10.1 or reduce the percentage specified in the definition of Required Lenders, without the written consent of all the Lenders; or

(iii) amend, modify or waive any provision of Section 9 without the written consent of the then Administrative Agent; or

(iv) release all or substantially all of the Guarantors from their obligations under the Guaranty (provided that (A) the release of less than substantially all of the Guarantors shall solely require the consent of the Required Lenders and (B) no consent of the Lenders shall be required for the release of any Guarantor that ceases to be a Subsidiary as a result of a transaction not prohibited hereunder provided no Event of Default shall exist or arise as a result of such release) without the written consent of all the Lenders; or

(v) amend, modify or waive any provision of the Credit Documents requiring consent, approval or request of the Required Lenders or all Lenders, without the written consent of the Required Lenders or of all Lenders as appropriate; or

(vi) amend or modify the definition of Credit Party Obligations to delete or exclude any obligation or liability described therein without the written consent of each Lender and each Hedging Agreement Provider directly affected thereby; or

(vii) amend, modify or waive the order in which Credit Party Obligations are paid in Section 2.12(b) without the written consent of each Lender and each Hedging Agreement Provider directly affected thereby;

provided, further, that no amendment, waiver or consent affecting the rights or duties of the Administrative Agent, any Issuing Lender (in such capacity) or the Swingline Lender (in such capacity) under any Credit Document shall in any event be effective, unless in writing and signed by the Administrative Agent, such Issuing Lender or the Swingline Lender, as applicable, in addition to the Lenders required hereinabove to take such action.

Any such waiver, any such amendment, supplement or modification and any such release shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the other Credit Parties, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Borrower, the other Credit Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Loans and Notes and other Credit Documents, and any Default or Event of Default permanently waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding any of the foregoing to the contrary, the consent of the Borrower shall not be required for any amendment, modification or waiver of the provisions of Section 8 (other than the provisions of Section 8.9 and any other provision the effect of which is adverse to the Credit Parties); provided, however, that the Administrative Agent will provide written notice to the Borrower of any such amendment, modification or waiver. In addition, the Borrower and the Lenders hereby authorize the Administrative Agent to modify this Credit Agreement by unilaterally amending or supplementing Schedule 2.1(a) from time to time in the manner requested by the Borrower, the Administrative Agent or any Lender in order to reflect any assignments or transfers of the Loans as provided for and permitted hereunder; provided further, however, that the Administrative Agent shall promptly deliver a copy of any such modification to the Borrower and each Lender.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (A) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (B) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.

The Borrower shall be permitted to replace with a replacement financial institution acceptable to the Administrative Agent, any Lender (other than the Lender then acting as Administrative Agent) that fails to consent to any proposed amendment, modification, termination, waiver or consent with respect to any provision hereof or of any other Credit Document that requires the unanimous approval of all of the Lenders, the approval of all of the Lenders affected thereby or the approval of a class of Lenders, in each case in accordance with the terms of this Section 10.1, so long as the consent of the Required Lenders shall have been obtained with respect to such amendment, modification, termination, waiver or consent; provided that (a) such replacement does not conflict with any Requirement of Law, (b) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such Replaced Lender on or prior to the date of replacement, (c) the replacement financial institution shall approve the proposed amendment, modification, termination, waiver or consent, (d) the Borrower shall be liable to such Replaced Lender under Section 2.17 if any LIBOR Rate Loan owing to such Replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (e) the Replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (f) until such time as such replacement shall be consummated, the Borrower shall pay to the Replaced Lender all additional amounts (if any) required pursuant to Section 2.15, 2.16 or 2.18(a), as the case may be, (g) the Borrower provides at least three (3) Business Days’ prior notice to such Replaced Lender, and (h) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the Replaced Lender. In the event any Replaced Lender fails to execute the agreements required under Section 10.6 in connection with an assignment pursuant to this Section 10.1 (after two (2) days notice has been given to such Replaced Lender), such failure will not impair the validity of the removal of such Replaced Lender and the mandatory assignment of such Replaced Lender’s Commitments and outstanding Loans shall nevertheless be effective without the execution by such Replaced Lender of the assignment documents required under Section 10.6 so long as (i) evidence of proof of receipt by such Replaced Lender of such assignment agreement is available and (ii) such Replaced Lender has been paid in full in cash on or prior to the effective date of such replacement.

10.2	Notices.

(a) All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or other electronic communications as provided below), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) when delivered by hand, (b) when transmitted via telecopy (or other facsimile device) to the number set out herein, (c) the day following the day on which the same has been delivered prepaid (or pursuant to an invoice arrangement) to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case addressed as follows in the case of the Borrower, the other Credit Parties and the Administrative Agent, and as set forth in the Administrative Questionnaire in the case of a Lenders, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans and Notes:

if to the Borrower:

Hyatt Hotels Corporation

71 South Wacker Drive, 12th Floor

Chicago, Illinois 60606

Attention:      Larry Somma,

                       Senior Vice President and Treasurer

Telephone:    (312) 780-5528

Telecopy:      (312) 780-5290

with a copy to:

Hyatt Hotels Corporation

71 South Wacker Drive, 12th Floor

Chicago, Illinois 60606

Attention: Rena Reiss, General Counsel

Telecopier:  (312) 780-5282

Telephone:  (312) 780-5490

and to:

Latham & Watkins, LLP

233 S. Wacker Drive, Suite 5800

Chicago, Illinois 60606

Attention:  Brad Kotler

Telecopier:  (312) 993-9767

Telephone:  (312) 876-7651

if to the Administrative Agent:

Wells Fargo Bank, National Association, as Administrative Agent

1750 H. Street, NW, Suite 550

Washington, D.C. 20006

Attn:  Mark Monohan

Telephone:  202-303-3017

Telecopy:  202-429-2984

with a copy to:

Wells Fargo Bank, National Association

2030 Main Street, Suite 500

Irvine, California 92614

Attn:  Liz Donchey

Telephone:  949-251-4337

Telecopy:  949-251-4983

and in the case of notices under Section 2:

Wells Fargo Bank, National Association, as Administrative Agent

Minneapolis Loan Center

733 Marquette Avenue

10th Floor, MAC: N9306-102

Minneapolis, Minnesota 55402

Attn:  Joann M. Adams

Telephone:  612-667-4509

Telecopy:  866-595-7864

with respect to Foreign Currency Loans:

Wells Fargo Bank, National Association

Minneapolis Loan Center

733 Marquette Avenue

10th Floor, MAC: N9306-102

Minneapolis, Minnesota 55402

Attn:  Joann M. Adams

Telephone:  612-667-4509

Telecopy:  866-595-7864

(b) Notices and other communications to the Lenders or the Administrative Agent hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

10.3	No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4	Survival of Representations and Warranties.

All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Credit Agreement and the Notes and the making of the Loans; provided that all such representations and warranties shall terminate on the date upon which the Commitments have been terminated and all Credit Party Obligations have been paid in full (other than contingent indemnification obligations a claim for which has not yet been asserted).

10.5	Payment of Expenses and Taxes.

The Credit Parties jointly and severally agree (a) to pay or reimburse the Administrative Agent and the Lead Arrangers for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation, printing and execution of, and any amendment, supplement or modification to, this Credit Agreement, the other Credit Documents, the Fee Letter and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, together with the reasonable fees and disbursements of one outside counsel to the Administrative Agent and the Lead Arrangers, (b) to pay or reimburse each Lender and the Administrative Agent for all of their respective reasonable out-of-pockets costs and expenses incurred in connection with the enforcement or preservation of any rights under this Credit Agreement, the other Credit Documents and the Fee Letter, including, without limitation, the reasonable fees and disbursements of outside counsel to the Administrative Agent and to each of the Lenders, provided that, absent dissension among the Lenders, or the Administrative Agent and the Lenders, the Borrower shall only be required to reimburse the Administrative Agent, the Lead Arrangers and each Lender, in the aggregate, for one outside law firm, (c) on demand, to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay by the Borrower in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Credit Documents, the Fee Letter and any such other documents, (d) to pay or reimburse each Lender and the Administrative Agent for any reasonable out-of-pocket costs, fees or expenses incurred in connection with any investigation (including, without limitation, background checks) performed to determine whether the Borrower or any of its Subsidiaries or any officer, director, shareholder or Affiliate of the Borrower or any of its Subsidiaries has violated any Anti-Terrorism Laws or other similar law and (e) to pay, indemnify, and hold each Lender and the Administrative Agent and their Affiliates harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs (including, without limitation, settlement costs), expenses or disbursements of any kind or nature whatsoever from third party claims (other than claims by taxing authorities) with respect to the execution, delivery, enforcement, performance and administration of the Credit Documents, the Fee Letter and any such other documents and the use, or proposed use, of proceeds of the Loans (all of the foregoing, collectively, the “Indemnified Liabilities”); provided, however, that the Borrower shall not have any obligation hereunder to the Administrative Agent or any Lender with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of the Administrative Agent or any such Lender, as determined by a court of competent jurisdiction pursuant to a final non-appealable judgment. The agreements in this Section 10.5 shall survive repayment of the Loans, Notes and all other Credit Party Obligations.

10.6	Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of the immediately following subsection (b), (ii) by way of participation in accordance with the provisions of the immediately following subsection (d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of the immediately following subsection (f) (and, subject to the last sentence of the immediately following subsection (b), any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in the immediately following subsection (d) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in the immediately preceding subsection (A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Default or Event of Default shall exist, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed) (provided that the Borrower’s consent shall not be required if (x) a Default or Event of Default shall exist at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund, and the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof); provided, however, that if, after giving effect to such assignment, the amount of the Commitment held by such assigning Lender or the outstanding principal balance of the Loans of such assigning Lender, as applicable, would be less than $5,000,000, then such assigning Lender shall assign the entire amount of its Commitment and the Loans at the time owing to it.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of a Competitive Loan.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by clause (i)(B) of this subsection (b) and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default shall exist at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Commitment if such assignment is to a Person that is not already a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of (1) the Issuing Lenders (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding) and (2) the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of a Commitment.

(iv) Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 for each assignment, and the Eligible Assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates (other an Affiliate of The Goldman Sachs Group, Inc. that is a Lender as of the Closing Date) or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) No Assignment to Competitors. No such assignment shall be made to any competitor of the Borrower or any Subsidiary in the hospitality or lodging industry.

(viii) Assignments Involving Defaulting Lenders. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lenders, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Commitment Percentage; provided that notwithstanding the foregoing provisions of this clause (viii), if any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this Section, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to the immediately following subsection (c), from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.17 and 10.5 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with the immediately following subsection (d); provided, an assignment that does not comply with subsection (b)(vii) shall not be treated as a participation and shall be of no effect.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its address referred to in Section 10.2 a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each

Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) no participation may be sold to any competitor of the Borrower or any Subsidiary in the hospitality or lodging industry. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver of any provision of any Credit Document described in the first proviso of Section 10.1 that adversely affects such Participant. Subject to the immediately following subsection (e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15 through 2.18 and 10.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. Upon request from the Administrative Agent, a Lender shall notify the Administrative Agent and the Borrower of the sale of any participation hereunder.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.16 and 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.18 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower and the Administrative Agent, to comply with Section 2.18(b) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) No Registration. Each Lender agrees that, without the prior written consent of the Borrower and the Administrative Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

10.7	Adjustments; Set-off.

(a) Each Lender agrees that if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7.1(e), or otherwise) in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agrees that each Lender so purchasing a portion of another Lender’s Loans may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(b) In addition to any rights and remedies of the Lenders provided by law (including, without limitation, other rights of set-off), each Lender shall have the right, without prior notice to any Credit Party, any such notice being expressly waived by the Credit Parties to the extent permitted by applicable law, but subject to receipt of the prior written consent of the Requisite Lenders exercised in their sole discretion, upon the occurrence of any Event of Default, to setoff and appropriate and apply any and all deposits (general or special, time or demand, provisional or final but excluding set-off of trust and payroll accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of any Credit Party, or any part thereof in such amounts as such Lender may elect, against and on account of the obligations and liabilities of the Borrower and the other Credit Parties to such Lender hereunder and claims of every nature and description of such Lender against the Borrower, in any currency, whether arising hereunder, under any other Credit Document, the Fee Letter or any Hedging Agreement with a Hedging Agreement Provider provided by such Lender pursuant to the terms of this Credit Agreement, as such Lender may elect, whether or not such Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured; provided, however, that neither the Administrative Agent nor any Lender shall have any set-off rights against accounts of any Credit Party under hotel management agreements pursuant to which such Credit Party is acting as agent for a third party with respect to the amounts in such account. The aforesaid right of set-off may be exercised by such Lender against the Credit Party or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of any such Credit Party, or against anyone else claiming through or against any such Credit Party or any such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender prior to the occurrence of any Event of Default. Each Lender agrees promptly to notify the applicable Credit Party and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. Notwithstanding anything to the contrary in this Section, if any Defaulting Lender shall exercise any such right of setoff, all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders.

10.8	Table of Contents and Section Headings.

The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Credit Agreement.

10.9	Counterparts.

This Credit Agreement may be executed by one or more of the parties to this Credit Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same agreement.

10.10	Effectiveness.

Subject to Section 4, this Credit Agreement shall become effective on the date on which all of the parties have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent (or counsel to the Administrative Agent) or, in the case of the Lenders, shall have given to the Administrative Agent written, telecopied or telex signature pages and notice (actually received) at such office that the same has been signed and mailed to it.

10.11	Severability.

Any provision of this Credit Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.12	Integration.

This Credit Agreement, the other Credit Documents and the Fee Letter represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the

Administrative Agent, the Borrower or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

10.13	GOVERNING LAW.

THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS (WITHOUT TAKING INTO ACCOUNT CONFLICT OF LAW PRINCIPLES).

10.14	Consent to Jurisdiction and Service of Process.

All judicial proceedings brought against the Borrower and/or any other Credit Party with respect to this Credit Agreement, any Note , any of the other Credit Documents or the Fee Letter may be brought in the courts of the State of Illinois in Cook County or in any federal court located in the State of Illinois, and, by execution and delivery of this Credit Agreement, each of the Borrower and the other Credit Parties accepts, for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Credit Agreement, any Note, any other Credit Document or the Fee Letter from which no appeal has been taken or is available. Each of the Borrower and the other Credit Parties irrevocably agrees that all service of process in any such proceedings in any such court may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto, such service being hereby acknowledged by each of the Borrower and the other Credit Parties to be effective and binding service in every respect. Each of the Borrower, the Administrative Agent and the Lenders irrevocably waives any objection, including, without limitation, any objection to the laying of venue based on the grounds of forum non conveniens which it may now or hereafter have to the bringing of any such action or proceeding in any such jurisdiction. Nothing herein shall affect any right that any party hereto may have to serve process in any other manner permitted by law or shall limit the right of any Lender to bring proceedings against the Borrower or the other Credit Parties in the court of any other jurisdiction.

10.15	Confidentiality.

The Administrative Agent and each of the Lenders agrees that it will not disclose without the prior consent of the Borrower (other than to its employees, Affiliates, agents, auditors or counsel or to another Lender who shall agree to keep such information confidential) any information with respect to the Borrower, its Subsidiaries, any Pritzker Affiliate and any of their Affiliates which is furnished pursuant to or in connection with this Agreement, any other Credit Document or any documents contemplated by or referred to herein or therein, except that any Lender may disclose any such information (a) as has become generally available to the public other than by a breach of this Section 10.15, (b) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or the OCC or the NAIC or similar organizations (whether in the United States or elsewhere) or their successors; provided, that prior to such disclosure such Lender shall give prior notice to the Borrower, (c) as is required or appropriate in response to any summons or subpoena or any law, order, regulation or ruling of a Governmental Authority applicable to such Lender; provided, that prior to such disclosure such lender shall give prior notice to the Borrower, (d) to any prospective Participant or assignee in connection with any contemplated transfer pursuant to Section 10.6, provided that such prospective transferee shall have been made aware of this Section 10.15 and shall have agreed to be bound by its provisions as if it were a party to this Agreement, (e) with the Borrower’s consent (such consent not to be unreasonably withheld) to Gold Sheets and other similar bank trade publications; such information to consist of deal terms and other information regarding the credit facilities evidenced by this Credit Agreement customarily found in such publications, (f) to any actual or prospective counterparty (or its advisors) to any Hedging Agreement relating to a Credit Party and its obligations hereunder or under any Hedging Agreement); provided that such prospective transferee shall have agreed to be bound by the confidentiality provisions set forth in this Section, or (g) in connection with any suit, action or proceeding for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies or interests under or in connection with the Credit Documents, the Fee Letter or any Hedging Agreement entered into with a Hedging Agreement Provider; provided further that, in any case, notice of any disclosure as set forth in clauses (a) through (g) above shall only be provided to the Borrower to the extent permitted by applicable law, regulation or legal process and in no event shall such notice be provided or required in connection with a regular examination of a Lender by its regulators.

10.16	Acknowledgments.

(a) The Borrower and the other Credit Parties each hereby acknowledges that:

(i) it has been advised by counsel in the negotiation, execution and delivery of each Credit Document and the Fee Letter;

(ii) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower or any other Credit Party arising out of or in connection with this Credit Agreement and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower and the other Credit Parties, on the other hand, in connection herewith is solely that of debtor and creditor; and

(iii) no joint venture exists among the Lenders or among the Borrower and the Lenders.

(b) The Administrative Agent and each of the Lenders agree that:

(i) the Credit Party Obligations may not be enforced against any director, officer, employee or stockholder of the Borrower or the other Credit Parties; and

(ii) it is not necessary for the Borrower or the other Credit Parties to inquire into the capacity or power of the Administrative Agent or any of the Lenders or the officers, directors, partners or agents acting or purporting to act on their behalf.

10.17	Waivers of Jury Trial.

THE BORROWER, THE OTHER CREDIT PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT, ANY OTHER CREDIT DOCUMENT OR THE FEE LETTER AND FOR ANY COUNTERCLAIM THEREIN.

10.18	Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Credit Document or the Fee Letter in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Credit Documents or the Fee Letter shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Credit Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or such Lender in the Judgment Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or such Lender in the Judgment Currency, the Administrative Agent or such Lender agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

10.19	Nonliability of Administrative Agent and Lenders.

The relationship between the Borrower and the Lenders shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Borrower or any other Credit Party and no provision in this Agreement or any of the other Credit Documents or the Fee Letter, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Administrative Agent or any Lender to any Lender, the Borrower, any Subsidiary or any other Credit Party. Neither the Administrative Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

10.20	NO NOVATION.

THE PARTIES HERETO HAVE ENTERED INTO THIS AGREEMENT SOLELY TO AMEND AND RESTATE THE TERMS OF THE EXISTING FACILITY. THE PARTIES DO NOT INTEND THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY TO BE, AND THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL NOT BE CONSTRUED TO BE, A NOVATION OF ANY OF THE CREDIT PARTY OBLIGATIONS (AS DEFINED IN THE EXISTING FACILITY) OWING BY THE BORROWER OR ANY GUARANTOR UNDER OR IN CONNECTION WITH THE EXISTING FACILITY OR ANY OF THE OTHER CREDIT DOCUMENTS (AS DEFINED IN THE EXISTING FACILITY).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amended and Restated Credit Agreement to be duly executed and delivered as of the date first above written.

BORROWER:	HYATT HOTELS CORPORATION,
a Delaware corporation

	By:	/s/ Harmit Singh
	Name:	Harmit Singh
	Title:	Executive Vice President and Chief Financial Officer

GUARANTORS:

BRE/AMERISUITES PROPERTIES L.L.C.,

a Delaware limited liability company

GRAND HYATT SF, L.L.C.,

a Delaware limited liability company

H.E. SAN ANTONIO, L.L.C.,

a Delaware limited liability company

HYATT EQUITIES, L.L.C.,

a Delaware limited liability company

HYATT PARTNERSHIP INTERESTS, L.L.C.,

a Delaware limited liability company

SELECT HOTELS GROUP, L.L.C.,

a Delaware limited liability company

	By:	/s/ Harmit Singh
	Name:	Harmit Singh
	Title:	Vice President and Treasurer of each of the foregoing guarantors

BRE/AMERISUITES TXNC PROPERTIES L.P., a Delaware limited partnership

	By:	BRE/AMERISUITES TXNC GP L.L.C., its general partner

By:	/s/ Harmit Singh
Name:	Harmit Singh
Title:	Vice President and Treasurer

[Signatures Continued on Next Page]

[Signature Page to Amended and Restated Credit Agreement with Hyatt Hotels Corporation]

GAINEY DRIVE ASSOCIATES, an Arizona general partnership

By:	HYATT EQUITIES, L.L.C., its partner

By:	HYATT PARTNERSHIP INTEREST, L.L.C., its partner

	By:	/s/ Harmit Singh
		Name:	Harmit Singh
		Title:	Vice President and Treasurer of each of the partners listed above

HYATT CORPORATION, a Delaware corporation

By:	/s/ Harmit Singh
	Name:	Harmit Singh
	Title:	Executive Vice President and Chief Financial Officer

[Signatures Continued on Next Page]

[Signature Page to Amended and Restated Credit Agreement with Hyatt Hotels Corporation]

LENDERS:	WELLS FARGO BANK, NATIONAL ASSOCIATION,
individually in its capacity as a Lender and in its capacity as Administrative Agent

	By:	/S/ MARK F. MONAHAN
	Name:	Mark F. Monahan
	Title:	Senior Vice President

[Signatures Continued on Next Page]

[Signature Page to Amended and Restated Credit Agreement with Hyatt Hotels Corporation]

BANK OF AMERICA, N.A.

By:	/S/ STEVEN P. RENWICK
Name:	Steven P. Renwick
Title:	Senior Vice President

[Signatures Continued on Next Page]

[Signature Page to Amended and Restated Credit Agreement with Hyatt Hotels Corporation]

09-2011

DEUTSCHE BANK SECURITIES INC.
as Co-Lead Arranger and Co-Documentation Agent

By:	/S/ GEORGE REYNOLDS
Name:	George Reynolds
Title:	Director

By:	/S/ JAMES ROLISON
Name:	James Rolison
Title:	Managing Director

DEUTSCHE BANK AG NEW YORK BRANCH
as Lender

By:	/S/ GEORGE REYNOLDS
Name:	George Reynolds
Title:	Director

By:	/S/ JAMES ROLISON
Name:	James Rolison
Title:	Managing Director

[Signatures Continued on Next Page]

[Signature Page to Amended and Restated Credit Agreement with Hyatt Hotels Corporation]

JPMORGAN CHASE BANK, N.A.

By:	/S/ MARC COSTANTINO
Name:	Marc Costantino
Title:	Executive Director

[Signatures Continued on Next Page]

[Signature Page to Amended and Restated Credit Agreement with Hyatt Hotels Corporation]

SUNTRUST BANK

By:	/S/ BAERBEL FREUDENTHALER
Name:	Baerbel Freudenthaler
Title:	Director

[Signature Page to Amended and Restated Credit Agreement with Hyatt Hotels Corporation]

THE BANK OF NOVA SCOTIA

By:	/S/ AJIT GOSWAMI
Name:	Ajit Goswami
Title:	Director

[Signatures Continued on Next Page]

[Signature Page to Amended and Restated Credit Agreement with Hyatt Hotels Corporation]

GOLDMAN SACHS LENDING PARTNERS

By:	/S/ MARK WALTON
Name:	Mark Walton
Title:	Authorized Signatory

[Signatures Continued on Next Page]

[Signature Page to Amended and Restated Credit Agreement with Hyatt Hotels Corporation]

UBS LOAN FINANCE LLC

By:	/S/ IRJA R. OTSA
Name:	Irja R. Otsa
Title:	Associate Director

By:	/S/ MARY E. EVANS
Name:	Mary E. Evans
Title:	Associate Director

[Signatures Continued on Next Page]

[Signature Page to Amended and Restated Credit Agreement with Hyatt Hotels Corporation]

COMPASS BANK

By:	/S/ DON BYERLY
Name:	Don Byerly
Title:	Senior Vice President

[Signatures Continued on Next Page]

[Signature Page to Amended and Restated Credit Agreement with Hyatt Hotels Corporation]

CITICORP NORTH AMERICA, INC.

By:	/S/ JOHN ROWLAND
Name:	John Rowland
Title:	Director

[Signatures Continued on Next Page]

[Signature Page to Amended and Restated Credit Agreement with Hyatt Hotels Corporation]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/S/ KARL STUDER
Name:	Karl Studer
Title:	Director

By:	/S/ CLAUDIA SIFFERT
Name:	Claudia Siffert
Title:	Assistant Vice President

[Signatures Continued on Next Page]

[Signature Page to Amended and Restated Credit Agreement with Hyatt Hotels Corporation]

HSBC Bank USA, National Association

By:	/S/ ALAN VITULICH
Name:	Alan Vitulich
Title:	Vice President

[Signatures Continued on Next Page]

[Signature Page to Amended and Restated Credit Agreement with Hyatt Hotels Corporation]

U.S. BANK NATIONAL ASSOCIATION

By:	/S/ BRETT M. JUSTMAN
Name:	Brett M. Justman
Title:	Vice President

[Signatures Continued on Next Page]

[Signature Page to Amended and Restated Credit Agreement with Hyatt Hotels Corporation]

COMERICA BANK

By:	/S/ BRANDON WELLING
Name:	Brandon Welling
Title:	Vice President

[Signatures Continued on Next Page]

[Signature Page to Amended and Restated Credit Agreement with Hyatt Hotels Corporation]

PNC Bank, N.A.

/S/ TRACY S. LARRISON
Tracy S. Larrison
Senior Vice President

[Signature Page to Amended and Restated Credit Agreement with Hyatt Hotels Corporation]

SOVEREIGN BANK

By:	/S/ ARLENE PEDOVITCH
Name:	Arlene Pedovitch
Title:	Senior Vice President

[Signatures Continued on Next Page]

[Signature Page to Amended and Restated Credit Agreement with Hyatt Hotels Corporation]

THE NORTHERN TRUST COMPANY

By:	/S/ BLAKE J. LUNT
Name:	Blake J. Lunt
Title:	Second Vice President

[Signatures Continued on Next Page]

[Signature Page to Amended and Restated Credit Agreement with Hyatt Hotels Corporation]

CHANG HWA COMMERCIAL BANK, LTD., NEW YORK BRANCH

By:	/S/ ERIC Y.S. TSAI
Name:	Eric Y.S. Tsai
Title:	Vice President & General Manager

Schedule 1.1

[FORM OF]

NOTICE OF ACCOUNT DESIGNATION LETTER

[Date]

Wells Fargo Bank, National Association,

as Administrative Agent

1750 H. Street, NW, Suite 550

Washington, D.C. 20006

Ladies and Gentlemen:

This Notice of Account Designation Letter is delivered to you by HYATT HOTELS CORPORATION, a Delaware corporation (the “Borrower”), under the Amended and Restated Credit Agreement, dated as of September 9, 2011 (as amended, restated or otherwise modified, the “Credit Agreement”), by and among the Borrower, certain Subsidiaries of the Borrower from time to time party thereto (the “Guarantors”), the lenders from time to time party thereto (the “Lenders”), and Wells Fargo Bank, National Association, as administrative agent for the Lenders (the “Administrative Agent”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.

The Administrative Agent is hereby authorized to disburse all Loan proceeds into the following account, unless the Borrower shall designate, in writing to the Administrative Agent, one or more other accounts:

[                             ]

ABA Routing Number [            ]

Account #[            ]

Notwithstanding the foregoing, on the Closing Date, funds borrowed under the Credit Agreement shall be sent to the institutions and/or persons designated on the payment instructions to be delivered separately.

[Signature on Following Page]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Account Designation Letter as of the date first written above.

HYATT HOTELS CORPORATION,
a Delaware corporation

By:
Name:
Title:

SCHEDULE 1.1(a)

Mandatory Cost Formulae

1. The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the United Kingdom’s Financial Services Authority (the “Financial Services Authority”) (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2. On the first day of each Interest Period (or as soon as possible thereafter), the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3. The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Lending Office.

4. The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to a Loan denominated in Sterling:

AB + C(B – D) + E x 0.01	percent per annum
100 – (A + C)

(b)	in relation to a Loan denominated in any currency other than Sterling:

E x 0.01	percent per annum.
300

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Applicable Margin and Mandatory Cost and, if the same would otherwise apply, the additional rate of interest specified in the definition of “Default Rate”) payable for the relevant Interest Period on the relevant Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5. For the purposes of this Schedule 1.1(a):

(a) “Eligible Liabilities” has the meaning given to it from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b) “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c) “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(d) “Reference Banks” means the principal London Office of Wells Fargo Bank, National Association or such other bank as may be appointed by the Administrative Agent after consultation with the Borrower;

(e) “Special Deposits” has the meanings given to it from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England; and

(f) “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6. In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 percent will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7. If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8. Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a) the jurisdiction of its Lending Office; and

(b) any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9. The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Lending Office in the same jurisdiction as its Lending Office.

10. The Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11. The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12. Any determination by the Administrative Agent pursuant to this Schedule 1.1(a) in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties.

13. The Administrative Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all parties of any amendments which are required to be made to this Schedule 1.1(a) in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services

Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.

Schedule 1.1(b)

TRANSFER AUTHORIZER DESIGNATION

(For Disbursement of Loan Proceeds by Funds Transfer)

☐  NEW  ☐  REPLACE PREVIOUS DESIGNATION  ☐  ADD  ☐  CHANGE   ☐  DELETE LINE NUMBER        ☐  INITIAL LOAN DISBURSEMENT

The following representatives of HYATT HOTELS CORPORATION (“Borrower”) are authorized to request the disbursement of Loan proceeds and initiate funds transfers for Loan Number          dated September     , 2011 among the Borrower, each of the financial institutions initially a signatory thereto together with their successors and assignees under Section 12.6. (the “Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”). Administrative Agent is authorized to rely on this Transfer Authorizer Designation until it has received a new Transfer Authorizer Designation signed by Borrower, even in the event that any or all of the foregoing information may have changed.

	Name	Title	Maximum Wire Amount[i]
1.
2.
3.
4.
5.

Initial Loan Disbursement Authorization    ☐    Not Applicable    ☐    Applicable — Administrative Agent is hereby authorized to accept wire transfer instructions from                          (ie. specify title company escrow) to be delivered, via fax, email, letter or other method, to Administrative Agent for title/escrow #                     and/or loan #                    . Said instructions shall include the title/escrow company’s Receiving Party Account Name, city and state, Receiving Party Account Number, Receiving Lender’s (ABA) Routing Number, Maximum Transfer Amount required, Borrower’s name, title order/escrow number to which Administrative Agent shall fund the Initial Loan Disbursement under the loan number referenced above. The amount of said transfer shall not exceed $            . Borrower acknowledges and agrees that the acceptance of and wire transfer of funds by Administrative Agent in accordance with the title/escrow company instructions shall be governed by this Transfer Authorizer Designation form and any other Loan Documents dated                      by and between Administrative Agent and Borrower. Administrative Agent shall not be further required to confirm said wiring instructions received from title/escrow company with Borrower. This Initial Loan Disbursement Authorization is in effect until the Termination Date after which time a new authorization request shall be required. Borrower shall instruct title/escrow company via a separate letter, to deliver said wiring instructions in writing, directly to Administrative Agent at its address. Borrower also hereby authorizes Lender to attach a copy of the title/escrow company’s written wire instructions to this Transfer Authorizer Designation form upon receipt of said instructions.

Beneficiary Bank and Account Holder Information

1.

Transfer Funds to (Receiving Party Account Name):

Receiving Party Account Number:

Receiving Bank Name, City and State:	Receiving Bank Routing (ABA) Number

Maximum Transfer Amount:

Further Credit Information/Instructions:

2.

Transfer Funds to (Receiving Party Account Name):

Receiving Party Account Number:

Receiving Bank Name, City and State:	Receiving Bank Routing (ABA) Number

Maximum Transfer Amount:

Further Credit Information/Instructions:

3.

Transfer Funds to (Receiving Party Account Name):

Receiving Party Account Number:

Receiving Bank Name, City and State:	Receiving Bank Routing (ABA) Number

Maximum Transfer Amount:

Further Credit Information/Instructions:

[1]	Maximum Wire Amount may not exceed the Loan Amount.

[Signature Page to Transfer Authorizer Designation]

Date:

“BORROWER”

HYATT HOTELS CORPORATION, a Delaware corporation

By:
Name:
Title:

Schedule 1.1(c)

Existing Letters of Credit

Applicant	Beneficiary	Amount	Expiry	Reason
Hyatt Regency Cologne GmbH and joint applicant Hyatt Corp	Fassbender Beteiligungsgesellschaft mbH & Co.	€6,230,827.00	5/1/2012	Rent payment guarantee from Lessee (HR Cologne) to Lessor (Fassbender). Obligation can extend to May 1, 2013
H.E. SARP, LP; Global Hyatt Corp (co-applicant)	Teachers Insurance and Annuity Association of America	$1,750,000.00	10/5/2011	Hyatt Regency Hill Country Loan
Hyatt Corporation/Global Hyatt Corporation	Liberty Mutual Insurance Company	$19,540,000.00	5/16/2012	Replaces BoNY Escrow account
Global Hyatt Corporation	AIG Insurance Compamy	$24,500,000.00	12/24/2011	To secure AIG’s commitment to provide workers compensation insurance to Hyatt.
Cerromar Development Partners, L.P., S.E.; Hyatt Corp (Co-Applicant)	“Escrow Agt” Banco Santander	$500,000.00	1/1/2012	Regarding Mortgage Credit Accounts. Replaced BofA LOC #7348643 in the amt of $2mm, which exp on 12/31/02
Hyatt Hotels Corporation	Safety National	$150,000.00	11/6/2011	Collateral for Work Comp deductible Insurance programs
Hyatt Hotels Corporation FBO HT-Park 57, Inc.	Extell West 57th Street	$5,000,000.00	5/28/2012	Guarantees financing of PH New York construction

SCHEDULE 2.1(a)

Lenders and Commitments

Lender	Revolving Committed Amount	Revolving Commitment Percentages	LOC Committed Amount	LOC Commitment Percentage
Wells Fargo Bank, National Association	$150,000,000	10.000000000%	$30,000,000	10.000000000%
Bank of America, N.A.	$150,000,000	10.000000000%	$30,000,000	10.000000000%
Deutsche Bank AG New York Branch	$135,000,000	9.000000000%	$27,000,000	9.000000000%
JPMorgan Chase Bank, N.A.	$135,000,000	9.000000000%	$27,000,000	9.000000000%
SunTrust Bank	$100,000,000	6.666666667%	$20,000,000	6.666666667%
Bank of Nova Scotia	$100,000,000	6.666666667%	$20,000,000	6.666666667%
Goldman Sachs Lending Partners	$100,000,000	6.666666667%	$20,000,000	6.666666667%
UBS Loan Finance LLC	$100,000,000	6.666666667%	$20,000,000	6.666666667%
Compass Bank	$75,000,000	5.000000000%	$15,000,000	5.000000000%
Citicorp North America, Inc.	$75,000,000	5.000000000%	$15,000,000	5.000000000%
Credit Suisse AG, Cayman Islands Branch	$75,000,000	5.000000000%	$15,000,000	5.000000000%
HSBC Bank USA, National Association	$75,000,000	5.000000000%	$15,000,000	5.000000000%
U.S. Bank National Association	$75,000,000	5.000000000%	$15,000,000	5.000000000%
Comerica Bank	$40,000,000	2.666666667%	$8,000,000	2.666666667%
PNC Bank, N.A	$40,000,000	2.666666667%	$8,000,000	2.666666667%
Sovereign Bank	$30,000,000	2.000000000%	$6,000,000	2.000000000%
The Northern Trust Company	$30,000,000	2.000000000%	$6,000,000	2.000000000%
Chang Hwa Commercial Bank, Ltd., New York Branch	$15,000,000	1.000000000%	$3,000,000	1.000000000%

TOTAL	$1,500,000,000	100.00%	$300,000,000	100.00%

Schedule 2.1(b)(i)

[FORM OF]

NOTICE OF BORROWING

[Date]

Wells Fargo Bank, National Association,

as Administrative Agent

Minneapolis Loan Center

733 Marquette Avenue

10th Floor, MAC: N9306-102

Minneapolis, Minnesota 55402

Attn: Joann M. Adams

Ladies and Gentlemen:

Pursuant to Section 2.1(b)(i) of the Amended and Restated Credit Agreement, dated as of September 9, 2011 (as amended, restated or otherwise modified, the “Credit Agreement”), by and among HYATT HOTELS CORPORATION, a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower from time to time party thereto (the “Guarantors”), the lenders from time to time party thereto (the “Lenders”) and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders (the “Administrative Agent”), the Borrower hereby requests that the following:

I.	Revolving Loans be made on [date] as follows (the “Proposed Borrowing”):

(1)	Total Amount of Revolving Loans	$

(2)	Currency requested

(3)	Amount of (1) to be allocated to LIBOR Rate Loans	$

(4)	Amount of (I) to be allocated to Alternate Base Rate Loans	$

(5)	Interest Periods and amounts to be allocated thereto in respect of LIBOR Rate Loans (amounts must total (3)):

	(i) one month	$

(ii)	two months	$

(iii)	three months	$

(iv)	six months	$

Total LIBOR Rate Loans		$

NOTE:	BORROWINGS MUST BE IN MINIMUM AMOUNTS OF (A) WITH RESPECT TO LIBOR RATE LOANS $5,000,000 AND $1,000,000 INCREMENTS IN EXCESS THEREOF AND (B) WITH RESPECT TO ALTERNATE BASE RATE LOANS, $1,000,000 AND $250,000 INCREMENTS IN EXCESS THEREOF.

II.	Swingline Loans be made on [date] as follows (the “Proposed Borrowing”):

Swing line Loans requested:

(1)	Total Amount of Swingline Loans	$

NOTE:	SWINGLINE LOAN BORROWINGS MUST BE IN MINIMUM AMOUNTS OF $100,000 AND IN INTEGRAL AMOUNTS OF $100,000 IN EXCESS THEREOF.

Terms defined in the Credit Agreement shall have the same meanings when used herein.

The undersigned hereby certifies that the following statements are true net the date hereof and will be true on the date of the Proposed Borrowing:

(A) the representations and warranties contained in the Credit Agreement and in the other Credit Documents are and will be true and correct in all material respects, both before and after giving effect to the Proposed Borrowing and to the application of the proceeds thereof, with the same effect as though such representations and warranties had been made on and as of the date of such Proposed Borrowing (it being understood that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only on and as of such specified date);

(B) no Default or Event of Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds thereof; and

(C) immediately after giving effect to the making of the Proposed Borrowing (and the application of the proceeds thereof), (i) the sum of outstanding Revolving Loans plus LOC Obligations plus Swingline Loans shall not exceed the Aggregate Revolving

Committed Amount, (ii) the LOC Obligations shall not exceed the LOC Committed Amount and (iii) the outstanding Swingline Loans shall not exceed the Swingline Committed Amount.

[Signature on Following Page]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Borrowing as of the date first written above.

Very truly yours,

HYATT HOTELS CORPORATION, a Delaware corporation

By:
Name:
Title:

Schedule 2.1(e)

[FORM OF]

REVOLVING NOTE

September     , 2011

FOR VALUE RECEIVED, the undersigned, HYATT HOTELS CORPORATION, a Delaware corporation (the “Borrower”), hereby promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Lender”) at the office of Wells Fargo Bank, National Association, located at 733 Marquette Avenue, 10th Floor, Minneapolis, Minnesota 55402, in lawful money of the United States of America and in immediately available funds,

(i) in the case of Revolving Loans, on or before the Maturity Date, the Lender’s Revolving Committed Amount or, if less, the aggregate unpaid principal Dollar Amount of all Revolving Loans made by the Lender to the Borrower; and

(ii) in the case of Competitive Loans, on or before the date specified in the Competitive Bid, the aggregate unpaid principal Dollar Amount of all Competitive Loans made by the Lender to the Borrower.

The undersigned further agrees to pay interest in like money at such office on the unpaid principal Dollar Amount hereof and, to the extent permitted by law, accrued interest in respect hereof from time to time from the date hereof until payment in full of the principal Dollar Amount hereof and accrued interest hereon, at the rates and on the dates set forth in the Credit Agreement.

The holder of this Note is authorized to endorse the date and amount of each Loan and each payment of principal and interest with respect thereto and its character as a Revolving Loan or a Competitive Loan and as a LIBOR Rate Loan or an Alternate Base Rate Loan on Schedule I annexed hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, which endorsement shall constitute prima facie evidence of the accuracy of the information endorsed subject to manifest error; provided, however, that the failure to make any such endorsement shall not affect the obligations of the undersigned under this Note.

This Note is one of the Notes referred to in the Amended and Restated Credit Agreement, dated as of September [    ], 2011 (as amended, restated or otherwise modified, the “Credit Agreement”), by and among the Borrower, certain Subsidiaries of the Borrower from time to time party thereto (the “Guarantors”), the lenders from time to time party thereto (the “Lenders”) and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders (the “Administrative Agent”), and is entitled to the benefits thereof. Terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, to the extent and as provided in the Credit Agreement. In the event this Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to principal and interest, all costs of collection, including reasonable attorneys’ fees.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, TILE LAW OF FILE STATE OF ILLINOIS,

HYATT HOTELS CORPORATION,
a Delaware corporation

By:
Name:
Title:

SCHEDULE I

to

Revolving Note

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan[1]	Type of Loan	Interest Rate	Interest Period	Maturity Date	Principal Paid or Converted	Principal Balance	Notation Made By

[1]	The type of Loan may be represented by “L” for LIBOR Rate Loans or “ABR” for Alternate Base Rate Loans.

Schedule 2.2(b)-1

FORM OF COMPETITIVE BID REQUEST

Wells Fargo Bank, National

Association, as Administrative Agent

Minneapolis Loan Center

733 Marquette Avenue

10th Floor, MAC: N9306-102

Minneapolis, Minnesota 55402

Attn: Joann M. Adams

Re:	Amended and Restated Credit Agreement dated as of September 9, 2011 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”) among HYATT HOTELS CORPORATION, a Delaware corporation, (the “Borrower”), certain Subsidiaries of the Borrower from time to time party thereto (the “Guarantors”) the Lenders identified therein and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein but not otherwise defined herein shall have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

The undersigned hereby gives you notice pursuant to Section 2.2(b)-1 of the Credit Agreement that it requests solicitation of Competitive Bids under the Credit Agreement, and in connection therewith sets forth below the terns on which the related Competitive Loan borrowing is requested to he made:

(A)	Date of Competitive Loan Borrowing (which is a Business Day)

(B)	Principal Amount of Competitive Loan Borrowing

(C)	Interest Period (must be a period of not less than 7 days and not greater than 180 days)	days

In accordance with the requirements of Section 2.2, the Borrower hereby certifies:

(A) the representations and warranties contained in the Credit Agreement and in the other Credit Documents are true and correct in all material respects (it being understood that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only on and as of such specified date);

(B) no Default or Event of Default has occurred and is continuing; and

(C) (i) the sum of outstanding Revolving Loans plus LOC Obligations plus Swingline Loans shall not exceed the Aggregate Revolving Committed Amount, (ii) the LOC Obligations shall not exceed the LOC Committed Amount and (iii) the outstanding Swingline Loans shall not exceed the Swingline Committed Amount.

HYATT HOTELS CORPORATION,
a Delaware corporation

By:
Name:
Title:

Schedule 2.2(b)-2

FORM OF NOTICE OF RECEIPT OF COMPETITIVE BID REQUEST

[Name of Lender]

[Address]

Attention:

Re:	Amended and Restated Credit Agreement dated as of September 9, 2011 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”) among HYATT HOTELS CORPORATION, a Delaware corporation, (the “Borrower”), certain Subsidiaries of the Borrower from time to time party thereto (the “Guarantors”), the Lenders identified therein and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein but not otherwise defined herein shall have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

HYATT HOTELS CORPORATION, a Delaware corporation, being the Borrower under the above-referenced Credit Agreement, made a Competitive Bid Request on             , 20    , pursuant to Section 2.2(b) of the Credit Agreement, and in connection therewith you are invited to submit a Competitive Bid by 10:00 A.M. (Charlotte, North Carolina time)             , 20     [Date of Proposed Competitive Loan Borrowing]. Your Competitive Bid must comply with Section 2.2(c) of the Credit Agreement and the terms set forth below on which the Competitive Bid Request was made:

(A)	Date of Competitive Loan Borrowing

(B)	Principal Amount of Competitive Loan Borrowing

(C)	Interest Period	days

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

Schedule 2.2(c)

FORM OF COMPETITIVE BID

Wells Fargo Bank, National

Association, as Administrative Agent

Minneapolis Loan Center

733 Marquette Avenue

10th Floor, MAC: N9306-102

Minneapolis, Minnesota 55402

Attn: Joann M. Adams

Re:	Amended and Restated Credit Agreement dated as of September 9, 2011 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”) among HYATT HOTELS CORPORATION, a Delaware corporation, (the “Borrower”), certain Subsidiaries of the Borrower from time to time party thereto (the “Guarantors”), the Lenders identified therein and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein but not otherwise defined herein shall have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

The undersigned [Name of Lender], hereby makes a Competitive Bid pursuant to Section 2.2(c) of the Credit Agreement, in response to the Competitive Bid Request made by the Borrower on             , 20    , and in that connection sets forth below the terms on which such Competitive Bid is made:

(A)	Principal Amount	minimum:
maximum:

	NOTE:	THE PRINCIPAL AMOUNT SHALL NOT BE LESS THAN $3,000,000 AND INTEGRAL MULTIPLES OF $1,000,000 IN EXCESS THEREOF.

(B)	Competitive Bid Rate

(C)	Interest Period	days

The undersigned hereby confirms that it is prepared, subject to the conditions set forth in the Credit Agreement, to extend credit to the Borrower upon acceptance by the Borrower of this bid in accordance with Section 2.2(e) of the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Schedule 2.2(e)

FORM OF COMPETITIVE BID ACCEPT/REJECT LETTER

Wells Fargo Bank, National

Association, as Administrative Agent

Minneapolis Loan Center

733 Marquette Avenue

10th Floor, MAC: N9306-102

Minneapolis, Minnesota 55402

Attn: Joann M. Adams

Re:	Amended and Restated Credit Agreement dated as of September 9, 2011 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”) among HYATT HOTELS CORPORATION, a Delaware corporation, (the “Borrower”), certain Subsidiaries of the Borrower from time to time party thereto (the “Guarantors”), the Lenders identified therein and Wells Fargo Bank, National Association, as Administrative Agent Capitalized terms used herein but not otherwise defined herein shall have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

In connection with our Competitive Bid Request dated             , 20     and in accordance with Section 2.2(e) of the Credit Agreement, we hereby accept the following bids for maturity on [date]:

Principal Amount	Competitive Bid Rate		Interest Period	Lender

$	[	%]
$	[	%]

We hereby reject the following bids:

Principal Amount	Competitive Bid Rate		Interest Period	Lender

$	[	%]
$	[	%]

HYATT HOTELS CORPORATION,
a Delaware corporation

By:
Name:
Title:

Schedule 2.3(d)

[FORM OF]

SWINGLINE NOTE

September     , 2011

FOR VALUE RECEIVED, the undersigned, HYATT HOTELS CORPORATION, a Delaware corporation (the “Borrower”) hereby unconditionally promises to pay on the Maturity Date (as defined in the Credit Agreement referred to below), to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Swingline Lender”) at the office of Wells Fargo Bank, National Association, located at 733 Marquette Avenue, 10th Floor, Minneapolis, Minnesota 55402, in lawful money of the United States of America and in immediately available funds, the aggregate unpaid principal amount of all Swingline Loans made by the Swingline Lender to the undersigned pursuant to Section 2.3 of the Credit Agreement referred to below. The undersigned further agrees to pay interest in like money at such office on the unpaid principal amount hereof and, to the extent permitted by law, accrued interest in respect hereof from time to time from the date hereof until payment in full of the principal amount hereof and accrued interest hereon, at the rates and on the dates set forth in the Credit Agreement.

The holder of this Note is authorized to endorse the date and amount of each Swingline Loan pursuant to Section 2.3 of the Credit Agreement and each payment of principal and interest with respect thereto and its character as an Alternate Base Rate Loan or otherwise on Schedule I annexed hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, which endorsement shall constitute prima facie evidence of the accuracy of the information endorsed subject to manifest error; provided, however, that the failure to make any such endorsement shall not affect the obligations of the undersigned under this Note.

This Note is the Swingline Note referred to in the Amended and Restated Credit Agreement, dated as of September 9, 2011 (as amended, restated or otherwise modified, the “Credit Agreement”) by and among the Borrower, certain Subsidiaries of the Borrower from time to time party thereto (the “Guarantors”), the lenders from time to time party thereto (the “Lenders”) and Wachovia Bank, National Association, as Administrative Agent for the Lenders (the “Administrative Agent”), and is entitled to the benefits thereof. Terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, to the extent and as provided in the Credit Agreement. In the event this Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to principal and interest, all costs of collection, including reasonable attorneys’ fees.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

[Signature on Following Page]

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS.

HYATT HOTELS CORPORATION, a Delaware corporation

By:
Name:
Title:

SCHEDULE 1

to

Swingline Note

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Type of Loan	Interest Rate	Principal Paid	Principal Balance	Notation Made By

Schedule 2.7

[FORM OF]

NOTICE OF CONVERSION/EXTENSION

[Date]

Wells Fargo Bank, National Association,

as Administrative Agent

Minneapolis Loan Center

733 Marquette Avenue

10th Floor, MAC: N9306-102

Minneapolis, Minnesota 55402

Attn: Joann M. Adams

Ladies and Gentlemen:

Pursuant to Section 2.7 of the Amended and Restated Credit Agreement, dated as of September 9, 2011 (as amended, restated or otherwise modified, the “Credit Agreement”), by and among HYATT HOTELS CORPORATION, a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower from time to time party thereto (the “Guarantors”), the lenders from time to time party thereto (the “Lenders”) and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders (the “Administrative Agent”), the Borrower hereby requests conversion or extension of the following Loans be made on [date] as follows (the “Proposed Conversion/Extension”)

(1)	Total Amount of Loans to be converted/extended	$	_____

(2)	Currency requested		_____

(3)	Amount of (1) to be allocated to LIBOR Rate Loans	$	_____

(4)	Amount of (1) to be allocated to Alternate Base Rate Loans	$	_____

(5)	Interest Periods and amounts to be allocated thereto in respect of LIBOR Rate Loans (amounts must total (3)):

	(i) one month	$	_____

	(ii) two months	$	_____

	(iii) three months	$	_____

	(iv) six months	$	_____

	Total LIBOR Rate Loans	$	_____

NOTE:	PARTIAL CONVERSIONS MUST BE IN MINIMUM AMOUNTS OF (A) WITH RESPECT TO LIBOR RATE LOANS, $5,000,000 AND $1,000,000 INCREMENTS IN EXCESS THEREOF AND (B) WITH RESPECT TO ALTERNATE BASE RATE LOANS, $1,000,000 AND $250,000 INCREMENTS TN EXCESS THEREOF.

Terms defined in the Credit Agreement shall have the same meanings when used herein.

The undersigned hereby certifies that no Default or Event of Default has occurred and is continuing, or would result from such Proposed Conversion/Extension or from the application of the proceeds thereof.

Very truly yours,

HYATT HOTELS CORPORATION, a Delaware corporation

By:
Name:
Title:

Schedule 2.18

[FORM OF]

SECTION 2.18 CERTIFICATE

Reference is hereby made to the Amended and Restated Credit Agreement, dated as of September 9, 2011 (as amended, restated or otherwise modified, the “Credit Agreement), by and among HYATT HOTELS CORPORATION, a Delaware corporation (the “Borrower”), certain subsidiaries of the Borrower from time to time party thereto (the “Guarantors”), the lenders from time to time party thereto (the “Lenders”) and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders (the “Administrative Agent”). Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that it is not a “bank” as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended.

[NAME OF LENDER]

By:
Name:
Title:

Schedule 3.1

Indebtedness

Material changes to consolidated Indebtedness since December 31, 2010

1. LONG-TERM DEBT

Additional Debt

Description	Borrower	Lender	Classification	Maturity	Principal Amount

5.375% Senior Notes due 2021	Hyatt Hotels Corporation	3rd Party Bondholders	Long-Term	August 15, 2016	$250,000,000.00
3.875% Senior Notes due 2017	Hyatt Hotels Corporation	3rd Party Bondholders	Long-Term	August 15, 2021	$250,000,000.00

Total					$500,000,000.00

Debt Repaid / Retired

None

2. GUARANTEES

No material changes

3. LETTERS OF CREDIT

LCs Under Revolver at 12/31/10:					$71,284,625.63
Increase/(Decrease) in LCs Under Revolver Since 12/31/10					(10,878,116.65)

LCs Under Revolver at 8/31/11:					$60,406,508.98

Schedule 3.12

Subsidiaries

Name	Jurisdiction of Incorporation or Organization	Percentage of shares of each class of stock/equity interest outstanding that is owned by Hyatt Hotels Corporation or its subsidiaries	Material Subsidiary
1300 NICOLLET, L.L.C.	DELAWARE	50% membership interest held by Loring Park Associates, Limited Partnership in Starhill Loring Park, L.L.C., the entity’s sole member
1379919 ALBERTA INC.	ALBERTA, CANADA	Hyatt Hotels of Canada, Inc. (100%)
319168 ONTARIO LIMITED	ONTARIO, CANADA	Hyatt Corporation (100%)
3385434 CANADA INC.	CANADA	Hyatt Hotels of Canada, Inc. (100%)
44 LEXINGTON ASSOCIATES, LLC	NEW YORK	Hyatt Corporation (100% Class B Member)
AASHIRWAD CONBUILD PRIVATE LIMITED	INDIA	HP India Holdings Limited (26%)
ADHP LLC	DELAWARE	HP Austin, L.L.C. (50%)
AIC HOLDING CO.	DELAWARE	Hyatt Hotels Corporation (100%)
AIRPORT PLAZA ASSOCIATES LIMITED PARTNERSHIP	VIRGINIA	Hyatt Crystal City, L.L.C. (50% GP interest)
AIRPORT PLAZA HOTEL LLC	DELAWARE	50% GP interest held by Hyatt Crystal City, L.L.C. in Airport Plaza Associates Limited Partnership, which is the entity’s sole member
AIRPORT PLAZA OFFICE BUILDING LIMITED PARTNERSHIP	VIRGINIA	Hyatt CC Office Corp. (50% GP interest)
AMERISUITES FRANCHISING L.L.C.	DELAWARE	Select Hotels Group, L.L.C. (100%)
ARANCIA LIMITED	HONG KONG (PRC)	Hyatt International Asia-Pacific, Limited (93%)
ARCADE, L.L.C.	ILLINOIS	Hyatt Arcade, L.L.C. (50%)
ARUBA BEACHFRONT RESORTS LIMITED PARTNERSHIP	ILLINOIS	Hyatt Aruba N.V. (81.274% LP); Hyatt Beach Front N.V. (17.786% LP); Aruba Beachfront Resorts N.V. (0.940% GP)	X
ARUBA BEACHFRONT RESORTS N.V.	ARUBA	Hyatt Aruba N.V. (95.71%); Hyatt Beach Front N.V. (4.29%)
ASIA HOSPITALITY INVESTORS B.V.	NETHERLANDS	Asian Hotel N.V. (100%)
ASIA HOSPITALITY, INC.	CAYMAN ISLANDS	Hotel Investors I, Inc. Luxembourg, Schaffhausen Branch (100%)
ASIAN HOTEL N.V.	CURACAO	Hotel Investors I, Inc. Luxembourg, Schaffhausen Branch (100%)
ATRIUM HOTEL, L.L.C.	DELAWARE	Hyatt Equities, L.L.C. (100%)
BAKU HOTEL COMPANY - AZERI	AZERBAIJAN	Baku Hotel Company, a Cayman Islands company (100%)	X

Name	Jurisdiction of Incorporation or Organization	Percentage of shares of each class of stock/equity interest outstanding that is owned by Hyatt Hotels Corporation or its subsidiaries	Material Subsidiary
BAKU HOTEL COMPANY - CAYMAN	CAYMAN ISLANDS	Settlement Investors, Inc. (100%)
BAY II INVESTOR, INC.	NEVADA	Hyatt Corporation (100%)
BEACH HOUSE DEVELOPMENT PARTNERSHIP	FLORIDA	HTS-Beach House, Inc. (50% GP)
BEAR CREEK DFW ASSOCIATES, LTD.	TEXAS	H.E. DFW, L.P. (45% LP) and HT-DFW Partnership (5% LP)
BELLEVUE ASSOCIATES	PENNSYLVANIA	Hyatt Equities, L.L.C. (50% LP)
BOSTON HOTEL COMPANY, L.L.C.	DELAWARE	Hyatt Corporation (100%)
BOTTLING COURT PARTNERS (GENERAL PARTNERSHIP)	FLORIDA	HT-Hotel Equities, Inc. (50% GP)
BRE/AMERISUITES PROPERTIES L.L.C.	DELAWARE	Select Hotels Group, L.L.C. (100%)	X
BRE/AMERISUITES TXNC GP L.L.C.	DELAWARE	Select Hotels Group, L.L.C. (100%)
BRE/AMERISUITES TXNC PROPERTIES L.P.	DELAWARE	BRE/AmeriSuites TXNC GP, L.L.C. (GP 1%); Select Hotels Group, L.L.C. (LP 99%)	X
BURVAN HOTEL ASSOCIATES	ONTARIO, CANADA	HT-Vancouver, Inc. (75% GP); 319168 Ontario Limited (25% GP)
CAL-HARBOR SO. PIER URBAN RENEWAL ASSOCIATES L.P.	NEW JERSEY	HT-Jersey Pier, L.P. (50% GP)
CAMEL COMPANY PARTNERSHIP	SOUTH CAROLINA	Hyatt Corporation (20% GP)
CDP GP, INC.	DELAWARE	Hyatt Corporation (100%)
CDP INVESTORS, L.P.	DELAWARE	CDP GP, Inc. (1% GP); HTS-BC, Inc. (99% LP)
CERROMAR DEVELOPMENT PARTNERS GP, INC.	DELAWARE	Hyatt Corporation (100%)
CERROMAR DEVELOPMENT PARTNERS L.P., S.E.	DELAWARE	Cerromar Development Partners GP, Inc. (1% GP); CDP Investors, L.P. (99% LP)
CHESAPEAKE COMMUNITIES, LLC	MARYLAND	HT-Chesapeake Communities, Inc. (62.010%)
CHESAPEAKE RESORT, LLC	MARYLAND	HT-Chesapeake Resort, Inc. (33 1/3%)
CLEVELAND ARCADE L.L.C.	DELAWARE	Hyatt Arcade, L.L.C. (50%)
COAST BEACH, L.L.C.	DELAWARE	HT-Huntington Beach, Inc. (100%)
CPM SEATTLE HOTELS, L.L.C.	WASHINGTON	Hyatt Equities, L.L.C. (100%)
CTR INTEREST HOLDCO, INC.	DELAWARE	Hyatt Corporation (100%)
CYPRESS TITLEHOLDER, LLC	DELAWARE	Fan Pier Land Company (100%)
DALLAS REGENCY, LLC	TEXAS	Hyatt Corporation (100%)
DFW ASSOCIATES AGREEMENT VENTURE	TEXAS	H.E. DFW, L.P. (45% LP); HT-DFW Partnership (5% LP)

Name	Jurisdiction of Incorporation or Organization	Percentage of shares of each class of stock/equity interest outstanding that is owned by Hyatt Hotels Corporation or its subsidiaries	Material Subsidiary
EAST TOWER HOTEL GP, L.L.C.	DELAWARE	45% LP interest held by H.E. DFW, L.P. and 5% LP interest held by HT-DFW Partnership in Bear Creek DFW Associates, Ltd., the sole member of the entity
EAST TOWER HOTEL, L.P.	TEXAS	East Tower Hotel GP, L.L.C. (.5% GP); Bear Creek DFW Associates, Ltd. (99.5% LP)
EAST WEST RESORT DEVELOPMENT VI, L.P., L.L.L.P.	DELAWARE	HTS-Main Street Station, Inc. (43.3293% LP interest)
EAST WEST RESORT DEVELOPMENT XII, L.P., L.L.L.P.	DELAWARE	HTS - NS, L.L.C. (23.1547% LP)
EMERYVILLE LLC	DELAWARE	Fan Pier Land Company (100%)
EQUIBY LIMITED	JERSEY	Hyatt International Corporation (25%)
FAN PIER LAND COMPANY	DELAWARE	Hyatt Corporation (100%)
FAR EAST HOTELS, INC.	BAHAMAS	Hotel Investors II, Inc. (100%)
G.E.H. PROPERTIES LIMITED	UNITED KINGDOM	The Great Eastern Hotel Company Limited (100%)
GAINEY DRIVE ASSOCIATES (GENERAL PARTNERSHIP)	ARIZONA	Hyatt Equities, L.L.C. (57%); Hyatt Partnership Interests, L.L.C. (43%)	X
GALAXY AEROSPACE COMPANY, LLC	DELAWARE	Hyatt Corporation (100%)
GHE HOLDINGS LIMITED	PRC	Hyatt International - Asia Pacific, Limited (100%)
GILBERT/HP, LLC	DELAWARE	BRE/AmeriSuites Properties L.L.C. (50%)
GRAND ASPEN HOLDINGS, LLC	DELAWARE	HTS-Aspen, L.L.C. (41.20%)
GRAND HYATT BERLIN GMBH	GERMANY	Hyatt International Corporation (100%)
GRAND HYATT DFW BEVERAGE, LLC	TEXAS	Hyatt Corporation (100%)
GRAND HYATT SAN ANTONIO, L.L.C.	DELAWARE	Hyatt Corporation (100%)
GRAND HYATT SF, L.L.C.	DELAWARE	HTSF, L.L.C. (100%)	X
GRAND RIVERWALK BEVERAGE, LLC	TEXAS	Hyatt Corporation (100%)
GRAND TORONTO CORP.	DELAWARE	Hyatt Hotels Corporation (100%)
GRAND TORONTO VENTURE, L.P.	DELAWARE	Grand Toronto Corp. (10% GP); Hyatt Hotels Corporation (90% LP)
GREENWICH HOTEL LIMITED PARTNERSHIP	CONNECTICUT	Hyatt Partnership Interests, L.L.C. (50% GP); Hyatt Equities, L.L.C. (50% GP & LP)
H.E. BERMUDA, L.L.C.	DELAWARE	Hyatt Equities, L.L.C. (100%)
H.E. CAP CANA, L.L.C.	DELAWARE	Hyatt Equities, L.L.C. (100%)
H.E. DFW, L.P.	DELAWARE	H.E. Properties, Inc. (1% GP); Hyatt Equities, L.L.C. (99% LP)

Name	Jurisdiction of Incorporation or Organization	Percentage of shares of each class of stock/equity interest outstanding that is owned by Hyatt Hotels Corporation or its subsidiaries	Material Subsidiary
H.E. GRAND CYPRESS, L.L.C.	DELAWARE	Hyatt Equities, L.L.C. (100%)
H.E. NEWPORT, L.L.C.	DELAWARE	Hyatt Equities, L.L.C. (100%)
H.E. ORLANDO, L.L.C.	DELAWARE	Hyatt Equities, L.L.C. (100%)
H.E. PROPERTIES, INC.	DELAWARE	Hyatt Equities, L.L.C. (100%)
H.E. PROPERTIES, L.L.C.	DELAWARE	Hyatt Equities, L.L.C. (100%)
H.E. SAN ANTONIO I, L.L.C.	DELAWARE	Hyatt Equities, L.L.C. (100%)
H.E. SAN ANTONIO, L.L.C.	DELAWARE	Hyatt Equities, L.L.C. (100%)	X
H.E. SARP, L.P.	DELAWARE	H.E. Properties, Inc. (1% GP); Hyatt Equities, L.L.C. (99% LP)
HARBORSIDE HOTEL LLC	DELAWARE	HT-Jersey Pier, L.P. (managing member 40%); Hyatt Corporation (managing member 10%)
HARBORSIDE LAND, LLC	DELAWARE	HT-Jersey Pier, L.P. (managing member 50%)
HCG CORPORATION	DELAWARE	Hyatt Corporation (100%)
HCV CINCINNATI HOTEL, INC.	DELAWARE	Hyatt Corporation (100%)
HDG ASSOCIATES	ILLINOIS	HT-Santa Barbara Motel, Inc. (99% GP) (managing general partner); HT-Santa Barbara Motel Partnership (0.67% GP)
HEDREEN HOTEL LLC	WASHINGTON	HE-Seattle, L.L.C. (49.99%)
HEDREEN HOTEL TWO LLC	WASHINGTON	HE-Seattle Two, L.L.C. (49.99%)
HE-SEATTLE TWO, L.L.C.	DELAWARE	Hyatt Equities, L.L.C. (100%)
HE-SEATTLE, L.L.C.	DELAWARE	Hyatt Equities, L.L.C. (100%)
HGP (TRAVEL) LIMITED	HONG KONG (PRC)	Hyatt International-Asia Pacific Limited (100%)
HI HOLDINGS (SWITZERLAND) GMBH	SWITZERLAND	HI Holdings Cyprus Limited (100%)
HI HOLDINGS CYPRUS LIMITED	CYPRUS	HI Holdings Luxembourg SARL (100%)
HI HOLDINGS CYPRUS-INDIA LIMITED	CYPRUS	HI Holdings Cyprus Limited (100%)
HI HOLDINGS HP BRAZIL S.A.R.L.	LUXEMBOURG	HI Holdings Cyprus Limited (100%)
HI HOLDINGS KYOTO CO.	DELAWARE	Hyatt International Holdings Co. (100%)
HI HOLDINGS LUXEMBOURG S.A.R.L.	LUXEMBOURG	Hyatt International Holdings Co. (100%)
HI HOLDINGS RIO S.A.R.L.	LUXEMBOURG	HI Holdings Cyprus Limited (100%)
HI HOLDINGS ZURICH S.A.R.L.	LUXEMBOURG	HI Holdings (Switzerland) GmbH (100%)
HI HOTEL ADVISORY SERVICES GMBH	SWITZERLAND	HI Holdings Luxembourg S.a.r.l. (100%)
HI HOTEL INVESTORS CYPRUS LIMITED	CYPRUS	HI Holdings Cyprus Limited (100%)
HIGHLANDS INN INVESTORS II, L.P.	DELAWARE	HT-Highlands, Inc. (90% GP)

Name	Jurisdiction of Incorporation or Organization	Percentage of shares of each class of stock/equity interest outstanding that is owned by Hyatt Hotels Corporation or its subsidiaries	Material Subsidiary
HIGHLANDS INN WASTEWATER TREATMENT PLANT ASSOCIATION, INC.	CALIFORNIA	None - nonprofit mutual benefit corporation
HIHCL AMSTERDAM B.V.	NETHERLANDS	HI Holdings Luxembourg S.A.R.L. (100%)
HIHCL HP AMSTERDAM AIRPORT B.V.	NETHERLANDS	HI Holdings Luxembourg S.a.r.l. (100%)
HOTEL EQUITIES LUXEMBOURG S.A.R.L.	LUXEMBOURG	Hyatt Hotels Corporation (100%)
HOTEL INVESTMENTS HOLDING CO LLC	DELAWARE	Grand Hyatt San Antonio, L.L.C. (29.959%);
HOTEL INVESTMENTS, L.P.	DELAWARE	29.959% member interest held by Grand Hyatt San Antonio , L.L.C. in Hotel Investments Holding Co LLC, the 99.999% limited partner of the entity
HOTEL INVESTORS I, INC.	LUXEMBOURG	HI Holdings Cyprus Limited (100%)
HOTEL INVESTORS II, INC.	CAYMAN ISLANDS	HI Holdings Cyprus Limited (100%)
HOTEL JV SERVICES, LLC	DELAWARE	Hyatt MSS, L.L.C. (20% Class A Member)
HOTEL PROJECT SYSTEMS PTE LTD	SINGAPORE	HI Holdings Cyprus Limited (100%)
HP AUSTIN, L.L.C.	DELAWARE	BRE/AmeriSuites TXNC Properties L.P. (100%)
HP BEVERAGE SUGAR LAND, LLC	TEXAS	BRE/AmeriSuites TXNC Properties L.P. (100%)
HP DALLAS CLUB	TEXAS	None - nonprofit corporation
HP INDIA HOLDINGS LIMITED	MAURITIUS	HI Holdings Cyprus Limited (100%)
HP LAS VEGAS BEVERAGE, L.L.C.	NEVADA	Select Hotels Group, L.L.C. (100%)
HP PUERTO RICO, INC.	DELAWARE	Select Hotels Group, L.L.C. (100%)
HP ROUTE 46 TEXAS, LLC	TEXAS	Route 46 Management Associates Corp. (100%)
HP TEN TEXAS, LLC	TEXAS	BRE/AmeriSuites Properties L.L.C. (100%)
HQ CHESAPEAKE, LLC	MARYLAND	HT-Chesapeake Communities, Inc. (70% and managing member)
HRHC, LLC	TEXAS	Hyatt Corporation (100%)
HT-AUSTIN RESORT, L.L.C.	DELAWARE	Hyatt Corporation (100%)
HT-AVENDRA, INC.	DELAWARE	Hyatt Corporation (100%)
HT-AVENDRA, L.L.C.	DELAWARE	HT-Avendra, Inc. (100%)
HT-BUFFALO, INC.	DELAWARE	Hyatt Corporation (100%)
HT-CHESAPEAKE COMMUNITIES, INC.	DELAWARE	Hyatt Corporation (100%)
HT-CHESAPEAKE RESORT, INC.	DELAWARE	Hyatt Corporation (100%)
HTDF, L.L.C.	DELAWARE	Hyatt Corporation (100%)
HT-DFW PARTNERSHIP	ILLINOIS	HTDF, L.L.C. (1% GP); Hyatt Executives Partnership - Amfac, L.P. (99% GP)

Name	Jurisdiction of Incorporation or Organization	Percentage of shares of each class of stock/equity interest outstanding that is owned by Hyatt Hotels Corporation or its subsidiaries	Material Subsidiary
HT-FISHERMAN’S WHARF, L.L.C.	DELAWARE	HTFW, L.L.C. (100%)
HT-FRANCHISE INVESTMENT GROUP, LLC	DELAWARE	Hyatt Corporation (100%)
HTFW, L.L.C.	DELAWARE	Hyatt Corporation (100%)
HTG, L.L.C.	DELAWARE	Hyatt Corporation (100%)
HT-GREENVILLE, L.L.C.	DELAWARE	HTG, L.L.C. (100%)
HT-HIGHLANDS, INC.	DELAWARE	Hyatt Corporation (100%)
HT-HOMESTEAD, INC.	DELAWARE	Hyatt Corporation (100%)
HT-HOTEL EQUITIES, INC.	DELAWARE	Hyatt Corporation (100%)
HT-HUNTINGTON BEACH, INC.	DELAWARE	Hyatt Corporation (100%)
HT-JERSEY PIER, INC.	DELAWARE	Hyatt Corporation (100%)
HT-JERSEY PIER, L.P.	DELAWARE	HT-Jersey Pier, LLC (10% GP); HT-Jersey Pier, Inc. (90% LP)
HT-JERSEY PIER, LLC	DELAWARE	Hyatt Corporation (100%)
HTLB, L.L.C.	DELAWARE	Hyatt Corporation (100%)
HT-LISLE HOTEL, L.L.C.	DELAWARE	HT-Lisle, Inc. (100%)
HT-LISLE, INC.	DELAWARE	Hyatt Corporation (100%)
HT-LONG BEACH, L.L.C.	DELAWARE	HTLB, L.L.C. (100%)
HT-NEW ORLEANS HOTEL, L.L.C.	DELAWARE	Hyatt HOC, Inc. (100%)
HT-NEW PRINCETON, INC.	DELAWARE	Hyatt Corporation (100%)
HT-PARK 57, INC.	DELAWARE	Hyatt Corporation (100%)
HTS - NS, L.L.C.	DELAWARE	HTS-Investment, Inc. (100%)
HTS - NY, L.L.C.	DELAWARE	HTS-BC, Inc. (100%)
HT-SANTA BARBARA MOTEL PARTNERSHIP	ILLINOIS	HT-Santa Barbara Motel, Inc. (1% GP) (managing general partner); Hyatt Executives Partnership No. 1, L.P. (99% GP)
HT-SANTA BARBARA MOTEL, INC.	DELAWARE	Hyatt Corporation (100%)
HTS-ASPEN, L.L.C.	DELAWARE	Hyatt Corporation (100%)
HTS-BC, INC.	DELAWARE	Hyatt Corporation (100%)
HTS-BEACH HOUSE, INC.	DELAWARE	HTS-BC, Inc. (100%)
HTS-CHC (SEDONA), LLC	DELAWARE	HTS-Sedona, Inc. (50% and managing member)	X
HTS-COCONUT POINT, INC.	DELAWARE	Hyatt Corporation (100%)
HTSF, L.L.C.	DELAWARE	Hyatt Corporation (100%)
HTS-GROUND LAKE TAHOE, INC.	DELAWARE	Hyatt Corporation (100%)
HTS-INVESTMENT, INC.	DELAWARE	Hyatt Corporation (100%)

Name	Jurisdiction of Incorporation or Organization	Percentage of shares of each class of stock/equity interest outstanding that is owned by Hyatt Hotels Corporation or its subsidiaries	Material Subsidiary
HTS-KEY WEST, INC.	DELAWARE	HTS-BC, Inc. (100%)
HTS-KW, INC.	DELAWARE	Hyatt Corporation (100%)
HTS-LAKE TAHOE, INC.	DELAWARE	Hyatt Corporation (100%)
HTS-LOAN SERVICING, INC.	DELAWARE	Hyatt Residential Group, Inc. (100%)
HTS-MAIN STREET STATION, INC.	DELAWARE	HTS-BC, Inc. (100%)
HTS-SAN ANTONIO, INC.	DELAWARE	Hyatt Corporation (100%)
HTS-SAN ANTONIO, L.L.C.	DELAWARE	Hyatt Corporation (100%)
HTS-SAN ANTONIO, L.P.	DELAWARE	HTS-San Antonio, Inc. (1% GP); HTS-San Antonio, L.L.C. (99% LP)
HTS-SEDONA, INC.	DELAWARE	Hyatt Corporation (100%)
HTS-WILD OAK RANCH BEVERAGE, LLC	TEXAS	HTS-San Antonio, L.P. (100%)
HTUP-LISLE HOTEL ASSOCIATES	ILLINOIS	HT-Lisle, Inc, general partner (50%); HT-Lisle Hotel, L.L.C., limited partner (50%)
HT-VANCOUVER INC.	ONTARIO, CANADA	Hyatt Corporation (100%)
HTW BEVERAGE, LLC	TEXAS	BRE/AmeriSuites Properties L.L.C. (100%)
HVC-HIGHLANDS, L.L.C.	DELAWARE	Highlands Inn Investors II, L.P. (100%)
HYATT (BABADOS) CORPORATION	BARBADOS	Hyatt Corporation (100%)
HYATT (JAPAN) CO., LTD.	JAPAN	Hyatt International Holdings Co. (100%)
HYATT (THAILAND) LIMITED	THAILAND	Hyatt International Holdings Co. (99.4%); Hyatt International-Asia Pacific, Limited, nominee (0.1%); Hyatt International (Asia) Limited, nominee (0.1%); Hyatt Hotel Management Limited, nominee (0.1%); Hyatt of China Limited, nominee (0.1%); Hyatt of Macau Limited. nominee (0.1%); Hyatt of New Zealand Limited. nominee (0.1%)
HYATT ARCADE, L.L.C.	DELAWARE	Hyatt Corporation (100%)
HYATT ARUBA N.V.	ARUBA	Hyatt Corporation (100%)
HYATT ASIA PACIFIC HOLDINGS LIMITED	PRC	Hyatt International - Asia Pacific, Limited (100%)
HYATT AUSTRALIA HOTEL MANAGEMENT PTY LIMITED	AUSTRALIA	Hyatt International Corporation (100%)
HYATT AUSTRIA GMBH	AUSTRIA	HI Holdings Cyprus Limited (100%)
HYATT BEACH FRONT N.V.	ARUBA	Hyatt Equities, L.L.C. (100%)
HYATT BORNEO MANAGEMENT SERVICES LIMITED	PRC	Hyatt International - Asia Pacific, Limited (100%)

Name	Jurisdiction of Incorporation or Organization	Percentage of shares of each class of stock/equity interest outstanding that is owned by Hyatt Hotels Corporation or its subsidiaries	Material Subsidiary
HYATT BRITANNIA CORPORATION LTD.	CAYMAN ISLANDS	Hyatt Corporation (100%)
HYATT CC OFFICE CORP.	DELAWARE	Hyatt Corporation (100%)
HYATT CHAIN SERVICES LIMITED	PRC	Hyatt International-Asia Pacific, Limited (100%)
HYATT CORPORATION	DELAWARE	Hyatt Hotels Corporation (100%)	X
HYATT CRYSTAL CITY, L.L.C.	DELAWARE	Hyatt Partnership Interests, L.L.C. (100%)
HYATT CURACAO, N.V.	CURACAO	Hyatt Corporation (100%)
HYATT DEARBORN, L.L.C.	DELAWARE	None (a 1031 exchange company)
HYATT DISASTER RELIEF FUND	ILLINOIS	None - Non Profit Corporation
HYATT EQUITIES (DEN), LLC	DELAWARE	Hyatt Equities, L.L.C. (99%); H.E. Properties, Inc. (1%)
HYATT EQUITIES, L.L.C.	DELAWARE	HT-Hotel Equities, Inc. (68.8343%); CTR Interest Holdco, Inc. (31.1657%)	X
HYATT EXECUTIVES PARTNERSHIP - AMFAC, L.P.	ILLINOIS	HTDF, L.L.C. (1% GP), (15.5% LP); Hyatt Corporation (5% LP); Various executives (78.5% LPs)
HYATT EXECUTIVES PARTNERSHIP NO. 1, L.P.	ILLINOIS	Hyatt Corporation (7% LP); HT-Santa Barbara Motel, Inc. (1% GP & 12% LP); Various executives (80% LPs)
HYATT FOREIGN EMPLOYMENT SERVICES, INC.	DELAWARE	Hyatt Corporation (100%)
HYATT FRANCHISING CANADA CORP.	DELAWARE	Hyatt Corporation (100%)
HYATT FRANCHISING, L.L.C.	DELAWARE	Hyatt Hotels Corporation (100%)
HYATT FULFILLMENT OF MARYLAND, INC.	MARYLAND	Hyatt Corporation (100%)
HYATT HOC, INC.	DELAWARE	Hyatt Corporation (100%)
HYATT HOLDINGS (UK) LIMITED	UNITED KINGDOM	HI Holdings Cyprus Limited (100%)
HYATT HOTEL MANAGEMENT LIMITED	HONG KONG (PRC)	HI Holdings Cyprus Limited (100%)
HYATT HOTELS CORPORATION	DELAWARE	Ultimate Parent Company
HYATT HOTELS CORPORATION OF KANSAS	KANSAS	Hyatt Corporation (100%)
HYATT HOTELS CORPORATION OF MARYLAND	MARYLAND	Hyatt Corporation (100%)
HYATT HOTELS MANAGEMENT CORPORATION	DELAWARE	Hyatt Corporation (100%)
HYATT HOTELS OF CANADA, INC.	DELAWARE	Hyatt Corporation (100%)
HYATT HOTELS OF PUERTO RICO, INC.	DELAWARE	Hyatt Corporation (100%)
HYATT INDIA CONSULTANCY PRIVATE LIMITED	INDIA	HI Holdings Cyprus-India Limited (99.99994%); Hyatt Minority Investments, Inc. (.00006%)
HYATT INTERNATIONAL - JAPAN, LIMITED	HONG KONG (PRC)	Hyatt International-Asia Pacific, Limited (100%)

Name	Jurisdiction of Incorporation or Organization	Percentage of shares of each class of stock/equity interest outstanding that is owned by Hyatt Hotels Corporation or its subsidiaries	Material Subsidiary
HYATT INTERNATIONAL – SOUTH WEST ASIA, LIMITED	DUBAI	HI Holdings Cyprus Limited (100%)
HYATT INTERNATIONAL (ASIA) LIMITED	HONG KONG (PRC)	HI Holdings Cyprus Limited (100%)	X
HYATT INTERNATIONAL (EUROPE AFRICA MIDDLE EAST) LLC	SWITZERLAND	HI Holdings (Switzerland) GmbH (100%)	X
HYATT INTERNATIONAL (FUKUOKA) CORPORATION	DELAWARE	Hyatt International Corporation (100%)
HYATT INTERNATIONAL (MILAN) CO.	DELAWARE	Hyatt International Corporation (100%)
HYATT INTERNATIONAL (OSAKA) CORPORATION	DELAWARE	Hyatt International Corporation (100%)
HYATT INTERNATIONAL CORPORATION	DELAWARE	AIC Holding Co. (100%)	X
HYATT INTERNATIONAL HOLDINGS CO.	DELAWARE	Hyatt International Corporation (100%)
HYATT INTERNATIONAL HOTEL MANAGEMENT (BEIJING) CO. LTD.	PEOPLE’S REPUBLIC OF CHINA	Hyatt of China Limited (100%)
HYATT INTERNATIONAL PROPERTY MANAGEMENT (BEIJING) CO. LTD.	PEOPLE’S REPUBLIC OF CHINA	Hyatt of China Limited (100%)
HYATT INTERNATIONAL SALES LIMITED	DELAWARE	Hyatt International Corporation (100%)
HYATT INTERNATIONAL TECHNICAL SERVICES, INC.	DELAWARE	Hyatt International Corporation (100%)
HYATT INTERNATIONAL-ASIA PACIFIC, LIMITED	HONG KONG (PRC)	HI Holdings Cyprus Limited (100%)
HYATT INTERNATIONAL-LATIN AMERICA, LTD.	CAYMAN ISLANDS	HI Holdings (Switzerland) GmbH (100%)
HYATT INTERNATIONAL-SEA, (PTE) LIMITED	SINGAPORE	HI Holdings Cyprus Limited (100%)
HYATT LACSA SERVICES, INC.	DELAWARE	Hyatt International Corporation (100%)
HYATT LOUISIANA, L.L.C.	DELAWARE	Hyatt HOC, Inc. (100%)
HYATT MAINZ GMBH	GERMANY	Hyatt International Corporation (100%)
HYATT MINNEAPOLIS, LLC	DELAWARE	Hyatt Corporation (100%)
HYATT MINORITY INVESTMENTS, INC.	DELAWARE	Hyatt International Corporation (100%)
HYATT MSS, L.L.C.	DELAWARE	Hyatt Corporation (100%)
HYATT NORTH AMERICA MANAGEMENT SERVICES, INC.	DELAWARE	Hyatt Corporation (100%)
HYATT OF AUSTRALIA LIMITED	HONG KONG (PRC)	Hyatt Australia Hotel Management Pty. Limited (100%)
HYATT OF BAJA S. DE R.L. DE C.V.	MEXICO	Hyatt International - Latin America, Ltd. (99.9667%); Hyatt LACSA Services, Inc. (.0333%)
HYATT OF CHINA LIMITED	HONG KONG (PRC)	HI Holdings Cyprus Limited (100%)	X

Name	Jurisdiction of Incorporation or Organization	Percentage of shares of each class of stock/equity interest outstanding that is owned by Hyatt Hotels Corporation or its subsidiaries	Material Subsidiary
HYATT OF FRANCE S.A.R.L.	FRANCE	HI Holdings Luxembourg S.A.R.L. (100%)
HYATT OF GUAM LIMITED	HONG KONG (PRC)	HI Holdings Cyprus Limited (100%)
HYATT OF ITALY S.R.L.	ITALY	HI Hotel Advisory Services GmbH (100%)
HYATT OF LATIN AMERICA, S.A. DE C.V.	MEXICO	Hyatt International - Latin America Ltd. (99.9999%); Hyatt LACSA Services, Inc. (0.0001%)
HYATT OF MACAU LIMITED	HONG KONG (PRC)	HI Holdings Cyprus Limited (100%)
HYATT OF MEXICO, S.A. DE C.V.	MEXICO	Hyatt LACSA Services, Inc. (49%); Hyatt International - Latin America, Ltd. (51%)
HYATT OF NEW ZEALAND LIMITED	HONG KONG (PRC)	HI Holdings Cyprus Limited (100%)
HYATT OF SINGAPORE (PTE.) LIMITED	SINGAPORE	HI Holdings Cyprus Limited (100%)
HYATT PARTNERSHIP INTERESTS, L.L.C.	DELAWARE	Hyatt Equities, L.L.C. (99%); CTR Interest Holdco, Inc. (1%)	X
HYATT PLACE ANNE ARUNDEL BEVERAGE, INC.	MARYLAND	Select Hotels Group, L.L.C. (97%); Richard Morgan (1%); Michael Donohue (1%); Michael Koffler (1%) (individuals are Hyatt employees in accordance wih Maryland liquor license requirements)
HYATT PLACE CANADA CORPORATION	DELAWARE	Select Hotels Group, L.L.C. (100%)
HYATT PLACE FRANCHISING, L.L.C.	DELAWARE	Select Hotels Group, L.L.C. (100%)
HYATT PLACE OF MARYLAND, INC.	MARYLAND	Select Hotels Group, L.L.C. (96%); BRE/AmeriSuites Properties, L.L.C. (1%); Terri Sterling (1%); Stacey McWilliams (1%) (individuals are hotel employees in accordance with Maryland liquor license requirements)
HYATT REGENCY COLOGNE GMBH	GERMANY	Hyatt International Corporation (100%)
HYATT REGENCY CORPORATION PTY. LIMITED	AUSTRALIA	Hyatt International Corporation (100%)
HYATT RESIDENTIAL GROUP, INC.	DELAWARE	HTS-BC, Inc. (100%)
HYATT RESIDENTIAL MANAGEMENT CORPORATION	DELAWARE	Hyatt Corporation (100%)
HYATT RESIDENTIAL MARKETING CORPORATION	FLORIDA	Hyatt Residential Group, Inc. (100%)
HYATT RESIDENTIAL SUITES LTD.	JAPAN	Hyatt International (Fukuoka) Corporation (20%)
HYATT SERVICES AUSTRALIA PTY LIMITED	AUSTRALIA	Hyatt Australia Hotel Management Pty Limited (100%)
HYATT SERVICES CARIBBEAN, L.L.C.	DELAWARE	Hyatt Corporation (100%)
HYATT SERVICES GMBH	GERMANY	HI Holdings Cyprus Limited (100%)
HYATT SERVICES INDIA PRIVATE LIMITED	INDIA	Hyatt International Holdings Co. (99%); Hyatt Minority Investments, Inc. (1%)

Name	Jurisdiction of Incorporation or Organization	Percentage of shares of each class of stock/equity interest outstanding that is owned by Hyatt Hotels Corporation or its subsidiaries	Material Subsidiary
HYATT SHARED SERVICE CENTER, L.L.C.	DELAWARE	Hyatt Corporation (100%)
HYATT SUMMERFIELD SUITES CANADA, INC.	DELAWARE	Select Hotels Group, L.L.C. (100%)
HYATT TECHNICAL SERVICES COMPANY LIMITED	PRC	HI Holdings Cyprus Limited (100%)
HYATT TRINIDAD LIMITED	TRINIDAD AND TOBAGO	Hyatt Corporation (100%)
HYATT VENTURES, INC.	DELAWARE	Hyatt Corporation (100%)
HYCANADA INC.	ALBERTA, CANADA,	Hyatt Hotels of Canada, Inc. (100%)
HYCARD, INC.	DELAWARE	Hyatt Corporation (100%)
HYEX 57 HOTEL LLC	DELAWARE	HT-Park 57, Inc. (66.7%)
HYP CORPORATION	DELAWARE	Hyatt Corporation (100%)
HYSTAR, L.L.C.	DELAWARE	Select Hotels Group, L.L.C. (100%)
INFORMATION SERVICES LIMITED	HONG KONG (PRC)	Hyatt International - Asia Pacific, Limited (100%)
INTERNATIONAL RESERVATIONS LIMITED	HONG KONG (PRC)	Hyatt International - Asia Pacific, Limited (100%)
JOINT VENTURE ITALKYR CLOSED JOINT STOCK COMPANY	KYRGYZ REPUBLIC	Hyatt International Corporation (88.5%)
JUNIPER HOTELS PRIVATE LIMITED	INDIA	Two Seas Holdings Limited (50%)
K.K. HIGASHIYAMA HOLDING	JAPAN	Hyatt International Holdings Co. (20%)
KEY WESTER LIMITED	FLORIDA	HTS-KW, Inc. (50% GP)
KSA MANAGEMENT, INC.	KANSAS	Select Hotels Group, L.L.C. (100%)
KYOTO HOLDING CO.	CAYMAN ISLANDS	HI Holdings Kyoto Co. (100%)
KYOTO HOTEL HOLDING SARL	SWITZERLAND	Hyatt International (Europe Africa Middle East) LLC (100%)
LHR-PARTNERS, LTD.	KENTUCKY	Hyatt Partnership Interests, L.L.C. (46.304% GP); Hyatt Equities, L.L.C. (53.696% LP)
LHW MONTELAGO INVESTORS, L.L.C .	DELAWARE	Hyatt Corporation (20%)
LORING PARK ASSOCIATES, LIMITED PARTNERSHIP	MINNESOTA	Hyatt Minneapolis, LLC (73.7% GP and 26.2% LP); Hyatt Corporation (0.1% LP)
LOST PINES BEVERAGE, LLC	TEXAS	Hyatt Corporation (100%)
MAHIMA HOLDINGS PRIVATE LIMITED	INDIA	50% interest held by Two Seas Holdings Limited in Juniper Hotels Private Limited, the sole shareholder of the entity
MARION RESERVATION CENTER, L.L.C	DELAWARE	Select Hotels Group L.L.C. (100%)
MAUI BOAT CO.	DELAWARE	Hyatt Corporation (100%)
MENDOZA INVESTMENT COMPANY LIMITED	CAYMAN ISLANDS	Hyatt International Corporation (100%)

Name	Jurisdiction of Incorporation or Organization	Percentage of shares of each class of stock/equity interest outstanding that is owned by Hyatt Hotels Corporation or its subsidiaries	Material Subsidiary
MILAN HOTEL INVESTMENTS B.V.	NETHERLANDS	Hyatt International (Milan) Co. (100%)
MORUMBY HOTEIS LTDA.	BRAZIL
NEPA S.R.L.	ITALY	Milan Hotel Investments B.V. (30%)
NEW HILP GP, LLC	DELAWARE	29.959% held by Grand Hyatt San Antonio, L.L.C. in Hotel Investments Holding Co LLC, the 100% member of the entity
NHJV HOLDING COMPANY, LLC	DELAWARE	23.1547% LP interest held by HTS - NS, L.L.C. in East West Resort Development XII, L.P., L.L.L.P., the 100% member of the entity
NHJV-TAHOE-PHASE I, G.P. (GENERAL PARTNERSHIP)	DELAWARE	HTS - NS, L.L.C. (1% GP interest); 23.1547% LP interest held by HTS - NS, L.L.C. in East West Resort Development XII, L.P., L.L.L.P., the 100% member of NHJV Holding Company, LLC, the holder of 99% GP interest in the partnership
NINGBO MUNICIPAL QIANHU INTERNATIONAL CONFERENCE CENTER DEVELOPMENT CO., LTD.	PRC	Hyatt International Corporation (10%)
NUEVO PLAZA HOTEL LIMITED S.A.	ARGENTINA	50% interest held by Mendoza Investment Company Limited in Nuevo Plaza Hotel Mendoza Limited, the 100% shareholder of the entity
NUEVO PLAZA HOTEL MENDOZA LIMITED	PANAMA	Mendoza Investment Company Limited (50%)
OHIO CENTER HOTEL COMPANY, LTD.	OHIO	Hyatt Partnership Interests, L.L.C. (23.569% LP)
OX PROP LLC	DELAWARE	Hyatt Corporation (100%)
P.T. WYNNCOR BALI	INDONESIA	Hyatt International Corporation (10%)
PARIS HOTEL COMPANY B.V.	NETHERLANDS	PVD Investment Company N.V. (100%)
PARK HYATT HAMBURG GMBH	GERMANY	Hyatt International Corporation (50%)
PARK HYATT HOTEL GMBH	SWITZERLAND	Hyatt International (Europe Africa Middle East) LLC (100%)	X
PARK HYATT WATER TOWER ASSOCIATES, L.L.C.	ILLINOIS	Hyatt Equities, L.L.C. (managing member) and HT-Hotel Equities, Inc. (Preferred Membership Interest)
PCH BEACH RESORT, LLC	CALIFORNIA	Coast Beach, L.L.C. (39.9996%)
PELICAN LANDING GOLF RESORT VENTURES LIMITED PARTNERSHIP	DELAWARE	Hyatt Equities, L.L.C. (49% LP)
PELICAN LANDING TIMESHARE VENTURES LIMITED PARTNERSHIP	DELAWARE	HTS-Coconut Point, Inc. (49% GP)
POLK SMITH REGENCY, LLC	TEXAS	Hyatt Corporation (100%)

Name	Jurisdiction of Incorporation or Organization	Percentage of shares of each class of stock/equity interest outstanding that is owned by Hyatt Hotels Corporation or its subsidiaries	Material Subsidiary
POYDRAS PROPERTIES HOTEL HOLDINGS CO. LLC	DELAWARE	HT-New Orleans Hotel, L.L.C. (100% Class B Member) (15% Residual Interest*)
PT HYATT INDONESIA	INDONESIA	Hyatt International Corporation (99%); Hyatt International Technical Services, Inc., nominee for HIC (1%)
PVD INVESTMENT COMPANY N.V.	CURACAO	Hotel Investors I, Inc. Luxembourg, Schaffhausen Branch (100%)
RCG PROPERTIES, LLC	GEORGIA	Hyatt Equities, L.L.C. (100%)
REGENCY BEVERAGE COMPANY, LLC	TEXAS	Hyatt Corporation (100%)
REGENCY RIVERWALK BEVERAGE, LLC	TEXAS	Hyatt Corporation (100%)
RESERVATIONS CENTER, L.L.C.	DELAWARE	Hyatt Corporation (100%)
RIO JV PARTNERS PARTICIPACOES LTDA.	BRAZIL	HI Holdings Rio S.a.r.l. (99.9999%); Myles McGourty (a Hyatt employee 0.0001%)
ROSEMONT PROJECT MANAGEMENT, L.L.C.	DELAWARE	Hyatt Corporation (100%)
ROUTE 46 MANAGEMENT ASSOCIATES CORP.	DELAWARE	Select Hotels Group, L.L.C. (100%)
ROUTE 46 RESTAURANT CORPORATION	DELAWARE	Route 46 Management Associates Corp. (100%)
ROYAL PALM RESORT, L.L.C.	DELAWARE	Hyatt Equities, L.L.C. (100%)
RUNWAY HOLDING, L.L.C.	DELAWARE	Hyatt Corporation (100%)
RUNWAY, L.L.C.	TEXAS	Runway Holding, L.L.C. (100%)
SAO PAULO INVESTMENT COMPANY INC.	PANAMA	Sao Paulo Investors Limited (50%)
SAO PAULO INVESTORS LIMITED	BAHAMAS	Hotel Investors II, Inc. (100%)
SASIH	FRANCE	Paris Hotel Company B.V. (100%)	X
SDI EQUITIES INVESTOR, INC.	NEVADA	SDI, Inc. (100%)
SDI EQUITIES INVESTOR, L.P.	NEVADA	SDI Equities Investor, Inc. (0.1% GP); SDI, Inc. (99.9% LP)
SDI SECURITIES 11, LLC	NEVADA	SDI Equities Investor, L.P. (100%)
SDI SECURITIES 6, LLC	NEVADA	SDI, Inc. (100%)
SDI, INC.	NEVADA	Hyatt Corporation (100%)
SELECT HOTELS GROUP, L.L.C.	DELAWARE	Hyatt Corporation (100%)	X
SELECT JV HOLDINGS, L.L.C.	DELAWARE	Select Hotels Group, L.L.C. (100%)
SEOUL MIRAMAR CORPORATION	KOREA	SMC Hotels B.V. (50%); Asia Hospitality Investors B.V. (50%)	X
SETTLEMENT INVESTORS INC.	BAHAMAS	Hotel Investors I, Inc. Luxembourg, Schaffhausen Branch (100%)
SFMB, INC.	DELAWARE	Summerfield Hotel Company, L.L.C. (100%)

Name	Jurisdiction of Incorporation or Organization	Percentage of shares of each class of stock/equity interest outstanding that is owned by Hyatt Hotels Corporation or its subsidiaries	Material Subsidiary
SHCP HOTEL, LLC	DELAWARE	BRE/AmeriSuites Properties L.L.C. (50%)
SHCP OPERATING ENTITY, LLC	DELAWARE	BRE/AmeriSuites Properties L.L.C. (50%)
SKS CORP N.V.	CURACAO	Hotel Investors II, Inc. (100%)
SMC HOTELS B.V.	NETHERLANDS	SKS Corp N.V. (100%)
SOUTH AMERICAN HOSPITALITY FUNDING LIMITED	BAHAMAS	Sao Paulo Investors Limited (50%)
SRP INVESTORS, L.P.	DELAWARE	SDI Securities 11, LLC
STANHOPE, L.L.C.	DELAWARE	Hyatt Equities, L.L.C. (100%)
STARHILL LORING PARK, L.L.C.	DELAWARE	Loring Park Associates, Limited Partnership (50%*)
SUGAR LAND/HP, LLC	DELAWARE	BRE/AmeriSuites TXNC Properties L.P. (50%)
SUMMERFIELD HOTEL COMPANY, L.L.C.	KANSAS	Summerfield Hotel Holding Company, L.L.C. (100%)
SUMMERFIELD HOTEL HOLDING COMPANY, L.L.C.	DELAWARE	Select Hotels Group, L.L.C. (100%)
SUNSET HARBOR DEVELOPMENT PARTNERSHIP (GENERAL PARTNERSHIP)	FLORIDA	HTS-Key West, Inc. (50% GP)
THE GREAT EASTERN HOTEL COMPANY LIMITED	ENGLAND AND WALES	The Great Eastern Hotel Holding Company Limited (100%)	X
THE GREAT EASTERN HOTEL HOLDING COMPANY LIMITED	ENGLAND AND WALES	Zurich Hotel Investments B.V. (100%)
TOP OF MILL INVESTORS, LLC	DELAWARE	HTS-Aspen, LLC (26%)
TWO SEAS HOLDINGS LIMITED	MAURITIUS	HI Holdings Cyprus Limited (100%)
VACATION OWNERSHIP LENDING GP, INC.	DELAWARE	Hyatt Corporation (100%)
VACATION OWNERSHIP LENDING, L.P.	DELAWARE	Vacation Ownership Lending GP, Inc. (1% GP); VOL Investors, L.P. (99% LP)
VOL GP, INC.	DELAWARE	Hyatt Corporation (100%)
VOL INVESTORS, L.P.	DELAWARE	VOL GP, Inc. (1% GP); HTS-Loan Servicing, Inc. (99% LP)
W2007 WKH HOLDINGS, LLC	DELAWARE	Hyatt Corporation (9.99%)
W2007 WKH HOTEL TRS, LLC	DELAWARE	Hyatt Corporation (500 preferred interests) (Preferred Member)
WAILEA HOTEL & BEACH RESORT, L.L.C.	DELAWARE	3.85% interest held by Hyatt Corporation in Wailea Hotel Holdings, L.L.C., the sole member of the entity
WAILEA HOTEL HOLDINGS, L.L.C.	DELAWARE	Hyatt Corporation (3.85% Membership Percentage*) (50% Residual Percentage)

Name	Jurisdiction of Incorporation or Organization	Percentage of shares of each class of stock/equity interest outstanding that is owned by Hyatt Hotels Corporation or its subsidiaries	Material Subsidiary
WATER HOUSE ON MAIN STREET, LLC	DELAWARE	HTS-Main Street Station, Inc. (1%)
WEST END RESIDENCES, L.L.C.	DELAWARE	Hyatt Equities, L.L.C. (100%)
WINDWARD POINTE II, L.L.C.	DELAWARE	50% GP interest held by HTS-KW, Inc.in Key Wester Limited, the sole member of the entity
WOODFIELD FINANCIAL CONSORTIUM, L.L.C.	DELAWARE	Hyatt Corporation (100%)
ZURICH ESCHERWIESE HOTEL GMBH	SWITZERLAND	HI Holdings Zurich S.a.r.l. (100%)	X
ZURICH HOTEL INVESTMENTS B.V.	NETHERLANDS	Hyatt International Holdings Co. (100%)

Schedule 3.19

Insurance

Global Insurance Programs 2010-2011

Effective Dates: November 1, 2010 – October 31, 2011. Insurance coverage is subject to participation in various Hyatt Programs and policy terms and conditions and this summary does not modify the same.

Liability Insurance – Primary and Excess Liability Insurance with global coverage for any judgment, settlement or defense costs arising from claims, including terrorism, resulting from operations, goods and services, premises and automobiles.

Insurer:	Primary USA and Canada:	National Union and AIG of Canada
	Primary International:	Insurance Company of the State of Pennsylvania (auto is DIC only-auto coverage must be placed local)
	Excess-Umbrella:	Illinois National, Allied World Swiss Re, Ace, Lexington, Catlin, Argo, XL Bermuda and Arch

Deductible:	$500,000 per occurrence
Policy Limit:	Primary:	US$2 million
	Excess-Umbrella:	US$425 million

Property Insurance – All Risk Property Insurance with global coverage for any loss resulting from a covered risk including fire, terrorism, flood, earthquake, windstorm and other natural disasters. Covered property includes buildings, equipment, inventory, fixtures, personal property, boiler and machinery and business interruption resulting from a covered peril. Additions to the program and new Hotels must confirm with Risk Management deductibles, limits, sublimits and coverages including but not limited to flood, earthquake, windstorm and terrorism.

Insurer:	Lead:	Factory Mutual (FM); Lexington Insurance Company (International)
	Excess:	FM, Lexington/Chartis, Lloyd’s London, Lancashire, Swiss Re, Torus, Partner Re, Ace, Scor Re, Axis, Liberty Mutual, Arch, Hyundai Marine, Fuji Japan, Maiden Re, Max Bermuda, XL and Hannover Re
Deductible:	Flood:	US$500,000 building and contents, and, US$250,000 BI, Zone A and V; and, US$250,000 all other
	Earthquake:	5% TIV Argentina, CA, Marion IL, Memphis TN; 3% TIV Vancouver and Seattle; 1% TIV Aruba, Azerbaijan, Puerto Rico; and, all subject to US$250,000 minimum; US$25,000 all other

Windstorm:	5% TIV Aruba, Savannah, Puerto Rico, FL (3% TIV Orlando and Lakeland); 2% TIV Korea; and, all subject to US$250,000 minimum; US$250,000 CT, Chesapeake, MA, NJ, NY; US$25,000 all other
Terrorism:	US$250,000 USA; US$100,000 and 7 days International
All Other:	US$250,000 subject to $1 million aggregate deductible limit and then $25,000 maintenance deductible for each claim thereafter

Policy Limit:	Full Replacement cost subject to US$1 billion limit per occurrence
Sublimit:	Flood:	US$250 million per occurrence and in the aggregate
	Earthquake:	US$150 million CA; US$250 million all other per occurrence and in the aggregate
	Terrorism	US$1 billion USA; US$250 million International; and, subject to declared values and Pool Re (U.K.), GAREAT (France) and TRIA (USA)

Global Insurance Programs 2010-2011

Effective Dates: November 1, 2010 – October 31, 2011. Insurance coverage is subject to participation in various Hyatt Programs and policy terms and conditions and this summary does not modify the same.

Crime Insurance – Crime Insurance covering global loss of money and securities due to crime, theft or conversion from the hotel premises by employees or others and loss of monies while in transit.

Insurer:	Primary:	Zurich American Insurance Company
	Excess:	Great American Insurance Company
Deductible:	US$250,000 per occurrence
Policy Limit:	US$25 million

Employment Practices Liability Insurance – Liability Insurance for claims arising out of alleged harassment, discrimination and wrongful discharge.

Insurer:	Lexington Insurance Company
Deductible:	$500,000 self-insured retention
Policy Limit:	US$25 million

Schedule 3.22

Labor Matters

No material update beyond what was in the general risk factors disclosure in our most recent 10Q.

Schedule 4.1(d)

[FORM OF]

SECRETARY’S CERTIFICATE

[CREDIT PARTY]

Pursuant to Section 4.1(d) of the Amended and Restated Credit Agreement, dated as of September 9, 2011 (as amended, restated or otherwise modified, the “Credit Agreement”; capitalized terms used herein and not defined shall have the meanings provided in the Credit Agreement), by and among HYATT HOTELS CORPORATION, a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower from time to time party thereto, as Guarantors, the Lenders from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent, the undersigned [Secretary] of [CREDIT PARTY], in [his]/[her] capacity as the [Secretary] of [CREDIT PARTY], and not in any individual capacity, hereby certifies as follows:

1. Attached hereto as Exhibit A is a true and complete copy of the [articles of incorporation] [certificate of formation] [certificate of limited partnership] of [CREDIT PARTY] and all amendments thereto as in effect on the date hereof.

2. Attached hereto as Exhibit B is a true and complete copy of the [bylaws] [operating agreement] [partnership agreement] of [CREDIT PARTY] and all amendments thereto as in effect on the date hereof.

3. Attached hereto as Exhibit C is a true and complete copy of resolutions duly adopted by the board of directors of [CREDIT PARTY] on the date indicated therein. Such resolutions have riot in any way been rescinded or modified and have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect, and such resolutions are the only corporate proceedings of [CREDIT PARTY] now in force relating to or affecting the matters referred to therein.

4. The following persons are now the duly elected and qualified officers of [CREDIT PARTY], holding the offices indicated next to the names below on the date hereof, and the signatures appearing opposite the names below arc their true and genuine signatures, and each of such officer’s is duly authorized to execute and deliver on behalf of [CREDIT PARTY] the Credit Agreement, the Notes and the other Credit Documents to be issued pursuant thereto:

Name	Office	Signature

IN WITNESS WHEREOF, I hereunder subscribe my name as of the             day of             , 2011.

Name:
Title:

I,                      the                      of [CREDIT PARTY], hereby certify that                      is the duly elected and qualified                  of [CREDIT PARTY] and that his/her true signature is set forth above.

Name:
Title:

Schedule 5.2(a)

[FORM OF]

OFFICER’S COMPLIANCE CERTIFICATE

For the fiscal period ended             , 20    .

I,                     ,                      of HYATT HOTELS CORPORATION, a Delaware corporation (the “Borrower”), hereby certify on behalf of the Credit Parties and not in any individual capacity that, with respect to that certain Amended and Restated Credit Agreement, dated as of September 9, 2011 (as amended, restated or otherwise modified, the “Credit Agreement”; capitalized terms used herein and not defined shall have the meanings provided in the Credit Agreement), by and among the Borrower, certain Subsidiaries of the Borrower from time to time party thereto (the “Guarantors”), the lenders from time to lime party thereto (the “Lenders”) and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders (the “Administrative Agent”):

(a) to the best of my knowledge and belief, the financial statements provided by the Borrower to the Administrative Agent and the Lenders fairly present in all material respects the financial condition of the parties covered by such financial statements;

(b) I have obtained no knowledge of any Default or Event of Default under the Credit Agreement;* and

(c) attached hereto on Annex A are calculations in reasonable detail demonstrating compliance by the Credit Parties with the financial covenants contained in Section 5.9 of the Credit Agreement as of the last day of the fiscal period referred to above.

IN WITNESS WHEREOF, the undersigned has executed this officer’s compliance certificate this day of                     , 20    .

HYATT HOTELS CORPORATION, a Delaware corporation

By:
Name:
Title:

*

If a Default or Event of Default shall have occurred, an explanation of such Default or Event of Default shall be provided on a separate page attached hereto together with an explanation of the action taken or proposed to be taken by the Borrower with respect thereto.

Annex A

to Officer’s Compliance Certificate

Financial Covenant Calculations

[to be completed by the Borrower]

Schedule 5.8

[FORM OF]

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (the “Agreement”), dated as of ,                     , 20    , is by and between                     , a                      (the “Subsidiary Guarantor”), the Borrower (as defined below) and WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as Administrative Agent under that certain Amended and Restated Credit Agreement, dated as of September 9, 2011 (as amended, restated or otherwise modified, the “Credit Agreement”), by and among HYATT HOTELS CORPORATION, a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower from time to time party thereto (the “Guarantors”), the lenders from time to time party thereto (the “Lenders”) and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders (the “Administrative Agent”). Capitalized terms used herein but not otherwise defined shall have the meanings provided in the Credit Agreement.

The Credit Parties are required by Section 5.8 of the Credit Agreement to cause the Subsidiary Guarantor to become a “Guarantor” thereunder.

Accordingly, the Subsidiary Guarantor hereby agrees as follows with the Administrative Agent, for the benefit of the Lenders:

1. The Subsidiary Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary Guarantor will be deemed to be a party to the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement and the other Credit Documents, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement and the other Credit Documents. The Subsidiary Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Documents, including without limitation (a) all of the representations and warranties of the Credit Parties set forth in Section 5 of the Credit Agreement and (b) all of the affirmative and negative covenants set forth in Sections 6 and 7 of the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the Subsidiary Guarantor hereby jointly and severally together with the other Guarantors, guarantees to each Lender, the Administrative Agent, the Swingline Lender and the Issuing Lender as provided in the Credit Agreement the prompt payment and performance of the Credit Party Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof and agrees that if any of such Credit Party Obligations are not paid or performed in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the Subsidiary Guarantor will, jointly and severally together with the other Guarantors, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Credit Party Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

2. The Subsidiary Guarantor acknowledges and confirms that it has received a copy of the Credit Agreement and the schedules and exhibits thereto. The information on the schedules to the Credit Agreement is hereby amended to provide the information shown on the attached Schedule A.

3. The Borrower confirms that all of its obligations under the Credit Agreement are, and upon the Subsidiary Guarantor becoming a Guarantor, shall continue to be, in full force and effect. The parties hereto confirm and agree that immediately upon the Subsidiary Guarantor becoming a Guarantor, the term “Credit Party Obligations,” as used in the Credit Agreement, shall include all obligations of such Subsidiary Guarantor under the Credit Agreement and under each other Credit Document.

4. The Subsidiary Guarantor hereby agrees that upon becoming a Guarantor it will assume all Credit Party Obligations of a Guarantor as set forth in the Credit Agreement.

5. Each of the Borrower and the Subsidiary Guarantor agrees that at any time and from time to time, upon the written request of the Administrative Agent, it will execute and deliver such further documents and do such further acts and things as the Administrative Agent may reasonably request in order to effect the purposes of this Agreement.

6. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

7. This Agreement shall be governed by and construed and interpreted m accordance with the laws of the State of Illinois.

[Signature on Following Page]

IN WITNESS WHEREOF, each of the Borrower and the Subsidiary Guarantor has caused this Joinder Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

SUBSIDIARY GUARANTOR:	[SUBSIDIARY GUARANTOR]

By:
Name:
Title:

BORROWER:	HYATT HOTELS CORPORATION, a Delaware corporation

By:
Name:
Title:

Acknowledged and accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

SCHEDULE A

to

Joinder Agreement

SCHEDULES TO CREDIT AGREEMENT

Schedule 6.1

Liens

Schedule 6.2 LIENS

As of 8/31/2011

Description of Lien	Lien Holder(s)

SELECT HOTELS GROUP, L.L.C. (Hyatt Place Atlanta / Buckhead Property) Capital lease on land and improvements	J.H. Holdings, LTD.

JOINT VENTURE ITALKYR CLOSED JOINT STOCK COMPANY (Hyatt Regency Bishkek) First mortgage lien on hotel property - first mortgage	The Ministry of State Property of the Kyrgyz Republic; Mr. Blotbek Argynov

H.E. SAN ANTONIO, L.L.C. (Hyatt Regency San Antonio) First mortgage lien on hotel property - first mortgage	Asset Securitization Corporation Commercial Mortgage Pass-Through Certificates Series 1996-D3

H.E. SAN ANTONIO, L.L.C. (Hyatt Regency San Antonio) Refrigerator lease	California First Leasing Corporation

H.E. GRAND CYPRESS, L.L.C. (Hyatt Regency Grand Cypress) Capital lease on land and improvements	Grand Cypress Hotel, LP

H.E. NEWPORT, L.L.C. and HTS - NS, L.L.C. (Andaz Fifth Avenue) Mechanics lien claim, with a foreclosure lawsuit filed, for approximately $1mm	Primiano Electric Company

Schedule 10.2

Administrative Agent’s Addresses:

Wells Fargo Bank, National Association, as Administrative Agent

1750 H. Street, NW, Suite 550

Washington, D.C. 20006

Attn: Mark Monohan

Telephone: 202-303-3017

Telecopy: 202-429-2984

With a copy to:

Wells Fargo Bank, National Association

2030 Main Street, Suite 500

Irvine, California 92614

Attn: Liz Donchey

Telephone: 949-251-4337

Telecopy: 949-251-4983

And in the case of notices under Section 2:

Wells Fargo Bank, National Association, as Administrative Agent

Minneapolis Loan Center

733 Marquette Avenue

10th Floor, MAC: N9306-102

Minneapolis, Minnesota 55402

Attn: Joann M. Adams

Telephone: 612-667-4509

Telecopy: 866-595-7864

With respect to Foreign Currency Loans:

Wells Fargo Bank, National Association

Minneapolis Loan Center

733 Marquette Avenue

10th Floor, MAC: N9306-102

Minneapolis, Minnesota 55402

Attn: Joann M. Adams

Telephone: 612-667-4509

Telecopy: 866-595-7864

Schedule 10.6

[FORM OF]

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]* Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]† Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]‡ hereunder are several and not joint.]§ Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each

*	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
†	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
‡	Select as appropriate.
§	Include bracketed language if there are either multiple Assignors or multiple Assignees.

such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower(s):	HYATT HOTELS CORPORATION

4.	Administrative Agent:	Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The $1,500,000,000.00 Credit Agreement dated as of September , 2011 among Hyatt Hotels Corporation, the Lenders parties thereto, Wells Fargo Bank, National Association, as Administrative Agent, and the other parties thereto.

6.	Assigned Interest[s]:

Assignor[s]**	Assignee[s]††	Facility Assigned‡‡	Aggregate Amount of Commitment/ Loans for all Lenders§§	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans***	CUSIP Number
			$	$	%
			$	$	%

[7.	Trade Date:	]†††

[Signature Pages Follow]

**	List each Assignor, as appropriate.
††	List each Assignee, as appropriate.
‡‡	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Commitment”, “Revolving Loan”, etc.)
§§	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
***	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
†††	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:                          , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]‡‡‡

[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S]§§§

[NAME OF ASSIGNEE]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Page Break]

‡‡‡	Add additional signature blocks as needed.
§§§	Add additional signature blocks as needed.

[Consented to and]**** Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

[Consented to:]††††

HYATT HOTELS CORPORATION

By:
Name:
Title:

****	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
††††	Include signature of the Borrower only if required under Section 10.6. of the Credit Agreement.

ANNEX 1

[                     ]‡‡‡‡

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee as defined in the Credit Agreement (subject to such consents, if any, as may be required under such definition), (iii) from and after the Effective Date specified for this Assignment and Assumption, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the financial statements referenced in Section 6.1.(k) thereof or of the most recent financial statements delivered pursuant to Section 8.1 or 8.2. thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by

‡‡‡‡	Describe Credit Agreement at option of Administrative Agent.

[the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date specified for this Assignment and Assumption. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to such Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.